    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1996
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        THE CHICAGO DOCK AND CANAL TRUST
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          Common Shares, no par value, of the Registrant

     (2)  Aggregate number of securities to which transaction applies:

        6,415,928 (assuming the exercise of all outstanding in the money options to purchase Common Shares)

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          $21.00

     (4)  Proposed maximum aggregate value of transaction:

          $127,620,615 (equals number of outstanding Common Shares multiplied by $21.00 plus number of outstanding in the money options multiplied by $21.00 minus the aggregate exercise price of such options)

     (5)  Total fee paid:

         $25,524, equaling 1/50th of one percent of the proposed maximum aggregate value of transaction.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                    PRELIMINARY COPY DATED OCTOBER 29, 1996

                [LETTERHEAD OF THE CHICAGO DOCK AND CANAL TRUST]

                                                                          , 1996

To:  The Shareholders of The Chicago Dock and Canal Trust:

     You are cordially invited to attend a Special Meeting of Shareholders of
The Chicago Dock and Canal Trust (the "Trust") to be held at           A.M.,
Chicago time, on               , January   , 1997, at the
                                                                               .

     As described in the enclosed Proxy Statement, at the Special Meeting you will be asked to consider and vote upon proposals to approve and adopt (i) an Agreement and Plan of Merger dated September 27, 1996 (the "Merger Agreement"), among Newsweb Corporation, an Illinois corporation ("Newsweb"), CDCT Acquisition Trust, a 99% owned subsidiary of Newsweb ("Sub"), and the Trust, and the Merger (as defined below) contemplated thereby (the Merger Agreement and the Merger being referred to herein as the "Merger Proposal"), and (ii) an amendment (the "Trust Amendment") of the Amended and Restated Declaration of Trust, as amended, of the Trust as described herein. Under the Merger Agreement, Newsweb would acquire the Trust by merging the Trust into Sub and each outstanding Common Share of beneficial interest, without par value (a "Share"), of the Trust would be converted into the right to receive $21.00 in cash (the "Merger").

     Your Board of Trustees has determined that the terms of the Merger are fair to, and in the best interests of, the Trust and the Trust's shareholders and has unanimously approved the Merger Proposal and the Trust Amendment. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER PROPOSAL AND THE TRUST AMENDMENT.

     The Merger Agreement provides that the consummation of the Merger is subject to certain conditions, including approval and adoption of the Merger Proposal and the Trust Amendment by the affirmative vote of the holders of at least two-thirds of the outstanding Shares entitled to vote thereon. Only
holders of Shares of record at the close of business on             , 1996, are
entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

     You are urged to read the accompanying Proxy Statement, which provides a description of the terms of the Merger Agreement, the Merger and the Trust Amendment. A copy of the Merger Agreement is included as Appendix A to the enclosed Proxy Statement and a copy of the Trust Amendment is included as Appendix B to the enclosed Proxy Statement.

     IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Failure to return a properly executed proxy card or vote at the Special Meeting would have the same effect as a vote against the Merger Proposal and the Trust Amendment. Executed proxies with no instructions indicated thereon will be voted for approval and adoption of the Merger Proposal and the Trust Amendment. PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. In the event the Merger is consummated, you will be sent a letter of transmittal for that purpose at or about that time.

                                          Sincerely,

                                          CHARLES R. GARDNER
                                          President

                    PRELIMINARY COPY DATED OCTOBER 29, 1996

                        THE CHICAGO DOCK AND CANAL TRUST
                      455 EAST ILLINOIS STREET, SUITE 565
                            CHICAGO, ILLINOIS 60611

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that a Special Meeting (the "Special Meeting") of Shareholders (the "Shareholders") of The Chicago Dock and Canal Trust (the
"Trust") will be held on               , January   , 1997, at           A.M.,
Chicago time, at the                      , for the following purposes:

          (i) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated September 27, 1996 (the "Merger Agreement"), among Newsweb Corporation, an Illinois corporation ("Newsweb"), CDCT Acquisition Trust, an Illinois business trust and a 99% owned subsidiary of Newsweb ("Sub"), and the Trust, and the Merger (as defined below) contemplated thereby (the Merger Agreement and the Merger being referred to herein as the "Merger Proposal"). A copy of the Merger Agreement is attached to the accompanying Proxy Statement as Appendix A. As more fully described in the Proxy Statement, the Merger Agreement provides that: (A) the Trust would be merged with and into Sub, with Sub continuing as the surviving trust (the "Merger"); and (B) each outstanding Common Share of beneficial interest, without par value (a "Share"), of the Trust (other than certain Shares owned by the Trust or any subsidiary of the Trust, which would be cancelled), would be converted, upon the consummation of the Merger, into the right to receive $21.00 in cash.

          (ii) To consider and vote upon a proposal to approve and adopt an amendment (the "Trust Amendment") of the Amended and Restated Declaration of Trust, as amended, of the Trust in the form attached to the accompanying Proxy Statement as Appendix B.

          (iii) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Trustees has fixed the close of business on             ,
1996, as the record date for the determination of Shareholders entitled to notice of and to vote at the Special Meeting. Only holders of Shares of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

     The accompanying Proxy Statement describes the Merger Proposal and the Trust Amendment. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Special Meeting. Executed proxies with no instructions indicated thereon will be voted for approval and adoption of the Merger Proposal and the Trust Amendment. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted at the Special Meeting.

                                          By Order of the Board of Trustees,

                                          MICHAEL F. CSAR
                                          Secretary

Chicago, Illinois
            , 1996

     THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER PROPOSAL AND THE TRUST AMENDMENT.

     THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES ENTITLED TO VOTE THEREON IS REQUIRED TO APPROVE AND ADOPT THE MERGER PROPOSAL AND THE TRUST AMENDMENT. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. ANY SHAREHOLDER PRESENT AT THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEREOF, MAY REVOKE SUCH HOLDER'S PROXY AND VOTE PERSONALLY ON THE MERGER PROPOSAL AND THE TRUST AMENDMENT AT THE SPECIAL MEETING.

     PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME.

                    PRELIMINARY COPY DATED OCTOBER 29, 1996

                        THE CHICAGO DOCK AND CANAL TRUST
                      455 EAST ILLINOIS STREET, SUITE 565
                            CHICAGO, ILLINOIS 60611

                                PROXY STATEMENT

                        SPECIAL MEETING OF SHAREHOLDERS
                                JANUARY   , 1997

     This Proxy Statement (the "Proxy Statement") is being furnished to the holders of Common Shares of beneficial interest, without par value ("Shares"), of The Chicago Dock and Canal Trust, an Illinois business trust (the "Trust"), in connection with the solicitation of proxies by the Board of Trustees of the Trust (the "Board of Trustees" or the "Board") for use at the Special Meeting of
Shareholders (the "Special Meeting") to be held on                , January   ,
1997, at           A.M., Chicago time, at                     . The Board of
Trustees has fixed the close of business on             , 1996, as the record
date (the "Record Date") for the Special Meeting with respect to this solicitation.

     At the Special Meeting, the holders of Shares (the "Shareholders") will consider and vote upon proposals to approve and adopt (a) an Agreement and Plan of Merger dated September 27, 1996 (the "Merger Agreement"), among Newsweb Corporation, an Illinois corporation ("Newsweb"), CDCT Acquisition Trust, an Illinois business trust and a 99% owned subsidiary of Newsweb ("Sub"), and the Trust, and the Merger (as defined below) contemplated thereby (the Merger Agreement and the Merger being referred to herein as the "Merger Proposal"), and
(b) an amendment (the "Trust Amendment") of the Amended and Restated Declaration of Trust, as amended, of the Trust (the "Declaration of Trust"). A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A. A copy of the Trust Amendment is attached to this Proxy Statement as Appendix B. Pursuant to the Merger Agreement and subject to satisfaction of the conditions set forth therein, (i) the Trust would be merged into Sub (the "Merger"), with Sub continuing as the surviving trust (the "Surviving Company") and (ii) each outstanding Share (other than certain shares owned by the Trust or any subsidiary of the Trust, which would be cancelled) would be converted, upon the consummation of the Merger, into the right to receive $21.00 in cash (the "Merger Consideration").

     The Board has determined that the terms of the Merger are fair to, and in the best interests of, the Trust and the Shareholders and has unanimously approved the Merger Agreement, the Merger and the Trust Amendment. THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE MERGER PROPOSAL AND THE TRUST AMENDMENT.

     The Shares are traded on the National Market System of the National Association of Securities Dealers Automated Quotation System ("Nasdaq") under the symbol "DOCKS." On February 27, 1996, the last trading day prior to the Trust's public announcement that it had formed a special committee of its Board of Trustees to study strategic alternatives available to the Trust to maximize Shareholder value, the last reported sale price of the Shares, as reported by Nasdaq, was $12.00 per Share. On September 27, 1996, the last trading day prior to the execution of the Merger Agreement, the last reported sale price of the
Shares, as reported by Nasdaq, was $15.50 per Share. On           , 1996, the
last trading day prior to the date of this Proxy Statement, the last reported
sale price of the Shares, as reported by Nasdaq, was $          per share.

     SHAREHOLDERS ARE URGED TO READ AND CONSIDER CAREFULLY THE INFORMATION CONTAINED IN THIS PROXY STATEMENT AND TO CONSULT WITH THEIR PERSONAL FINANCIAL AND TAX ADVISORS.

     This Proxy Statement, the accompanying Notice of Special Meeting and the accompanying proxy are first being mailed to Shareholders on or about
  , 1996.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                             ---------------------

            THE DATE OF THIS PROXY STATEMENT IS             , 1996.

                             ---------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE TRUST OR NEWSWEB SINCE THE DATE HEREOF.

     As used herein, unless the context otherwise clearly requires: "Trust" refers to The Chicago Dock and Canal Trust and its consolidated subsidiaries, "Newsweb" refers to Newsweb Corporation and its consolidated subsidiaries, including Sub, and "Merger Proposal" refers to the Merger Agreement and the Merger. Capitalized terms not defined in the Proxy Statement have the respective meanings specified in the Merger Agreement.

                             ---------------------

                             ADDITIONAL INFORMATION

     The Trust is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by the Trust may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and Suite 1300, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     All information contained in this Proxy Statement concerning Newsweb and its subsidiaries, including Sub, has been supplied by Newsweb and has not been independently verified by the Trust. Except as otherwise indicated, all other information contained in this Proxy Statement has been supplied by the Trust.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        -----
SUMMARY...............................................................................  1
  The Special Meeting.................................................................  1
  Parties to the Merger Agreement.....................................................  1
  The Merger..........................................................................  2
  The Merger Agreement................................................................  3
  Source and Amount of Funds..........................................................  5
  Interests of Certain Persons in the Merger..........................................  5
  The Trust Amendment.................................................................  5
  Market Prices of the Shares.........................................................  6
  Security Ownership of Certain Beneficial Owners and Management......................  6
  Selected Consolidated Financial Data................................................  6
THE SPECIAL MEETING...................................................................  7
  Date, Place and Time................................................................  7
  Purpose.............................................................................  7
  Record Date; Voting Rights..........................................................  7
  Quorum..............................................................................  7
  Proxies.............................................................................  7
  Required Vote.......................................................................  8
  Solicitation of Proxies.............................................................  8
PARTIES TO THE MERGER AGREEMENT.......................................................  8
  The Trust...........................................................................  8
  Newsweb.............................................................................  8
  Sub.................................................................................  8
THE MERGER............................................................................  9
  Background of the Merger............................................................  9
  Reasons for the Merger; Recommendation of the Board.................................  12
  Opinion of Financial Advisor........................................................  13
  Certain Federal Income Tax Consequences.............................................  17
  Absence of Appraisal Rights.........................................................  18
  Accounting Treatment................................................................  18
  Delisting and Deregistration of Shares..............................................  18
THE MERGER AGREEMENT..................................................................  19
  The Merger..........................................................................  19
  Conditions to the Merger............................................................  20
  Termination of the Merger Agreement.................................................  21
  No Solicitation.....................................................................  21
  Fees and Expenses...................................................................  22
  Conduct of Business by the Trust....................................................  23
  Trust Stock Options.................................................................  25
  Indemnification and Insurance.......................................................  25
  Reasonable Efforts..................................................................  26
  Representations and Warranties......................................................  26
  Severance Policy and Other Agreements...............................................  26
  Redemption of Rights................................................................  26
  Assignment..........................................................................  27
SOURCE AND AMOUNT OF FUNDS............................................................  27
INTERESTS OF CERTAIN PERSONS IN THE MERGER............................................  27
MARKET PRICES OF THE SHARES...........................................................  29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........................  30
THE TRUST AMENDMENT...................................................................  32

                                                                                        PAGE
                                                                                        -----
SELECTED CONSOLIDATED FINANCIAL DATA..................................................  33
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................  34
  Financial Condition.................................................................  34
  Results of Operations -- Three Months Ended July 31, 1996 Versus Three Months Ended
     July 31, 1995....................................................................  34
  Results of Operations -- Fiscal 1996 Versus Fiscal 1995.............................  35
  Results of Operations -- Fiscal 1995 Versus Fiscal 1994.............................  36
  Liquidity and Capital Resources -- Three Months Ended July 31, 1996 Versus Three
     Months Ended July 31, 1995.......................................................  37
  Liquidity and Capital Resources -- Fiscal 1996 Versus Fiscal 1995...................  37
  Liquidity and Capital Resources -- Fiscal 1995 Versus Fiscal 1994...................  38
  Liquidity and Capital Resources -- General Discussion...............................  39
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................  41
INDEPENDENT AUDITORS..................................................................  42
OTHER MATTERS.........................................................................  42
CONSOLIDATED FINANCIAL STATEMENTS.....................................................  F-1
APPENDIX A -- AGREEMENT AND PLAN OF MERGER
APPENDIX B -- TRUST AMENDMENT
APPENDIX C -- OPINION OF FINANCIAL ADVISOR

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement and the Appendices hereto. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Proxy Statement and the Appendices hereto.

                              THE SPECIAL MEETING

Date, Place and Time.......  The Special Meeting will be held at      A.M.,
                             Chicago time, on January   , 1997, at
                                                  .

Purpose....................  To consider and vote upon proposals to approve and adopt the Merger Proposal and the Trust Amendment and to transact such other business as may properly come before the Special Meeting. See "THE SPECIAL MEETING -- Purpose."

Record Date; Voting
Rights.....................  Only Shareholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the Special Meeting and any adjournment or postponement thereof. At the close of business on the Record Date, there were
                                    Shares outstanding, each of which entitles
                             the registered holder thereof to one vote on each matter voted upon at the Special Meeting. See "THE SPECIAL MEETING -- Record Date; Voting Rights."

Quorum.....................  The holders of a majority of the Shares outstanding and entitled to vote must be present in person or represented by proxy at the Special Meeting in order for a quorum to be present. See "THE SPECIAL MEETING -- Quorum."

Required Vote..............  Approval of the Merger Proposal and the Trust
                             Amendment will require the affirmative vote of the holders of at least two-thirds of the outstanding Shares entitled to vote thereon. See "THE SPECIAL MEETING -- Required Vote," "THE MERGER AGREEMENT -- Conditions to the Merger," "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "THE TRUST AMENDMENT." THE MERGER CANNOT BE CONSUMMATED WITHOUT APPROVAL OF THE MERGER PROPOSAL OR, UNLESS THE TRUST AND NEWSWEB SHALL HAVE AGREED TO WAIVE THE CONDITION THAT THE SHAREHOLDERS ALSO APPROVE THE TRUST AMENDMENT, THE APPROVAL OF THE TRUST AMENDMENT.

                        PARTIES TO THE MERGER AGREEMENT

The Chicago Dock and Canal
  Trust....................  The Trust is an Illinois business trust which owns partially developed land located in downtown
                             Chicago, Illinois and income producing real property in Chicago and elsewhere. Its principal executive offices are located at 455 East Illinois Street, Suite 565, Chicago, Illinois 60611 and its telephone number is (312) 467-1870. See "PARTIES TO THE MERGER AGREEMENT -- The Trust".

Newsweb Corporation........  Founded in 1971, Newsweb's two principal businesses are printing and television broadcasting. Newsweb's television station, WPWR-TV Channel 50, is affiliated with the United Paramount Network and provides general entertainment programming to the Chicago metropolitan area. Newsweb's printing division prints a variety of community, ethnic and school newspapers and other publications on behalf of various organizations in the Chicago metropolitan area. Newsweb's principal executive offices are located at 1645 West Fullerton, Chicago, Illinois 60614 and its telephone number is
                             (312) 975-0400. See "PARTIES TO THE MERGER
                             AGREEMENT -- Newsweb."

Sub........................  Sub is an Illinois business trust formed solely for the purpose of consummating the Merger. Sub has minimal assets and no business and has carried on no activities which are not directly related to its formation and its execution of the Merger Agreement. Its principal executive offices are located at 1645 West Fullerton, Chicago, Illinois 60614 and its telephone number is (312) 975-0400. See "PARTIES TO THE MERGER AGREEMENT -- Sub."

Assignment of Rights.......  Pursuant to the Merger Agreement, Newsweb may
                             assign, in its sole discretion, any or all of its rights, interests and obligations under the Merger Agreement to any Affiliate (as defined in the Merger Agreement) of Newsweb, provided Newsweb guarantees the obligation of such assignees through the Closing Date (as defined in the Merger Agreement). Pursuant to the Merger Agreement, at the election of Newsweb, any direct or indirect wholly owned subsidiary of Newsweb may be substituted for Sub as a constituent company in the Merger. In such event, the parties to the Merger Agreement shall execute an appropriate amendment to the Merger Agreement in order to reflect such substitution. See "THE MERGER
                             AGREEMENT -- Assignment."

                                   THE MERGER

Recommendation of the Board
of Trustees................  The Board of Trustees has determined that the terms of the Merger are fair to, and in the best interests of, the Trust and the Shareholders and has unanimously approved the Merger Proposal. THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE MERGER PROPOSAL. See "THE
                             MERGER -- Reasons for the Merger; Recommendation of the Board."

Opinion of Financial
Advisor....................  Lehman Brothers Inc. ("Lehman Brothers") has acted as financial advisor to the Trust in connection with the Merger and delivered its opinion on September 27, 1996 to the Board to the effect that, as of the date of such opinion, from a financial point of view the consideration to be received by the Shareholders pursuant to the Merger is fair to such Shareholders. The full text of such written opinion of Lehman dated September 27, 1996, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the scope of review undertaken, is attached to this Proxy Statement as Appendix C and should be read carefully in its entirety. See "THE
                             MERGER -- Opinion of Financial Advisor."

Certain Federal Income Tax
  Consequences.............  In general, each holder of Shares will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash received pursuant to the Merger and such holder's adjusted tax basis for its Shares. Such gain or loss generally will be treated as a capital gain or capital loss provided the Shares were a capital asset in the hands of such holder. Such transaction may also be taxable under applicable state, local and foreign tax laws and may be subject to backup withholding. All Shareholders are urged to consult their own tax advisers. See "THE MERGER -- Certain Federal Income Tax Consequences."

Absence of Appraisal
Rights.....................  Neither the Illinois laws governing Illinois business trusts, such as the Trust, nor the Declaration of Trust, including the Trust Amendment, provide holders of Shares the right to dissent from the Merger and seek an appraisal of their Shares. See "THE MERGER -- Absence of Appraisal Rights."

Accounting Treatment.......  The Trust understands that the Merger will be accounted for by Newsweb as a "purchase" under generally accepted accounting principles. See "THE MERGER -- Accounting Treatment."

                              THE MERGER AGREEMENT

Conversion of Securities...  At the Effective Time (as hereinafter defined) of the Merger each issued and outstanding Share will be converted into the right to receive the Merger Consideration of $21.00 per Share. See "THE MERGER AGREEMENT -- The Merger."

Payment of Merger
  Consideration............  At or about the Effective Time, the Paying Agent
                             (as hereinafter defined) appointed under the Merger Agreement will mail to each holder of record of Shares a letter of transmittal and related instructions to effect the surrender of certificates representing such Shares in exchange for the Merger Consideration in accordance with the Merger Agreement. See "THE MERGER AGREEMENT -- The Merger -- Exchange Procedures."

Trust Stock Options........  At the Effective Time, each holder of a then outstanding option to purchase Shares (a "Trust Stock Option"), whether or not then exercisable, shall, in settlement thereof and without any action by such holder, be deemed to have made a disposition of such Trust Stock Option to the Trust and shall receive from the Trust for each Share subject to such Trust Stock Option an amount (subject to applicable withholding tax) in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Trust Stock Option. See "THE MERGER
                             AGREEMENT -- Trust Stock Options."

No Solicitation............  The Trust has agreed that it will not, nor shall it permit any of its subsidiaries to, and it shall use its best efforts to cause its officers, trustees, employees, agents, affiliates or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any Takeover Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that the Trust may, under specified circumstances relating to a Takeover Proposal, respond to certain unsolicited written proposals from third parties. The Trust has agreed that it, and its subsidiaries and their respective officers, trustees, employees, representatives, agents and affiliates shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal. See "THE
                             MERGER -- Background of the Merger" and "THE MERGER AGREEMENT -- No Solicitation."

Termination................  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of the Merger Agreement by the Shareholders: (i) by the mutual written consent of Newsweb and the Trust; (ii) by either Newsweb or the Trust if (A) any Governmental Entity (as hereinafter defined) shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable, (B) at the Special Meeting, the Merger Agreement, the Merger or the Trust Amendment shall fail to be approved by the requisite vote of the Shareholders, or (C) the Merger shall not have been consummated on or before February 28, 1997; (iii) by Newsweb or Sub (A) if the Trust shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Trust to be performed or complied with by it under the Merger Agreement or if there has been a breach of any of the representations and warranties of the Trust set forth in the Merger Agreement that are qualified as to materiality or there has been a material breach of any such representations and warranties that are not so qualified, in each case which failure or breach cannot be or has not been cured within 20 business days after the giving of written notice thereof to the Trust, or (B) if the Board of Trustees or any committee thereof shall have withdrawn or modified in a manner adverse to Newsweb or Sub its approval or recommendation of the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal (as hereinafter defined) or the Board of Trustees shall have resolved to do any of the foregoing; (iv) by the Trust (A) in the exercise of the fiduciary duties of the Board of Trustees as described below under "THE MERGER AGREEMENT--No Solicitation," provided it has complied with all provisions of the Merger Agreement relating thereto, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of any payment) of Expenses and the Termination Fee (each as defined below under "THE MERGER AGREEMENT--Fees and Expenses") or
                             (B) if Newsweb or Sub shall have breached in any material respect any of its respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to Newsweb or Sub. See "THE MERGER AGREEMENT -- Termination."

Fees and Expenses..........  Under certain circumstances, termination of the
                             Merger Agreement would require the payment by the Trust to Newsweb of an amount equal to the sum of $3,500,000 plus Newsweb's documented out-of-pocket expenses relating to the Merger in an amount up to, but not exceeding, $750,000. Such circumstances include, without limitation, the Shareholders failing to approve and adopt the Merger Proposal and the Trust Amendment if, at or prior to the time of the Special Meeting, a Takeover Proposal has been made, and, within one year of the Special Meeting, the Trust enters into an Acquisition Agreement (as hereinafter defined) or a Takeover Proposal shall have been consummated.

                           SOURCE AND AMOUNT OF FUNDS

Source and Amount of
Funds......................  Newsweb has informed the Trust that the funds required to consummate the Merger will come from borrowings under a secured credit facility, consisting of a five-year term loan in the aggregate amount of $50,000,000, and available working capital. See "SOURCE AND AMOUNT OF FUNDS."

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

Interests of Certain
Persons in the Merger......  Trustees and executive officers of the Trust have interests in the Merger in addition to their interests solely as Shareholders. Those interests relate to the receipt of cash in exchange for the Trust Stock Options, amounts that may become due after the Effective Time under certain employment and non-competition agreements and the provision of indemnification after the Merger. See "THE MERGER AGREEMENT -- Trust Stock Options," "THE MERGER AGREEMENT -- Indemnification and Insurance," and "INTERESTS OF CERTAIN PERSONS IN THE MERGER". In addition, Fred Eychaner, President and Chief Executive Officer of Newsweb, beneficially owned approximately 9.22% of the Shares outstanding as of the close of business on September 30, 1996. Shares beneficially owned by Mr. Eychaner at the Effective Time will be treated in the same manner as other outstanding Shares of the Trust.

                              THE TRUST AMENDMENT

The Trust Amendment........  The Trust Amendment clarifies certain procedures to be followed in connection with consummation of the Merger. The Trust Amendment (i) provides that the merger of the Trust into any other person (including the Merger of the Trust into Sub) requires the approval of at least two-thirds of the duly qualified and acting trustees of the Trust and the favorable vote of the holders of at least two-thirds of the outstanding Shares, (ii) states that the limitation on ownership of Shares contained in the Declaration of Trust (limiting ownership per person to 9.8% of the outstanding Shares) does not apply to the acquisition of Shares pursuant to a merger involving the Trust (including the Merger) and (iii) sets forth provisions governing mergers involving the Trust (including the Merger), including (A) requirements for a plan of merger, (B) requirements for Shareholder approval, (C) requirements for the filing of articles of merger and (D) provisions relating to the effective date and effect of the Merger. APPROVAL OF THE TRUST AMENDMENT BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES IS A CONDITION TO THE OBLIGATIONS OF THE TRUST, NEWSWEB AND SUB UNDER THE MERGER AGREEMENT TO CONSUMMATE THE MERGER.

Recommendation of the Board
of Trustees................  THE BOARD OF TRUSTEES HAS APPROVED THE TRUST
                             AMENDMENT AND UNANI-
                             MOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE TRUST AMENDMENT. See "THE TRUST AMENDMENT."

                          MARKET PRICES OF THE SHARES

Market Prices of the
Shares.....................  The Shares are traded on Nasdaq under the symbol
                             "DOCKS." On February 27, 1996, the last trading day prior to the Trust's public announcement that it had formed a special committee of its Board of Trustees to study strategic alternatives available to the Trust to maximize Shareholder value, the last reported sale price of the Shares, as reported by Nasdaq, was $12.00 per Share. On September 27, 1996, the last trading day prior to the execution of the Merger Agreement, the last reported sale price of the Shares, as reported by Nasdaq, was
                             $15.50 per share. On        , 1996, the last
                             trading day prior to the date of this Proxy
                             Statement, the last reported sale price of the
                             Shares, as reported by Nasdaq, was $       per
                             share. For additional information concerning historical market prices of the Shares, see "MARKET PRICES OF THE SHARES."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of
Certain Beneficial Owners
  and Management...........  At the close of business on August 31, 1996, the trustees and executive officers of the Trust beneficially owned, in the aggregate, 608,625 Shares (including Shares subject to Trust Stock Options), representing approximately 10% of the Shares outstanding at such time. Excluding Shares subject to Trust Stock Options, the trustees and executive officers of the Trust beneficially owned an aggregate of 217,147 Shares at the close of business on August 31, 1996 (representing approximately 4% of the Shares outstanding at such time). See "SECURITY OWNERSHIP OF CERTAIN
                             BENEFICIAL OWNERS AND MANAGEMENT."

                      SELECTED CONSOLIDATED FINANCIAL DATA

Selected Consolidated
Financial Data.............  Certain selected historical consolidated financial data of the Trust are set forth under "SELECTED CONSOLIDATED FINANCIAL DATA." That data should be read in conjunction with the financial statements and related notes also included in this Proxy Statement. See "SELECTED CONSOLIDATED FINANCIAL DATA" and "CONSOLIDATED FINANCIAL STATEMENTS."

                              THE SPECIAL MEETING

DATE, PLACE AND TIME

     The Special Meeting will be held at      A.M., Chicago time, on January   ,
1997, at               .

PURPOSE

     At the Special Meeting, Shareholders will consider and vote upon the Merger Proposal and the Trust Amendment. The Shareholders will also transact such other business as may properly come before the Special Meeting.

     The Board has determined that the terms of the Merger are fair to, and in the best interests of, the Trust and the Shareholders and has unanimously approved the Merger Proposal and the Trust Amendment. THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE MERGER PROPOSAL AND THE TRUST AMENDMENT. See "THE MERGER -- Reasons for the Merger; Recommendation of the Board" and "THE TRUST AMENDMENT."

RECORD DATE; VOTING RIGHTS

     Only shareholders of record at the close of business on the Record Date,
            , 1996, are entitled to receive notice of and to vote at the Special Meeting and any adjournment or postponement thereof. At the close of business on
the Record Date, there were      Shares outstanding, each of which entitles the
registered holder thereof to one vote on each matter voted upon at the Special Meeting.

QUORUM

     The holders of a majority of the Shares outstanding and entitled to vote must be present in person or represented by proxy at the Special Meeting in order for a quorum to be present. Pursuant to the Declaration of Trust and as permitted by Illinois law, Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e. Shares held by a broker or nominee which are represented at the Special Meeting, with respect to which such broker or nominee is empowered to vote on at least one proposal but not empowered to vote on other proposals) will be counted as Shares present for purposes of determining the number of Shares represented at the Special Meeting and the presence of a quorum.

     If a quorum is not present or represented at the Special Meeting, Shareholders entitled to vote at the Special Meeting, whether present in person or represented by proxy, shall only have the power to adjourn the Special Meeting for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for any proxies which have theretofore effectively been revoked or withdrawn. At such time as a quorum is present or represented by proxy, the Special Meeting will reconvene without notice to Shareholders, other than an announcement at the prior adjournment of the Special Meeting, unless the adjournment is for more than thirty days or a new record date has been set.

PROXIES

     All Shares represented by properly executed proxies in the enclosed form which are received in time for the Special Meeting and have not been revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted "FOR" the Merger Proposal and the Trust Amendment. In addition, the persons designated in such proxies will have discretion to vote upon such other matters as may properly come before the Special Meeting, including, without limitation, the right to vote for any adjournment thereof proposed by the Board to solicit additional proxies.

     Any proxy in the enclosed form may be revoked by the Shareholder executing it at any time prior to its exercise by giving written notice thereof to the Secretary of the Trust, by signing and returning a later dated proxy or by voting in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy.

     SHAREHOLDERS SHOULD NOT FORWARD ANY SHARE CERTIFICATES WITH THEIR PROXY CARDS. IN THE EVENT THE MERGER IS CONSUMMATED, SHARE CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL, WHICH WOULD BE SENT TO SHAREHOLDERS BY LASALLE NATIONAL TRUST, N.A., IN ITS CAPACITY AS THE PAYING AGENT, AT OR ABOUT THE EFFECTIVE TIME.

REQUIRED VOTE

     Approval of the Merger Proposal and the Trust Amendment will require the affirmative vote of the holders of not less than two-thirds of the outstanding Shares entitled to vote thereon. Because the required vote of the Shareholders on the Merger Proposal and the Trust Amendment is based upon the total number of outstanding Shares, the failure to submit a proxy card (or to vote in person at the Special Meeting) or the abstention from voting by a Shareholder (including broker non-votes) will have the same effect as an "AGAINST" vote with respect to approval and adoption of the Merger Proposal and the Trust Amendment.

SOLICITATION OF PROXIES

     The Trust will bear the costs of soliciting proxies from Shareholders. In addition to soliciting proxies by mail, trustees, officers and employees of the Trust, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Shares held of record by such persons, and the Trust will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained Morrow & Co., Inc. ("Morrow") to aid in the solicitation of proxies and has agreed to indemnify Morrow against certain liabilities, including liabilities under the federal securities laws. Morrow's fee for solicitation of the proxies will be $5,000 plus reimbursement for out-of-pocket costs and expenses.

                        PARTIES TO THE MERGER AGREEMENT

THE TRUST

     The Trust is an Illinois business trust which owns partially developed land (including certain developed sites) located in downtown Chicago, Illinois and income producing real property in Chicago and elsewhere. The Trust was organized in 1962, succeeding to the business of its corporate predecessor. The Trust has elected to continue its operation as a self administered real estate investment trust under the Internal Revenue Code of 1986, as amended.

     As of the date hereof, the Trust's principal real estate investments consist of (i) fee title or other interests in approximately 22 acres of partially developed land in Cityfront Center in downtown Chicago (including certain developed sites); (ii) Waterplace Park, an office complex in Indianapolis, Indiana; and (iii) Lincoln Garden, an office complex in Tampa, Florida. The Trust's principal executive offices are located at 455 East Illinois Street, Suite 565, Chicago, Illinois 60611 and its telephone number is
(312) 467-1870.

NEWSWEB

     Founded in 1971, Newsweb's two principal businesses are printing and television broadcasting. Newsweb's television station, WPWR-TV Channel 50, is affiliated with the United Paramount Network and provides general entertainment programming to the Chicago metropolitan area. Newsweb's printing division prints a variety of community, ethnic and school newspapers and other publications on behalf of various organizations in the Chicago metropolitan area. Newsweb's principal executive offices are located at 1645 West Fullerton, Chicago, Illinois 60614 and its telephone number is (312) 975-0400.

SUB

     Sub is an Illinois business trust formed solely for the purpose of consummating the Merger. Sub has minimal assets and no business and has carried on no activities which are not directly related to its formation and its execution of the Merger Agreement. Its principal executive offices are located at 1645 West Fullerton, Chicago, Illinois 60614 and its telephone number is
(312) 975-0400.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In December 1995, the Board of Trustees, due in part to concern that the then current trading price of the Shares did not reflect the full value of the Trust, retained a consulting firm (the "Consultant") to assist the Trust in exploring ways to maximize shareholder value. The Consultant conducted an analysis of the Trust's financial condition, prospects, properties and trading history and interviewed various Shareholders. The Consultant observed, among other things, that the Shareholders desired to maximize the present value of their Trust holdings and to realize greater liquidity. The Consultant also observed that, while the Trust's properties had development potential, the Trust was undercapitalized and would require significant additional capital and increased infrastructure to maximize the value of the Trust's properties as an independent entity. These observations led the Consultant to recommend that the Trust consider a merger transaction in which the Trust would become part of a larger entity.

     In February 1996, the Trust received an inquiry from one of its Shareholders regarding the Trust's interest in pursuing a possible business combination at a proposed purchase price of $14.00 per share (the "February Inquiry"). The Trust held certain preliminary discussions with such Shareholder to clarify certain of the terms of the February Inquiry, but ultimately concluded that the proposed purchase price set forth in the February Inquiry did not warrant entering into exclusive negotiations with such Shareholder.

     On February 28, 1996, the Trust issued a press release announcing that its Board of Trustees had formed a special committee of the Board of Trustees (the "Special Committee") to study strategic alternatives available to the Trust to maximize Shareholder value and that the Trust had retained Lehman Brothers, as its financial advisor, to assist in such study. During March and early April 1996, Lehman Brothers conducted certain corporate and property-related due diligence with respect to the Trust. The results of such due diligence were used, in part, by Lehman Brothers to make presentations to the Special Committee on April 8, 1996 and the Board of Trustees on April 11, 1996 evaluating various strategic alternatives available to the Trust.

     Lehman Brothers' presentations focused on valuing the Trust under five strategic alternative scenarios. The first scenario (the "Status Quo Scenario") assumed that the Trust continued its current business plan, operations and management. The second scenario (the "Orderly Liquidation Scenario") assumed that the Trust liquidated all of its assets over a period of three years. The third scenario (the "Sale/Merger Scenario") assumed the sale of all of the Trust's assets or capital stock in exchange for cash or securities. The fourth scenario (the "Repositioned Business Plan -- Ownership of Income Property Scenario") assumed non-incoming producing property of the Trust would be sold immediately and that the Trust would continue to own and operate its income producing properties. The last scenario (the "Repositioned Business Plan -- Aggressive Development Scenario") assumed that the Trust altered its business strategy to pursue an aggressive development schedule. Each of the scenarios was valued based on one or more of the following methodologies: analysis of historical trading; comparison to other publicly-traded companies; or discounted cash flow analysis. The results of such valuations indicated an implied present value per Share of between $9-$13 for the Status Quo Scenario, $15-$17 for the Orderly Liquidation Scenario, $14-$17 for the Sale/Merger Scenario, $12-$14 for the Repositioned Business Plan -- Ownership of Income Property Scenario and $13- $15 for the Repositioned Business Plan -- Aggressive Development Scenario. Each of these valuation methodologies is described in more detail under "-- Opinion of Financial Advisor." Lehman Brothers advised the Special Committee and the Board that in evaluating each scenario, timing issues, tax considerations, ease of execution and the risk of completion would need to be considered. In addition, Lehman Brothers acknowledged that the valuations were largely based on a financial analysis and that the competitive nature of the transaction process and strategic and other business reasons could result in a willingness of a third party to offer values in excess of the ranges indicated in the valuation methodologies. Lehman Brothers indicated its belief that, after taking into account all alternatives, a possible sale or merger of the Trust through an open and thorough auction process would be the alternative with the potential to yield the highest value for the Shareholders.

     At its April 11th meeting, the Board of Trustees determined to proceed with soliciting indications of interest for a potential business combination with the Trust. A press release was immediately issued announcing that Lehman Brothers had been authorized to seek such indications of interest on behalf of the Trust. During the weeks immediately following this public announcement, Lehman Brothers and the Trust began to contact potentially interested parties to determine whether such parties had an interest in receiving detailed financial and other information relating to the Trust. Over 90 parties were contacted during this stage of the process, of which approximately 70 parties executed confidentiality agreements with the Trust and received information relating to the Trust. Parties contacted included Newsweb, the Shareholder that submitted the February Inquiry and numerous investment/opportunity funds, real estate investment trusts, national/regional developers, investment advisors and finance companies. Each of parties receiving information was asked to submit to Lehman Brothers, on or before July 12, 1996, written preliminary indications of interest for a transaction involving the Trust.

     On July 12, 1996, Lehman Brothers received 13 preliminary indications of interest with proposed transaction prices ranging in estimated value from $14.67-$17.29 per Share. Eight of the indications of interest (including an indication of interest received from Newsweb) involved only cash as the proposed consideration, two of the indications of interest involved only stock or other securities as consideration and three of the indications of interest involved a combination of cash and securities. Following review of such indications of interest, the Board of Trustees authorized the Trust to permit 10 of the parties submitting such indications of interest (including Newsweb) to proceed to conduct extensive due diligence with respect to the Trust and to meet with the Trust's management. An additional party was subsequently also provided an opportunity to conduct extensive due diligence.

     Between July 12, 1996 and September 18, 1996, eleven interested parties were provided opportunities to conduct due diligence. In certain instances, interested parties also arranged for their financing sources and other advisors to conduct independent due diligence.

     On August 30, 1996, the Trust furnished each of the interested parties a letter requesting that definitive proposals for a business combination involving the Trust be submitted to Lehman Brothers by September 18, 1996 and setting forth certain procedures applicable to the submission of proposals. This letter was accompanied by a draft merger agreement that each of the interested parties was invited to mark-up to reflect their respective comments and submit with its proposal. In early September, four of the eleven interested parties advised Lehman Brothers that they were withdrawing from the process and would not be submitting definitive proposals. Two of the interested parties requested an opportunity to meet with the Special Committee prior to September 18th to discuss certain aspects of the proposals they intended to submit. Each of these parties made a presentation to the Special Committee at a meeting held on September 12, 1996.

     On September 18, 1996, Lehman Brothers received seven proposals from interested parties. Three of these proposals (including the proposal received from Newsweb) involved the acquisition of all outstanding Shares pursuant to a cash merger and one proposal ("Proposal A") involved the purchase for cash of substantially all of the assets of the Trust. The cash consideration to be received by Shareholders in connection with such four proposals ranged from $17.50 to $18.50 per Share. Of the three remaining proposals received, one proposal contemplated merger consideration of $17.50 per Share in cash, coupled with a security to be issued by an entity to be formed solely to hold the Trust's ground lease on the Sheraton Chicago Hotel & Towers property, a second proposal contemplated merger consideration of $17.50 per Share in cash for up to 47% of the Trust's outstanding Shares, the issuance of a new Class A stock of the Trust in exchange for the remaining outstanding Shares and the contribution to the Trust of certain real estate properties of the proposing party and the third proposal ("Proposal B") contemplated a capital investment in the Trust over a period of years, including an initial capital investment sufficient to permit the Trust to self-tender for up to 60% of its Shares at a price not to exceed $15.75 per Share. During the evening of September 18th, the Special Committee was briefed on the proposals received.

     On September 19 and 20, 1996, representatives of the Trust and its financial and legal advisors reviewed the economic and other terms of the proposals received, including comments received with respect to the draft merger agreement. Clarification was sought from the interested parties as to certain of the terms of their respective proposals. During this same period, one of the parties who had submitted a proposal for an all cash merger increased its proposal to $19.00 per Share. In addition, the party who had submitted Proposal A revised its proposal to reflect the acquisition of all outstanding Shares of the Trust in a cash merger. In the evening of September 19th and during the afternoon of September 20th, the Trustees serving on the Special Committee were updated on developments relating to the proposals received.

     On September 21, 1996, the Board of Trustees met to consider the proposals received. The meeting included a presentation by Lehman Brothers regarding its preliminary views on the respective valuations of the proposals received and a presentation by the Trust's legal advisors as to the terms and conditions of the draft merger agreements received with the proposals. At the meeting, the Board of Trustees determined that, in light of the relatively similar economic terms contained in various of the proposals, each of the interested parties should be provided an opportunity to enhance the economic terms of its proposal and to negotiate various aspects of the draft merger agreement. It was also determined that certain of the interested parties offering the then most favorable economic terms should be approached regarding their interest in acquiring less than 100% of the Trust. This approach would be made in an effort to determine whether a greater overall transaction consideration could be realized by Shareholders if, in lieu of proceeding with a single transaction, the Trust sold only select assets to one interested party and sold its remaining interests to one or more other parties.

     On the morning of September 22, 1996, the Board of Trustees held a telephone conference with the Trust's legal and financial advisors. Lehman Brothers informed the Board that it had contacted certain of the interested parties to ascertain whether the interested parties had a particular interest in specific portions of the Trust's business that would enable the Trust to realize greater value by pursuing multiple transactions than would otherwise be achievable through a single transaction. Lehman Brothers reported to the Board that, while the interested parties had been willing to assign values to specific portions of the Trust's business, the interested parties contacted appeared to place significant value on acquiring all or substantially all of the Trust's business and that the pursuit of multiple transactions was unlikely to result in higher values than the values already reflected in the proposals received with respect to a single transaction. One of the parties contacted was the party initially submitting Proposal B ("Party B"). On September 22, 1996, Party B had again indicated a willingness to purchase less than 100% of the Shares. Lehman Brothers advised the Board of Trustees on issues concerning the valuation of such an offer in relation to offers from other interested parties to acquire 100% of the Shares. The Board of Trustees determined that each of the interested parties should be contacted and asked to submit revised offers for transactions involving 100% of the Shares as well as alternative transaction structures. Each of the interested parties was also advised that the Board of Trustees expected that the revised offers would not be subject to any financing contingencies. Following the telephone conference, each of the interested parties was contacted and asked to submit its final and best offer by the end of the day on September 24th. A revised draft merger agreement was also delivered to each of the interested parties on September 22nd.

     On September 24, 1996, four of the interested parties submitted revised proposals. The proposals ranged from a consideration of $18.20 per Share to $20.25 per Share and included all cash and certain alternative transaction structures.

     On the morning of September 25, 1996, the Board of Trustees met with the Trust's financial and legal advisors to review the four revised proposals. Two of the proposals, one offering $20.25 per Share and another offering $20.00 per Share, were considered to provide higher value than the other two proposals received. The proposal offering $20.25 per Share, which had been submitted by Party B, indicated, however, that the financing for the proposal would be subject to certain board approvals which could not be obtained prior to October 7, 1996 due to the need of Party B to complete certain further financial, legal and environmental due diligence. The proposal offering $20.00 per Share had been submitted by Newsweb and was not subject to any material contingencies. In light of the relative closeness in the economic terms offered, the potential contingency contained in the Party B offer and the concern that such contingency could possibly effect Lehman Brothers' ability to render a fairness opinion on the Party B offer, the Board of Trustees decided to negotiate simultaneously with Party B and Newsweb in an effort to maximize value, finalize contract provisions and eliminate contingencies that could affect the Trust's ability to consummate a transaction. On the afternoon of

September 25, 1996, negotiations proceeded with Party B and Newsweb on the economic and contractual terms of their respective proposals. Lehman Brothers also contacted the other two parties who had submitted revised proposals on September 24th and confirmed that such parties were unwilling to further increase their offers.

     On the morning of September 27, 1996, Newsweb advised Lehman Brothers that it was willing to increase its offer to $21.00 per share for all outstanding Shares, but that such increased offer would be its final and best offer. Lehman Brothers subsequently was advised by Party B that Party B's $20.25 per Share offer represented Party B's final and best offer and that Party B remained unwilling to eliminate its October 7, 1996 contingency. In the late morning and afternoon on September 27th, representatives of the Trust and Newsweb met to negotiate the final terms of the Merger Agreement. These negotiations culminated in an agreement on the terms and conditions contained in the Merger Agreement. The Board of Trustees met and ultimately approved the proposed transaction with Newsweb and the Merger Agreement in the late afternoon of September 27th. Immediately thereafter, the Merger Agreement was executed and a press release was issued by the Trust announcing the execution of the Merger Agreement.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD

     (a) The Board of Trustees, at a meeting held on September 27, 1996, determined that the terms of the Merger are fair to, and in the best interests of, the Trust and the Shareholders. At such meeting, the Board of Trustees acted unanimously to approve the Merger Agreement, the Merger and the Trust Amendment. The Board of Trustees also approved the Merger Agreement for purposes of Article XI of the Declaration of Trust. In addition, the Board of Trustees unanimously recommended that the Shareholders approve the Merger Proposal and the Trust Amendment.

     (b) In reaching the determinations described in paragraph (a) above, the Board of Trustees considered a number of factors, including the following:

          (1) The current and historical financial condition and results of operations of the Trust.

          (2) The projected financial condition, results of operations, prospects and strategic objectives of the Trust, as well as the risks involved in achieving those prospects and objectives in the real estate industry under current economic and market conditions.

          (3) The conclusions of the Consultant as to the strategic options available to the Trust to maximize Shareholder value, the capital and increased infrastructure needed to pursue a strategy of developing the Trust's properties and the risks inherent in pursuing such options.

          (4) The presentation of Lehman Brothers to the Board of Trustees at its meetings on April 11, 1996 and September 21, 1996 and confirmed by Lehman Brothers to the Board of Trustees at its meeting on September 27, 1996, as to various financial matters deemed relevant to the Board's consideration, including, among other things, (a) an analysis of certain historical business and financial information relating to the Trust, (b) a review of public information with respect to certain other companies Lehman Brothers believed to be relevant to the business of the Trust, (c) a review of various financial forecasts and other data provided to Lehman Brothers by the Trust relating to its business, (d) a review of the historical stock prices and trading volumes of the Shares, (e) a discounted cash flow valuation of the Trust, (f) an evaluation of the specific properties of the Trust with respect to sale of such properties in an orderly liquidation of the Trust and (g) an analysis of the Merger Consideration as a multiple of various measures of the Trust's operating performance.

          (5) The fact that the $21.00 per Share to be received by the Trust's Shareholders in the Merger represents an approximately 75% premium over the closing market price of $12.00 per Share on February 27, 1996 (the last trading day prior to the Trust's announcement that it had retained Lehman Brothers to study strategic alternatives for the Trust); and the fact that the $21.00 per Share to be received by the Shareholders in the Merger represents an approximately 35% premium over the closing market price of $15.50 per Share on September 27, 1996 (the last trading day prior to the execution of the Merger Agreement).

          (6) The relationship of the Merger Consideration to the respective historical market prices of the Shares and to the Trust's book value and the net asset value per Share.

          (7) Discussions (described above under "-- Background of the Merger") with, and financial terms of expressions of interest and definitive offers received from, other parties as to possible transactions as a result of contacts initiated by the Trust and unsolicited offers.

          (8) The Board's view, after consultation with management, counsel to the Trust and Lehman Brothers, regarding the likelihood of the existence of other viable offers on terms as favorable as those in the Merger.

          (9) The written opinion, dated September 27, 1996, of Lehman Brothers to the Board of Trustees that, based upon and subject to various considerations and assumptions set forth therein, from a financial point of view the proposed consideration to be received by the Shareholders in connection with the Merger is fair to the Shareholders. A copy of the opinion rendered by Lehman Brothers to the Board of Trustees, setting forth the procedures followed, the matters considered, the scope of the review undertaken and the assumptions made by Lehman Brothers in arriving at its opinion, is attached to this Proxy Statement as Appendix C and incorporated herein by reference.

          (10) The terms and conditions of the Merger Agreement and the course of the negotiations resulting in the execution thereof, including the terms of the Merger Agreement that permit the Board of Trustees, in the exercise of its fiduciary duties, (a) to furnish information to or participate in negotiations with any third party that requests such information or initiates such discussions or negotiations, pursuant to appropriate confidentiality agreements, in connection with any inquiry, proposal or offer relating to any direct or indirect acquisition or purchase of 10% or more of any class of equity securities of the Trust or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Trust or any of its subsidiaries, any merger, consolidation, business combination, liquidation, dissolution or similar transaction involving the Trust or any of its subsidiaries (although the Trust is not permitted by the Merger Agreement to initiate, solicit or knowingly encourage any such third party inquiry, proposal or offer or negotiations regarding the same), and (b) to terminate the Merger Agreement in certain circumstances. The Board of Trustees noted that the Merger Agreement provides that, in certain circumstances, the Trust would be obligated to pay Newsweb a termination fee of $3,500,000 and expenses of up to an aggregate of $750,000.

          (11) The fact that the Merger cannot be consummated unless the approval of the holders of at least two-thirds of the outstanding Shares is obtained.

          (12) The likelihood that the proposed acquisition would be consummated, including the likelihood of satisfaction of the conditions to the Merger contained in the Merger Agreement, the experience, reputation and financial condition of Newsweb and the risks to the Trust if the acquisition was not consummated.

OPINION OF FINANCIAL ADVISOR

     On February 28, 1996, the Trust engaged Lehman Brothers to act as its financial advisor to assist in the Board's study of strategic alternatives available to the Trust. Lehman Brothers acted as the Trust's financial advisor in soliciting indications of interest in and proposals for a potential business combination with the Trust and negotiating with interested parties, including Newsweb. Lehman Brothers was also engaged to render its opinion as to the fairness, from a financial point of view, to the Shareholders of the consideration to be received by the Shareholders in the Merger.

     On September 27, 1996, in connection with the evaluation of the Merger Agreement and the transactions contemplated thereby by the Board of Trustees, Lehman Brothers delivered its oral opinion, which opinion was subsequently confirmed in writing, that, as of September 27, 1996, and subject to assumptions, factors and limitations as described below, the consideration to be received by the Shareholders in the Merger was fair, from a financial point of view, to the Shareholders.

     THE FULL TEXT OF THE WRITTEN OPINION OF LEHMAN BROTHERS, WHICH SETS FORTH ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE OPINION OF THE FINANCIAL ADVISOR SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     No limitations were imposed by the Trust on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. Lehman Brothers provided financial advisory services to the Trust in connection with the Merger, but was not requested to and did not make any recommendation to the Board of Trustees as to the form or amount of the consideration to be offered to the Shareholders in the Merger, which was determined through arms'-length negotiations between the Trust and Newsweb. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of values to the Trust, but made its determination as to the fairness, from a financial point of view, of the consideration to be offered to the Shareholders on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion is for the use and benefit of the Board of Trustees only and was rendered to the Board of Trustees in connection with its consideration of the Merger Proposal and is not intended to be and does not constitute a recommendation to any Shareholder as to how such Shareholder should vote with respect to the Merger Proposal at the Special Meeting. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, the Trust's underlying business decision to proceed with or effect the Merger.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed: (i) the Merger Agreement and the terms of the Merger Proposal; (ii) publicly available information concerning the Trust which Lehman Brothers believed to be relevant to its analysis; (iii) financial and operating information with respect to the business, operations and prospects of the Trust furnished to Lehman Brothers by the Trust; (iv) a trading history of the Shares from September 27, 1993 to the present and a comparison of that trading history with those of other companies which Lehman Brothers deemed relevant; (v) a comparison of the historical financial results and present financial condition of the Trust with those of other companies which Lehman Brothers deemed relevant; (vi) an evaluation of the specific properties of the Trust with respect to the sale of such properties in an orderly liquidation of the Trust and (vii) the results of efforts to solicit indications of interest from third parties with respect to a purchase of or merger with the Trust. In addition, Lehman Brothers had discussions with the management of the Trust concerning its business, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it in arriving at its opinion without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of the Trust that they were not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of the Trust provided to Lehman Brothers by the management of the Trust, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Trust as to the future financial performance of the Trust and that the Trust will perform in accordance with such projections. In arriving at its opinion, Lehman Brothers conducted only a limited physical inspection of the properties and facilities of the Trust and did not make or obtain any evaluation or appraisals of the assets or liabilities of the Trust. Upon the advice of the Trust and its legal and accounting advisors, Lehman Brothers assumed that the merger consideration to be received by the Shareholders would qualify as a liquidating dividend within the meaning of Section 562(b) of the Code and therefore would entitle the Trust to a dividends paid deduction and would entitle the Shareholders to capital gains treatment. Lehman Brothers' opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

     In arriving at its opinion, Lehman Brothers also took into account that the Trust had originally commenced soliciting indications of interest in a potential business combination in April 1996. Lehman Brothers and the Trust contacted over 90 parties to determine whether such parties had an interest in receiving detailed financial and other information relating to the Trust. Approximately 70 parties executed confidentiality agreements with the Trust and received information relating to the Trust. On July 12, 1996, Lehman

Brothers received 13 preliminary indications of interest in a potential business combination with the Trust. Between July 12, 1996 and September 18, 1996, eleven interested parties were provided opportunities to conduct due diligence. On September 18, 1996, Lehman Brothers received seven proposals from interested parties. Between September 18, 1996 and September 27, 1996, Lehman Brothers had various contacts with interested parties regarding the economic and contractual terms of their respective proposals, culminating with the execution of the Merger Agreement on September 27, 1996. See "THE MERGER -- Background of the Merger."

     In connection with advising the Board of Trustees of its opinion of September 27, 1996, confirming its opinion in writing as of September 27, 1996 and preparing its oral presentation to the Board of Trustees, Lehman Brothers performed a variety of financial and comparative analyses, as summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions, the competitive environment in the markets in which the Trust operates and other matters. Many of these assumptions are beyond the control of the Trust. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Historical Stock Price Analysis. Lehman Brothers considered various historical data concerning the history of the trading prices for the Shares for the period from September 27, 1993 to September 27, 1996 (the last trading date prior to the announcement of the execution of the Merger Agreement) and the relationship between price movements of the Shares and the relative price performance of the Trust as compared to a composite index based upon the Peer Group (as defined below) for the same period. At September 27, 1996, the average closing Share price of the Trust for the previous month, year, two years and three years was $14.87, $12.74, $12.03 and $11.27, respectively.

     Based on the closing price of $15.50 per Share on September 27, 1996 (the last trading date prior to the announcement of the execution of the Merger Agreement), the $21.00 per Share offer represents a 35% premium. Based on the closing price of $12.00 per Share on February 27, 1996 (the last trading day prior to the Trust's announcement that it had retained Lehman Brothers to study strategic alternatives for the Trust), the $21.00 per Share offer represents a 75% premium. Based on the average closing Share price for the month, year, two years and three years prior to September 27, 1996, the $21.00 per share offer represents a 41%, 65%, 75% and 86% premium, respectively, over those prices.

     Analysis of Selected Relevant Publicly Traded Companies. Using publicly available information, Lehman Brothers compared selected financial data of the Trust with similar data of selected publicly-traded real estate investment trusts engaged in businesses considered by Lehman Brothers to be relevant to those of the Trust. Specifically, Lehman Brothers included in its review EastGroup Properties, First Union Real Estate and Mortgage Investors, MGI Properties, Pennsylvania REIT and Sizzler Property Investors (the "Peer Group"). Lehman Brothers focused on the trading multiples of this group of comparable companies. Lehman Brothers calculated, among other things, current market price per share (the "Market Price") as a multiple of each of the latest twelve months ("LTM") funds from operations ("FFO") per share and estimated 1996 and 1997 FFO per share for each of the Peer Group. The 1996 and 1997 FFO per share estimates were based upon the median of publicly-available earnings estimates made by research analysts as provided by First Call Investor Services. Lehman Brothers also calculated current total capitalization based upon the market value of the equity ("Market Capitalization") as a multiple of LTM earnings before interest and taxes plus depreciation and amortization ("EBITDA") for each of the Peer Group. Lehman Brothers calculated the following multiples of the Peer Group: (i) a range of 7.2x to 10.5x with a median value of 8.9x for the ratio of Market Price to LTM FFO per share; (ii) a range of 7.4x to 10.2x with a median value of 9.8x for the ratio of Market Price to 1996 projected FFO per share; (iii) a range of 7.0x to 9.7x with a median value of 9.4x for the ratio of Market Price to 1997 FFO per share; and (iv) a range of 9.9x to 14.4x with a median value of 11.1x for the ratio of Market Capitalization to LTM EBITDA. Using the same methodology as in the analysis of the Peer Group, the multiples derived from this analysis were used to impute a range of values for the Trust.

     Because of the lack of truly comparable companies due to inherent differences in the businesses, operations and prospects of the Trust and the businesses, operations and prospects of the companies included in the Peer Group, Lehman Brothers believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of the Trust and the companies in the Peer Group, which would affect the public trading values of the Trust and such other companies.

     Discounted Cash Flow Analysis. Lehman Brothers calculated the present value of the future streams of cash flow that the Trust could be expected to produce over a ten-year period. The analysis of the Trust utilized projections provided by management of the Trust. Lehman Brothers calculated terminal values of the Trust based on multiples of projected fiscal 2007 EBITDA plus an adjustment for the estimated value of non-income producing property. Such EBITDA multiples and the discount rates used in this analysis were determined on the basis of several assumptions regarding factors such as the inflation rate, interest rates, the inherent business risks of the Trust and the cost of equity capital.

     Based on the three valuation methodologies described above, Lehman Brothers valued the Trust under four strategic alternative scenarios: the Status Quo Scenario, the Orderly Liquidation Scenario, the Reposition Business
Plan -- Ownership of Income Property Scenario and the Reposition Business
Plan -- Aggressive Development Scenario. See "THE MERGER -- Background of the Merger."

     The Status Quo Scenario assumed that the Trust continued to operate as a public company under its current business plan and financial policies. Applying the three valuation methodologies, Lehman Brothers concluded that the Status Quo Scenario would yield values of between $10 and $16 per Share under the historical share price methodology (which gave effect to increases in the Share price prior to September 27, 1996), between $9 and $13 per Share under the analysis of selected publicly traded comparable companies methodology and between $11 and $13 per Share under the discounted cash flow methodology.

     The Orderly Liquidation Scenario assumed a liquidation of the Trust over a three year period, with liquidation proceeds reduced by costs incurred during the liquidation period. A discounted cash flow analysis (at discount rates ranging from 13% to 16%) was used to value liquidation proceeds and such analysis yielded updated valuations ranging from $15 to $18 per Share. Such discount rates were determined on the basis of several assumptions regarding factors such as the inflation rate, interest rates, the inherent business risks of the Trust and the cost of equity capital. Assumptions made in estimating liquidation proceeds included the following: (i) income producing properties would be sold immediately, (ii) parcels currently used for parking but held for long term development were valued based on parking income stream, with terminal values based on greater of value as parking or development sites, (iii) remaining parcels would be liquidated over a three year period, with certain costs of remaining infrastructure requirements incurred over the same period and
(iv) general and administrative expenses would be reduced from $1.5 million in the last year of liquidation to $500,000 in the final year.

     The Reposition Business Plan -- Ownership of Income Property Scenario assumed the repositioning of the Trust through the sale of land assets and focus on operating properties. Under this scenario, non- or low-income producing real estate (primarily land assets) would be sold immediately with values based on comparable sales and the expected absorption and the remainder of the Trust could continue in its existing structure. This scenario was estimated to yield valuations of between $12 and $14 per Share.

     The Reposition Business Plan -- Aggressive Development Scenario evaluated a change in business strategy to an aggressive development scenario. A discounted cash flow analysis was applied to various projections furnished by management. These projections were discounted over a 10-year period, with an adjustment for land valuation. This scenario was estimated to yield valuations of between $13 and $15 per Share.

     Lehman Brothers concluded that the offer of $21.00 exceeded the valuation ranges of $9-$16 under the Status Quo Scenario, $15-$18 under the Orderly Liquidation Scenario, $12-$14 under the Reposition Business Plan -- Ownership of Income Producing Property Scenario and $13-$15 under the Reposition Business Plan -- Aggressive Development Scenario. In addition, Lehman Brothers concluded that the offer of $21.00 was above the range for valuation of the Trust of $14-$17 reached by Lehman Brothers under the Sale/Merger Scenario and presented to the Board on April 11, 1996. See "THE MERGER -- Background of the Merger."

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Board of Trustees selected Lehman Brothers because of its expertise, reputation and familiarity with the real estate industry.

     As compensation for its services in connection with the Merger, the Trust has agreed to pay Lehman Brothers a fee upon consummation of the Merger based on the aggregate value of the consideration received by the Shareholders as determined at the time plus the aggregate principal amount of any indebtedness for money borrowed (excluding certain classes of such indebtedness) assumed by Newsweb in connection with a sale of the Trust. Based on a price for the Shares of $21.00 per Share, the fee payable upon consummation of the Merger would total approximately $1.0 million. In addition, the Trust has agreed to reimburse Lehman Brothers for certain reasonable out-of-pocket expenses incurred in connection with the Merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by the Trust and the rendering of its opinion. As of the date of this Proxy Statement, no expenses were payable to Lehman Brothers in connection with the Merger.

     In the ordinary course of its business, Lehman Brothers may trade in the Shares for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material federal income tax consequences of the Merger to beneficial owners of Shares and to holders of Trust Stock Options, and is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed, temporary and final treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change (possibly on a retroactive basis). No attempt has been made to comment on all federal income tax consequences of the Merger that may be relevant to particular holders, including those that are subject to special tax rules such as dealers in securities, mutual funds, insurance companies, tax-exempt entities, holders who do not hold their Shares as capital assets and holders that, for federal income tax purposes, are non-resident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts.

     The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder. Holders are advised and expected to consult with their own legal and tax advisers regarding the federal income tax consequences of the Merger in light of their particular circumstances, and any other consequences to them of the Merger under state, local and foreign tax laws.

     In general, each holder of Shares will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash received pursuant to the Merger and such holder's adjusted tax basis for its Shares. In general, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder has held its Shares for more than one year as of the Effective Time.

     Unless a holder of Shares entitled to receive cash payments pursuant to the Merger complies with certain reporting and certification procedures, or otherwise demonstrates to the satisfaction of the Paying Agent that it is an exempt recipient under applicable withholding provisions of the Code and the Treasury regulations promulgated thereunder, such holder may be subject to federal backup withholding at a rate of 31% with respect to all such cash payments which such holder is entitled to receive. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to 31% backup withholding will be reduced by the amount of tax withheld.

     Pursuant to the Merger Agreement, at the Effective Time, each holder of a then outstanding Trust Stock Option, whether or not then exercisable, shall be deemed to have made a disposition of such Trust Stock Option to the Trust and shall receive from the Trust for each Share subject to such Trust Stock Option an amount in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Trust Stock Option. See "THE MERGER AGREEMENT -- Trust Stock Options." Each holder of a Trust Stock Option will recognize ordinary income (subject to applicable tax withholding) on any amounts paid in exchange for the disposition of such Trust Stock Option.

     The obligation of the Trust to effect the Merger is subject to the delivery by Newsweb of the opinion of Newsweb's counsel, in form and substance satisfactory to the Trust, and containing customary qualifications, limitations and assumptions for opinions of this nature, to the effect that for federal income tax purposes (i) the Merger will be treated as a sale by the Trust of all its assets to Sub for the Merger Consideration and the assumption of the Trust's liabilities, followed by the distribution of the Merger Consideration by the Trust to the Shareholders in complete liquidation of the Trust, (ii) as to whether gain or loss will be recognized by the Shareholders measured by the difference between (x) the amount of the Merger Consideration received by each such Shareholder and (y) such Shareholder's adjusted basis in its Shares, and
(iii) no portion of the Merger Consideration received by the Shareholders will be treated as a distribution described in Section 301 of the Code.

ABSENCE OF APPRAISAL RIGHTS

     Illinois laws governing Illinois business trusts, such as the Trust, do not provide appraisal rights to holders of Shares. In addition, the Declaration of Trust, including the Trust Amendment, does not provide Shareholders the right to dissent from the Merger and seek an appraisal of their Shares.

ACCOUNTING TREATMENT

     The Trust understands that the Merger will be accounted for by Newsweb as a "purchase" under generally accepted accounting principles.

DELISTING AND DEREGISTRATION OF SHARES

     If the Merger is consummated, the Shares will no longer be traded on Nasdaq and will be deregistered under the Exchange Act.

                              THE MERGER AGREEMENT

     The description of the Merger Agreement contained in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated herein by reference.

THE MERGER

     Effective Time. The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "-- Conditions to the Merger," the Trust will be merged with and into Sub at the Effective Time (as defined below). The Merger shall become effective at such time as the parties shall file articles of merger or other appropriate documents (the "Articles of Merger") with the Recorder of Deeds of Cook County, Illinois or at such other time as Sub and the Trust shall agree should be specified in the Articles of Merger consistent with the provisions of the Trust's Declaration of Trust (the "Effective Time"). Following the Effective Time, the separate existence of the Trust shall cease and Sub shall continue as the Surviving Company and shall succeed to and assume all of the rights and obligations of the Trust. Pursuant to the Trust Amendment, as a result of the Merger all of the rights, privileges, immunities and franchises of the Trust and all property, real, personal and mixed, and all debts due on whatever account and every other interest of or belonging to the Trust shall be deemed to be transferred and vested in the Surviving Company.

     Governing Documents; Trustees and Officers. The Declaration of Trust, as in effect immediately prior to the Effective Time shall be the declaration of trust of the Surviving Company until thereafter changed or amended as provided therein or by applicable law. The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company, until thereafter changed or amended as provided therein or by applicable law. The trustees of Sub immediately prior to the Effective Time shall be the trustees of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Exchange Procedures. Newsweb has designated LaSalle National Trust, N.A. to act as paying agent in the Merger (the "Paying Agent") and shall, at or prior to the Effective Time, deposit or cause to be deposited with the Paying Agent in a separate trust fund established for the benefit of the Shareholders (the "Payment Fund") funds in an amount necessary for the payment of the Merger Consideration. At the Effective Time, Newsweb shall also make available to the Surviving Company funds in an amount necessary to pay the Option Consideration (as hereinafter defined). Arrangements shall be made with the Paying Agent such that Shareholders and holders of Trust Stock Options are deemed to have received payment of the Merger Consideration and the Option Consideration prior to the expiration of the Company's taxable year ending with the Merger for federal income tax purposes.

     At or about the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the number of Shares represented by such Certificate multiplied by the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Trust, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Company that such tax has been paid or is not applicable. Until surrendered as contemplated by the Merger Agreement, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to the Merger Agreement.

     Any portion of the Payment Fund which remains undistributed to the Shareholders for six months after the Effective Time shall be delivered to Newsweb, upon demand, and any Shareholders who have not theretofore complied with the procedures set forth in the Merger Agreement and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to Newsweb for payment of the Merger Consideration to which they are entitled.

CONDITIONS TO THE MERGER

     The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction of certain conditions, including the following: (a) the Merger Agreement and the transactions contemplated thereby (including the Merger) shall have been approved by the affirmative vote of the holders of at least two-thirds of the then outstanding Shares; (b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity") preventing the consummation of the Merger shall be in effect; provided, however, that each of the Trust, Newsweb and Sub shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; and (c) the Trust Amendment shall have been approved by the affirmative vote of the holders of at least two-thirds of the then outstanding Shares.

     In addition, the Merger Agreement provides that the respective obligation of the Trust to effect the Merger are subject to the satisfaction of certain conditions, including the following: (a) Newsweb and Sub shall have performed in all material respects each of their obligations and complied in all material respects with each of their agreements and covenants contained in the Merger Agreement required to be performed or complied with on or prior to the Closing Date (as defined in the Merger Agreement) and each of the representations and warranties of Newsweb and Sub contained in the Merger Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date and each of the representations and warranties of Newsweb and Sub that is not so qualified shall be true and correct in all material respects on and as of the Closing Date, (b) the opinion received by the Trust from Lehman Brothers to the effect that the Merger Consideration to be received in the Merger by the Shareholders is fair to such Shareholders from a financial point of view shall not have been withdrawn or modified, (c) Newsweb shall have furnished to the Trust the opinion of Newsweb's counsel to the effect that for federal income tax purposes (i) the Merger will be treated as a sale by the Trust of all its assets to Sub for the Merger Consideration and the assumption of the Trust's liabilities, followed by the distribution of the Merger Consideration by the Trust to the Shareholders in complete liquidation of the Trust, (ii) as to whether gain or loss will be recognized by each of the Shareholders measured by the difference between (x) the amount of the Merger Consideration received by such Shareholder and (y) such Shareholder's adjusted basis in its Shares and
(iii) no portion of the Merger Consideration received by the Shareholders will be treated as a distribution described in Section 301 of the Code and (d) Newsweb and Sub shall have delivered certain customary closing documents to the Trust.

     The obligations of Newsweb and Sub to effect the Merger shall be subject to the satisfaction of certain conditions, including the following: (a) The Trust shall have performed in all material respects each of its obligations and complied in all material respects with each of its agreements and covenants contained in the Merger Agreement required to be performed or complied with on or prior to the Closing Date and each of the representations and warranties of the Trust contained in the Merger Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date and each of the representations and warranties of the Trust that is not so qualified shall be true and correct in all material respects on and as of the Closing Date, (b) from the date of the Merger Agreement until the Closing Date, there shall have occurred no material adverse change with respect to the Trust, other than changes relating to the Trust's industry or the economy in general and not specifically related to the Trust (each of Newsweb and Sub having acknowledged in the Merger Agreement that there may be disruptions to the Trust's business as a result of the announcement of the Merger and any changes attributable thereto shall not constitute a material adverse change) and (c) the Trust shall have delivered certain customary closing documents to Newsweb.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of the Merger Agreement by the Shareholders:

          (1) by mutual written consent of Newsweb and the Trust;

          (2) by either Newsweb or the Trust if (a) any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable, (b) at the Special Meeting, the Merger Agreement, the Merger or the Trust Amendment shall fail to be adopted and approved by the requisite vote of the Shareholders or (c) the Merger shall not have been consummated on or before February 28, 1997;

          (3) by Newsweb or Sub (a) if the Trust shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Trust to be performed or complied with by it under the Merger Agreement or if there has been a breach of any of the representations and warranties of the Trust set forth in the Merger Agreement that are qualified as to materiality or there has been a material breach of any such representations and warranties that are not so qualified, in each case which failure or breach is incapable of being cured or has not been cured within 20 business days after the giving of written notice thereof to the Trust or (b) if the Board of Trustees or any committee thereof shall have withdrawn or modified in a manner adverse to Newsweb or Sub its approval or recommendation of the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal (as hereinafter defined) or the Board of Trustees shall have resolved to do any of the foregoing; or

          (4) by the Trust (a) in the exercise of its fiduciary duties as described below under "-- No Solicitation," provided it has complied with all provisions of the Merger Agreement relating thereto, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of any payment) of Expenses and the Termination Fee (each as defined below under "-- Fees and Expenses") or (b) if Newsweb or Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to Newsweb or Sub.

NO SOLICITATION

     The Merger Agreement provides that the Trust will not, nor will it permit any of its subsidiaries to, and it shall use its best efforts to cause its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if the Board of Trustees determines in good faith, after consultation with the Trust's outside counsel, that it is necessary in order for the Board to comply with its fiduciary duties to the Shareholders under applicable law, the Trust may, in response to a Takeover Proposal, and subject to compliance with the notification provisions discussed below, (A) furnish information with respect to the Trust to any person pursuant to a confidentiality agreement containing terms no less favorable to the Trust than the form entered into between the Trust and Newsweb and (B) participate in negotiations regarding such Takeover Proposal. The Merger Agreement defines "Takeover Proposal" as any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 10% or more of the assets of the Trust and its subsidiaries or 10% or more of any class of equity securities of the Trust or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Trust or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Trust or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

     The Merger Agreement provides further that, except as described below, neither the Board of Trustees nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Newsweb, the approval or recommendation by such Board of Trustees or such committee of the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Trust to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that the Board of Trustees determines in good faith, after consultation with outside counsel, that it is necessary in order for the Board to comply with its fiduciary duties to the Shareholders under applicable law, such Board may (subject to the other provisions regarding Takeover Proposals) (A) withdraw or modify its approval or recommendation of the Merger Agreement or the Merger or
(B) approve or recommend a Superior Proposal (as hereinafter defined) or terminate the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause the Trust to enter into an Acquisition Agreement with respect to any Superior Proposal), but in each of the cases described in this clause (B), only at a time after the third business day following Newsweb's receipt of written notice (a "Notice of Superior Proposal") advising Newsweb that the Board of Trustees has received a Superior Proposal and specifying the material terms and conditions of such Superior Proposal. For purposes of the Merger Agreement, a "Superior Proposal" means any bona fide proposal, not subject to any material financing contingency, made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the Shares then outstanding or all or substantially all the assets of the Trust and otherwise on terms which the Board of Trustees determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Shareholders than the Merger.

     In addition to the obligations of the Trust described in the preceding two paragraphs, the Merger Agreement provides that the Trust shall promptly advise Newsweb of any request for information (other than documents filed by the Trust with the SEC) or of any Takeover Proposal and the material terms and conditions of such request or Takeover Proposal.

     The Merger Agreement provides that nothing contained therein shall prohibit the Trust from taking and disclosing to its Shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Shareholders if, in the good faith judgment of the Board of Trustees, after consultation with outside counsel, failure to so disclose would be inconsistent with its fiduciary duties to the Trust's Shareholders under applicable law; provided, however, that neither the Trust, its Board of Trustees nor any committee thereof shall, except as permitted by the provisions described in the second preceding paragraph, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger Agreement or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

FEES AND EXPENSES

     The Merger Agreement provides that the Trust will pay, or cause to be paid, in same day funds to Newsweb (a) Expenses in an amount up to, but not to exceed, $750,000 and (b) $3,500,000 (the "Termination Fee") under the circumstances and at the times set forth as follows: (i) if Newsweb or Sub terminates the Merger Agreement in accordance with the provision described in clause (b) of paragraph
(3) under "-- Termination of the Merger Agreement" above and at the time of such termination there is no pending Takeover Proposal, the Trust shall pay the Expenses and the Termination Fee upon demand; (ii) if Newsweb or Sub terminates the Merger Agreement in accordance with the provision described in clause (b) of paragraph (3) under "-- Termination of the Merger Agreement" above and at the time of such termination a Takeover Proposal shall then be pending, the Trust shall pay the Expenses upon demand; in addition, if within 12 months after such termination, the Trust shall enter into an Acquisition Agreement providing for a Takeover Proposal or a Takeover Proposal shall be consummated, the Trust shall pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such Takeover Proposal; (iii) if the Trust terminates the Merger Agreement in accordance with the provision described in clause (a) of paragraph (4) under "-- Termination of the Merger Agreement" above, the Trust shall pay the Expenses concurrently therewith; in addition, if within 12 months after such termination, the Trust shall enter into an Acquisition Agreement providing for a Takeover Proposal or a Takeover Proposal shall be consummated, the Trust shall pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such Takeover Proposal; and (iv) if, at the time of any other termination of the Merger Agreement (other than by the Trust (A) in accordance with the provision described in clause (b) of paragraph (4) under "-- Termination of the Merger Agreement" above or (B) provided the Trust is not at the time in breach of its obligations described under "-- No Solicitation" above or "-- Reasonable Efforts" below, in accordance with the provisions described in paragraph (1) under "-- Termination of the Merger" above, clause
(a) of paragraph (2) under "-- Termination of the Merger" above or clause (c) of paragraph (2) under "-- Termination of the Merger" above), a Takeover Proposal shall have been made (other than a Takeover Proposal made prior to September 27, 1996), the Trust shall pay the Expenses, if terminated by the Trust, concurrently therewith or, if terminated by Newsweb, upon demand; in addition, if within 12 months of such termination, the Trust shall enter into an Acquisition Agreement providing for a Takeover Proposal or a Takeover Proposal shall be consummated, the Trust shall pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such Takeover Proposal. For purposes of the Merger Agreement, "Expenses" means documented out-of-pocket fees and expenses incurred or paid by or on behalf of Newsweb in connection with the Merger or the consummation of any of the transactions contemplated by the Merger Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Newsweb or Sub.

CONDUCT OF BUSINESS BY THE TRUST

     The Merger Agreement provides that, except as otherwise expressly contemplated by the Merger Agreement or to the extent that Newsweb shall otherwise consent in writing, (a) the Trust and its subsidiaries will carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as theretofore conducted and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them; (b) the Trust will not, and will not permit any of its subsidiaries to,
(i) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock (other than dividends by a direct or indirect wholly owned subsidiary of the Trust to its parent or regular quarterly cash dividends not to exceed $.08 per Share for the dividend payable on December 1, 1996 and $.10 per Share for each regular quarterly dividend thereafter), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Trust or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Trust or its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except the redemption of the Rights (as hereinafter defined); (c) the Trust will not, and will not permit any of its subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest in the Trust, other than
(i) the issuance of Shares upon the exercise of stock options to purchase Shares outstanding on the date of the Merger Agreement in accordance with their terms,
(ii) the issuance to trustees of options to purchase an aggregate of 3,500 Shares pursuant to the 1988 Trustee's Stock Option Plan and (iii) the issuance of Shares upon the exercise of Rights pursuant to the Rights Agreement (as hereinafter defined); (d) the Trust will not, and will not permit any of its subsidiaries to, amend or propose to amend its Declaration of Trust or articles of incorporation or by-laws (or similar organizational documents); (e) the Trust will not, and will not permit any of its subsidiaries to, acquire or agree to acquire (i) (by merger, consolidation, acquisition of stock or assets or by any other manner) any business, corporation, partnership, limited liability company, joint venture, association, trust or other business organization or division thereof or (ii) any asset having a value in excess of $25,000 or any assets having an aggregate value in excess of $250,000, except U.S. Treasury securities with maturities of less than one year; (f) other than dispositions in the ordinary course of business consistent with past practice which are not material to the Trust and its subsidiaries taken as a whole, the Trust shall not, and shall not permit any of its subsidiaries to sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets; (g) the Trust will not, and will not permit any of its subsidiaries to, (i) incur or guarantee indebtedness for borrowed money or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Trust or any of its subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business consistent with past practice or
(ii) make any loans, advances or capital contributions to, or investments in, any other person, other than (A) to the Trust or any direct or indirect wholly owned subsidiary of the Trust or (B) any advances to employees in accordance with past practice; (h) the Trust shall promptly advise Newsweb of any material adverse change with respect to the Trust and will promptly provide to Newsweb (or its counsel) copies of all filings made by the Trust with any Governmental Entity in connection with the Merger Agreement and the transactions contemplated thereby; (i) the Trust will not make any tax election that would have a material effect on the tax liability of the Trust or any of its subsidiaries and the Trust shall consult with Newsweb before filing or causing to be filed any material income tax return of the Trust or any of its subsidiaries; (j) neither the Trust nor any of its subsidiaries will make or agree to make any new capital expenditure or expenditures that, individually, exceeds $25,000 or, in the aggregate, exceed $500,000; (k) the Trust will not, and will not permit any of its subsidiaries to pay, discharge, settle or satisfy any claims, liabilities or obligations, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Trust included in the Trust's documents filed with the SEC or incurred since the date of such financial statements in the ordinary course of business consistent with past practice; (1) except in the ordinary course of business, the Trust will not, and will not permit any of its subsidiaries to, modify, amend or terminate any material contract or agreement to which the Trust or such subsidiary is a party, or waive, release or assign any material rights or claims; (m) neither the Trust nor any of its subsidiaries shall (i) grant any increases in the compensation of any of its trustees or directors, officers or key employees, except for increases required under employment agreements existing on the date of the Merger Agreement, and increases for officers and employees in the ordinary course of business consistent with past practice that do not increase such officer's or employee's aggregate compensation by more than 5% over such employee's aggregate compensation in effect on the date of the Merger Agreement,
(ii) pay or agree to pay any pension retirement allowance or other employee benefit not required or contemplated by any of the existing benefit plans of the Trust as in effect on the date of the Merger Agreement to any such trustee or director, officer or key employee, whether past or present, (iii) enter into any new benefit plan which was not in existence on the date of the Merger Agreement, or (iv) except as required to comply with applicable law, become obligated under any new benefit plan which was not in existence on the date of the Merger Agreement or amend any such plan or arrangement in existence on the date of the Merger Agreement if such amendment would have the effect of enhancing any benefits thereunder; (n) the Trust shall not adopt any material change, other than in the ordinary course of business or as required by the SEC or by law, in its accounting policies, procedures or practices; and (o) the Trust shall neither exercise its right to repurchase certain property subject and pursuant to that certain Agreement of Sale and Purchase between the Trust and Chicago Dance and Music Theater dated as of August 31, 1994, as amended, nor modify or amend such agreement in any respect.

     In addition to the foregoing, the Trust has agreed that, except as expressly contemplated or permitted by the Merger Agreement, it will not take any action, or permit any of its subsidiaries to take any action, that would, or could reasonably be expected to, result in (a) any of the representations and warranties of the Trust set forth in the Merger Agreement that are qualified as to materiality becoming untrue, or (b) any of such representations and warranties that are not so qualified becoming untrue in any material respect.

TRUST STOCK OPTIONS

     The Merger Agreement provides that, at the Effective Time, each holder of a then outstanding Trust Stock Option, whether or not then exercisable, shall, in settlement thereof and without any action by such holder, be deemed to have made a disposition of such Trust Stock Option to the Trust and shall receive from the Trust for each Share subject to such Trust Stock Option an amount in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Trust Stock Option (the "Option Consideration"); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act who may incur liability as a result of such disposition, any such disposition shall be made, and any such amount shall be paid, as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Upon receipt of the Option Consideration, each Trust Stock Option shall be canceled. The disposition of any Trust Stock Option in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Trust Stock Option. In addition, the Merger Agreement provides that all plans, programs or arrangements providing for the issuance of capital stock of the Trust will be terminated as of the Effective Time and that the Trust will take all actions necessary to ensure that, following the Effective Time, no participant in the Trust's benefit plans has any right thereunder to acquire equity securities of the Trust, the Surviving Company, or any subsidiary of the Trust or the Surviving Company, and to terminate all such benefit plans.

INDEMNIFICATION AND INSURANCE

     In the Merger Agreement, Newsweb and Sub have agreed that the declaration of trust and bylaws of the Surviving Company shall contain the provisions with respect to indemnification set forth in the Declaration of Trust and Bylaws of the Trust on the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnitees under the Declaration of Trust or Bylaws of the Trust in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by law. The Merger Agreement provides that, from and after the Effective Time, the Surviving Company will defend and hold harmless the present and former officers, trustees or directors, agents and employees of the Trust and its subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Newsweb and the Surviving Company (which approval shall not be unreasonably withheld), or otherwise in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on the fact that such person is or was such a trustee or director, officer, agent or employee of the Trust or any subsidiary and arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by the Merger Agreement), in each case to the fullest extent permitted under the laws of the State of Illinois and the Declaration of Trust (and, from and after the Effective Time, shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by the Declaration of Trust and the laws of the State of Illinois, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by the Declaration of Trust). Newsweb will provide, or cause the Surviving Company to provide, for a period of not less than six years after the Effective Time, the Trust's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Newsweb and the Surviving Company shall not be required to pay an annual premium for the D&O Insurance in excess of one and one-half times the last annual premium paid by the Trust prior to the date of the Merger Agreement, but in such case shall purchase as much such coverage as possible for such amount.

REASONABLE EFFORTS

     The Merger Agreement provides that, except as otherwise contemplated therein, each of the parties thereto will use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger and will, and will cause its subsidiaries to, use its reasonable efforts to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by any of them or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by the Merger Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the Trust, including, but not limited to, representations and warranties relating to the Trust's organization and qualification, subsidiaries, capitalization, its authority to enter into the Merger Agreement and carry out related actions, required consents and approvals, filings made by the Trust with the SEC under the Exchange Act and the Securities Act of 1933, as amended (including financial statements included in documents filed by the Trust), absence of certain material adverse changes or events, employee benefit plans, litigation, compliance with applicable laws, tax matters, environmental matters, title to properties and qualification as a real estate investment trust.

     The Merger Agreement also contains various representations and warranties of Newsweb and Sub, including, but not limited to, representations and warranties relating to Newsweb's and Sub's organization, authority to enter into the Merger Agreement and carry out related actions, required consents and approvals, financing necessary to consummate the Merger and litigation.

SEVERANCE POLICY AND OTHER AGREEMENTS

     Pursuant to the Merger Agreement, Newsweb has agreed to maintain or cause the Surviving Company to maintain, with respect to any officer who is covered by a severance policy separate from the standard severance policy for the Trust's employees, such severance policy as in effect as of the Effective Time until the first anniversary of the Effective Time, and as to all other officers and employees, to maintain the Trust's standard severance policy as in effect as of the Effective Time for a period of at least six months from the Effective Time. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

     Newsweb shall honor or cause to be honored all severance agreements, employment agreements, death benefit agreements and non-competition agreements with the Trust's officers and employees disclosed to Newsweb by the Trust on the date of the Merger Agreement. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

     Newsweb shall, until the first anniversary of the Effective Time, provide reasonable and customary outplacement services to employees of the Trust whose employment is terminated without cause, which outplacement services provided to such employees shall include one-on-one counseling and assistance.

REDEMPTION OF RIGHTS

     The Trust shall take all actions necessary to redeem the rights to purchase Shares ("Rights") issued pursuant to the Rights Agreement (the "Rights Agreement") dated as of July 20, 1988 between the Trust and Harris Trust and Savings Bank, as rights agent, effective immediately prior to the Effective Time, provided, that the Merger Agreement has not been terminated prior thereto in accordance with its terms. Pursuant to such redemption, each Shareholder will receive $.01 for each Right redeemed.

ASSIGNMENT

     Pursuant to the Merger Agreement, neither the Merger Agreement nor any of the rights, interests or obligations thereunder shall be assigned by any of the parties thereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Newsweb may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any Affiliate (as defined in the Merger Agreement) of Newsweb, provided Newsweb guarantees the obligation of such assignees through the Closing Date. Subject to the preceding, the Merger Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Pursuant to the Merger Agreement, at the election of Newsweb, any direct or indirect wholly owned subsidiary of Newsweb may be substituted for Sub as a constituent company in the Merger. In such event, the parties to the Merger Agreement shall execute an appropriate amendment to the Merger Agreement in order to reflect such substitution.

                           SOURCE AND AMOUNT OF FUNDS

     The Merger Agreement contains a representation that Newsweb has on hand or available through committed bank facilities all funds necessary to consummate the transactions contemplated by the Merger Agreement. Newsweb has informed the Trust that the funds required to consummate the Merger will come from borrowings under a secured credit facility (the "Credit Facility") and available working capital.

     The Credit Facility consists of a term loan facility pursuant to which LaSalle Northwest National Bank ("LaSalle") and, at LaSalle's election, a syndicate of institutions, will make available to Sub and, if requested by LaSalle, the subsidiaries of the Surviving Company (collectively, the "Borrowers"), a five-year term loan in the aggregate amount of $50,000,000 ("Term Loan") and an interest rate protection facility. All obligations of the Borrowers under the Credit Facility will be secured by first priority liens on and security interests in all presently owned and after-acquired personal property of the Borrowers, and by first mortgage liens on the fee interests held by the Borrowers and their subsidiaries and assignments of leases and rents in and to certain of the properties acquired from the Trust. The obligations of the Borrowers shall be further secured by a pledge of all of the shares of capital stock of Borrowers.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Trustees and executive officers of the Trust have interests in the Merger in addition to their interests solely as Shareholders. Those interests relate to the receipt of cash in exchange for outstanding Trust Stock Options, amounts that may become due after the Effective Time under certain employment and non-competition agreements and the provision of indemnification after the Merger.

     As described herein under "THE MERGER AGREEMENT -- Trust Stock Options," at the Effective Time outstanding Trust Stock Options, whether or not then exercisable, will be deemed to have been transferred to the Trust in exchange for cash. The Trust has granted Trust Stock Options as part of its long-term incentive compensation program beginning in 1983. All Trust Stock Options were granted pursuant to plans approved by the Shareholders (with limited exceptions relating to certain Trust Stock Options granted prior to 1986). In connection with the Merger, the trustees and executive officers will receive the following amounts, before any income tax and other required withholdings, upon the disposition of the Trust Stock Options held by them: Edward McCormick Blair, Jr., $190,001; Peter J. P. Brickfield, $190,001; Charles R. Gardner, $3,602,068;
John S. Gates, Jr., $44,085; Odgen McC. Hunnewell, $131,438; Charles N. Seidlitz, $190,001; David R. Tinkham, $1,065,480; Nancy W. Trowbridge, $86,824; and Robert E. Wood II, $190,001.

     The Trust has employment agreements with Messrs. Gardner and Tinkham (the "Employees"), entered into in April 1993, which, as amended, provide for their employment through April 30, 1998, at total annual base compensation of not less than $300,000 and $160,000 respectively. For the period May 1, 1993 to April 30, 1996, 80% of annual base compensation was payable in cash and 20% was payable in Trust Stock Options thus resulting in a decrease in net cash compensation to the Employees of 20% from their prior amounts. During the term of the employment agreements, up to 20% of annual base compensation may, at the discretion of the Trust, be paid in Trust Stock Options rather than in cash. For the period May 1, 1996 to April 30, 1997, 20% of the base compensation will be paid in Trust Stock Options rather than cash. The options are issued under the 1993 Employees' Stock Option Plan and, in accordance with the plan's terms, are valued at 25% of the fair value of the Shares at the dates of grant.

     Each employment agreement has provisions which become effective following
(i) the adoption of a plan of liquidation by the Board of Trustees, (ii) termination of the employment agreement by the Trust without cause or (iii) resignation by the employee following a change in control (which, as defined in such employment agreements, includes the consummation of the Merger).

     In the event of the adoption of a plan of liquidation by the Board of Trustees, the Trust is obligated to grant stock options (the "Liquidation Options") to purchase 135,000 and 37,500 Shares to Messrs. Gardner and Tinkham, respectively, at an exercise price equal to the then fair market value of a Share. The Liquidation Options become exercisable upon the occurrence of a change in control of the Trust. The Merger Agreement and the Merger do not constitute a plan of liquidation for purposes of the employment agreements.

     Termination of an employment agreement by the Trust without cause prior to a change in control obligates the Trust to (i) pay the Employee his base compensation for 36 months thereafter, (ii) pay an amount equal to the present value of the Employee's additional pension plan benefits accrued through the third anniversary of the date of termination, (iii) pay an amount equal to the product of .20 multiplied by the fair market value of a Share on the date of termination multiplied by 135,000 and 37,500, respectively, to Messrs. Gardner and Tinkham (unless Liquidation Options have previously been granted), (iv) cause to vest immediately all then outstanding Trust Stock Options and (v) continue to provide all other benefits (other than pension plan benefits under the defined benefit plans) to which the Employee would have otherwise been entitled during the 36 month period.

     If there has been a change in control (including the Merger) and either the Trust terminates an employment agreement without cause or the Employee determines that, due to changed circumstances, he is unable to effectively carry out his duties and thereby resigns, the Trust is obligated to cause to vest immediately all then outstanding Trust Stock Options held by the Employee. In addition, a non-competition agreement between such Employee and the Trust becomes effective. Pursuant to the non-competition agreement, such Employee will be prohibited in connection with certain of his activities from competing with the Trust within a three mile radius of the Trust's property in Chicago, Illinois for three years. The compensation payable by the Trust under the non-competition agreements is as follows: (i) an aggregate payment of $930,000 and $510,000 to Messrs. Gardner and Tinkham, respectively, (ii) payment of an amount equal to the present value of the Employee's additional pension plan benefits accrued through the third anniversary of the effective date of the non-competition agreement and (iii) an amount equal to the product of .20 multiplied by the fair market value of a Share on the date preceding the change in control multiplied by 135,000 and 37,500, respectively, to Messrs. Gardner and Tinkham (unless Liquidation Options have previously been granted).

     Assuming that the Effective Time occurred on December 31, 1996 and the employment of Messrs. Gardner and Tinkham was terminated effective as of the Effective Time, Messrs. Gardner and Tinkham would receive an aggregate of $1,647,695 and $699,070, respectively, pursuant to the employment agreements and the non-competition agreements, not including amounts paid upon the disposition of outstanding Trust Stock Options to the Trust pursuant to the Merger Agreement.

     Each trustee and officer of the Trust and its subsidiaries will be entitled to indemnification from the Surviving Company as described herein under "THE MERGER AGREEMENT -- Indemnification and Insurance."

     As of the close of business on September 30, 1996, Fred Eychaner, President and Chief Executive Officer of Newsweb, beneficially owned approximately 9.22% of the Shares outstanding at such time. Shares beneficially owned by Mr. Eychaner as of the Effective Time will be treated in the same manner as other outstanding Shares of the Trust.

                          MARKET PRICES OF THE SHARES

     The Shares are traded on Nasdaq under the symbol "DOCKS." On February 27, 1996, the last trading day prior to the Trust's public announcement that it had formed the Special Committee to study strategic alternatives available to the Trust to maximize Shareholder value, the last reported sale price of the Shares, as reported by Nasdaq, was $12.00 per Share. On September 27, 1996, the last trading day prior to the execution of the Merger Agreement, the last reported sale price of the Shares, as reported by Nasdaq, was $15.50 per Share. On
            , 1996, the last trading day prior to the date of this Proxy Statement, the last reported sale price of the Shares, as reported by Nasdaq,
was $          per Share. Shareholders are urged to obtain current market quotations for the Shares.

     The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share of the Shares and the dividends declared per
Share:

                                                                                    DIVIDENDS
                                                                 HIGH       LOW     DECLARED
                                                                -------   -------   ---------
    FISCAL 1995
    1st Quarter...............................................  $10.25    $ 9.00      $0.01
    2nd Quarter...............................................  $11.50    $ 9.50      $0.01
    3rd Quarter...............................................  $12.00    $10.00      $0.01
    4th Quarter...............................................  $11.50    $10.25      $0.01
    FISCAL 1996
    1st Quarter...............................................  $12.50    $11.375     $0.01
    2nd Quarter...............................................  $14.50    $10.50      $0.01
    3rd Quarter...............................................  $11.00    $ 9.50      $0.01
    4th Quarter...............................................  $15.00    $10.375     $0.07(1)
    FISCAL 1997
    1st Quarter...............................................  $15.25    $13.25      $0.06
    2nd Quarter (through October 28, 1996)....................  $20.625   $14.25      $0.08(2)

---------------

(1) This amount consists of a $.03 per Share dividend declared February 13, 1996, payable March 1, 1996, which was in addition to the $.01 per Share dividend declared during the third quarter of fiscal 1996, payable March 1, 1996, and a $.04 per Share quarterly dividend declared April 11, 1996 payable June 1, 1996.
(2) A cash dividend of $.08 per Share was declared on October 15, 1996, payable December 2, 1996 to Shareholders of record on November 15, 1996.

     There were approximately 520 record holders of the Shares at the close of business on the Record Date.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows the beneficial ownership of the Shares at August 31, 1996 by (i) each person known to the Trust to be the beneficial owner of more than 5% of the outstanding Shares; (ii) each person who was an executive officer with cash compensation in excess of $100,000 during the year; (iii) each Trustee; and (iv) all Trustees and executive officers as a group:

                                                             AMOUNT AND
                                                             NATURE OF
                                                             BENEFICIAL        PERCENT OF SHARES
                             NAME                           OWNERSHIP(1)       (IF 1% OR GREATER)
    ------------------------------------------------------  ------------       ------------------
    Private Capital Management, Inc.......................     596,100(2)             10.31%
      Bruce Sherman
      3003 Tamiami Trail North
      Naples, Florida 33940
    United Nations Joint Staff Pension Fund...............     566,812(3)              9.80%
      United Nations
      New York, New York 10017
    Fred Eychaner.........................................     533,200(4)              9.22%
      c/o Newsweb Corporation
      1645 West Fullerton Avenue
      Chicago, Illinois 60614
    Cowen & Company.......................................     442,200(5)              7.65%
      Cowen Incorporated
      Joseph M. Cohen
      Financial Square
      New York, New York 10005
    Edward McCormick Blair, Jr............................      19,332(6)(7)             --
    Peter J.P. Brickfield.................................      19,332(6)(8)             --
    Charles R. Gardner....................................     249,263(9)              4.14%
    John S. Gates, Jr.....................................       3,392(10)               --
    Ogden McC. Hunnewell..................................      16,232(11)               --
    Charles N. Seidlitz...................................     117,177(6)(12)          2.02%
    David R. Tinkham......................................      69,295(13)             1.18%
    Nancy W. Trowbridge...................................      97,070(14)             1.68%
    Robert E. Wood II.....................................      17,532(6)                --
    All Trustees and Executive Officers as a Group (9          608,625(15)             9.86%
      persons)............................................

---------------
 (1) Unless otherwise indicated, the Shares listed are owned directly by the indicated person and such person has sole voting and investment power as to such Shares.
 (2) Mr. Sherman is President of Private Capital Management, Inc. ("PCM"). Mr. Sherman and PCM each have shared dispositive power with respect to 596,100 Shares and no voting power with respect to such Shares based on information contained in the Schedule 13D filed June 16, 1995. Mr. Sherman personally owns no Shares. The Trust has entered into a letter agreement with Mr. Sherman and PCM which provides, among other things, that neither of them shall acquire Shares which would result in the ownership by them of more than 638,900 Shares except in accordance with the Trust's Declaration of Trust. The letter agreement further provides that with respect to Shares owned by PCM and/or Mr. Sherman, no one person owns or will own (within the meaning of ownership under the Internal Revenue Code and Treasury regulations) more than 9.8% of the Trust's outstanding Shares, except in accordance with the provisions of the Declaration of Trust.
 (3) The Trust has been advised that the United Nations, on behalf of the United Nations Joint Staff Pension Fund (the "Fund"), beneficially owns and retains sole legal power to vote and dispose of 566,812 Shares. However, because Fiduciary Company International ("Fiduciary"), the appointed investment advisor to the Fund, often influences these decisions, dispositive and voting power over these Shares is reported as shared in the
     Schedule 13G dated February 13, 1996 filed by Fiduciary. Fiduciary

     Trust renders investment advice or has sole or shared voting or dispositive power on an additional 126,904 Shares.
 (4) Fred Eychaner ("Eychaner") individually and on behalf of Newsweb, of which Eychaner is President and Chief Executive Officer, filed a Schedule 13D most recently amended on October 1, 1996 reporting the indicated attributes of beneficial ownership for the following number of Shares:

                                                                    Eychaner   Newsweb
                                                                    --------   -------
        Sole Voting Power.........................................  533,200        0
        Shared Voting Power.......................................      100      100
        Sole Dispositive Power....................................  533,200        0
        Shared Dispositive Power..................................      100      100

     On June 20, 1996, Newsweb and the Trust entered into an agreement pursuant to which (i) the Trust agreed to provide Newsweb with confidential information regarding the Trust for the purposes of evaluating a possible business combination with the Trust; (ii) Newsweb agreed to keep such information confidential, subject to certain limited exceptions; and (iii) Newsweb was prohibited from engaging in certain acquisitions relating to the Shares, assets or business of the Trust during the period beginning on such date and ending on the earlier of (x) December 31, 1996, and (y) the date on which the Trust shall disclose publicly that the Trust is no longer actively seeking or negotiating indications of interest or offers with respect to, or otherwise pursuing, one or more business combinations involving all or substantially all of the Shares or assets of the Trust.
 (5) Joseph M. Cohen is a director and the Chief Executive Officer of Cowen Incorporated. Mr. Cohen serves as the sole voting trustee of a voting trust, the corpus of which is the voting stock of Cowen Incorporated. The Trust was advised by Cowen & Company that, as of August 21, 1996, each of the reporting persons has the indicated attributes of beneficial ownership for the following number of Shares:

        Sole Voting Power......................................................   88,300
        Shared Voting Power....................................................  174,900
        Sole Dispositive Power.................................................   88,300
        Shared Dispositive Power...............................................  353,900

 (6) Includes 17,332 Shares subject to acquisition within 60 days by exercise of Trust Stock Options.
 (7) Does not include Shares held by William Blair & Company LLC in its trading inventories, nor 3,900 Shares owned by Mr. Blair's children as to which beneficial ownership is disclaimed.
 (8) Includes 2,000 Shares held in an Individual Retirement Account for the benefit of Mr. Brickfield.
 (9) Includes 233,463 Shares which Mr. Gardner has the right to acquire within 60 days upon exercise of Trust Stock Options.
(10) Includes 2,392 Shares subject to acquisition within 60 days by exercise of Trust Stock Options.
(11) Includes 10,832 Shares subject to acquisition within 60 days by exercise of Trust Stock Options. Does not include 160,735 Shares owned by Mr. Hunnewell's mother, his aunt and their descendants.
(12) Includes 900 Shares owned in joint tenancy with his wife.
(13) Includes 68,895 Shares which Mr. Tinkham has the right to acquire within 60 days upon exercise of Trust Stock Options. Does not include 1,000 Shares held by trusts for his children of which his wife is the trustee, as to which beneficial ownership is disclaimed.
(14) Includes 73,126 Shares owned by Ms. Trowbridge's mother-in-law as to which Ms. Trowbridge and her husband each has the power to vote such Shares. Also includes 13,782 Shares owned by Ms. Trowbridge's children and 6,568 Shares subject to acquisition within 60 days by exercise of Trust Stock Options. Does not include 10,594 Shares owned by Ms. Trowbridge's husband as to which beneficial ownership is disclaimed. Also does not include approximately 475,000 Shares held by other relatives of Ms. Trowbridge.
(15) Includes 391,478 Shares which may be acquired by executive officers and trustees within 60 days upon exercise of Trust Stock Options. Excluding the 391,478 Shares subject to Trust Stock Options, the executive officers and trustees beneficially owned an aggregate of 217,147 Shares representing approximately 4% of the Shares outstanding at August 31, 1996.

                              THE TRUST AMENDMENT

     The description of the Trust Amendment contained in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the Trust Amendment, a copy of which is attached hereto as Appendix B and incorporated herein by reference.

     At the Special Meeting, Shareholders will be asked to consider and vote on the Trust Amendment. Unlike Illinois business corporations, mergers involving which are governed by the statutory provisions of the Illinois Business Corporation Act, mergers involving the Trust are governed by the Declaration of Trust and Illinois law generally. The purpose of the Trust Amendment is to set forth and clarify certain procedures to be followed in connection with consummation of the Merger. The Trust Amendment (i) provides that the merger of the Trust into any other person (including the Merger) requires the approval of at least two-thirds of the duly qualified and acting trustees of the Trust and the favorable vote of the holders of at least two-thirds of the outstanding Shares, (ii) states that the limitation on ownership of Shares contained in the Declaration of Trust (limiting ownership per person to 9.8% of the outstanding Shares) does not apply to the acquisition of Shares pursuant to a merger involving the Trust (including the Merger), and (iii) sets forth provisions governing mergers involving the Trust (including the Merger), including (A) requirements for a plan of merger, (B) requirements for Shareholder approval,
(C) requirements for filing of articles of merger and (D) provisions relating to the effective date and effect of the merger. The Trust Amendment is based, in large part, on similar provisions contained in the Illinois Business Corporation Act. The Trust Amendment, however, does not provide Shareholders the right to dissent from the Merger and seek an appraisal of their Shares.

     Approval of the Trust Amendment by Shareholders is a condition to the obligations of the Trust, Newsweb and Sub under the Merger Agreement to consummate the Merger. See "THE MERGER AGREEMENT -- Conditions to the Merger." Pursuant to the Declaration of Trust, approval of the Trust Amendment requires the affirmative vote of the holders of at least two-thirds of the outstanding Shares entitled to vote thereon. THE BOARD OF TRUSTEES HAS APPROVED THE TRUST AMENDMENT AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE TRUST AMENDMENT.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected historical consolidated financial data for the Trust for each of the five years in the period ended April 30, 1996 and for the three-month periods ended July 31, 1996 and July 31, 1995. Such data have been derived from, and should be read in conjunction with, the audited Consolidated Financial Statements, including the notes thereto contained herein and the unaudited consolidated interim financial statements for the three months ended July 31, 1996, including the notes thereto, also contained herein. See "CONSOLIDATED FINANCIAL STATEMENTS."

                                                THREE MONTHS ENDED
                                                     JULY 31,                     FISCAL YEAR ENDED APRIL 30,
                                                -------------------   ----------------------------------------------------
                                                  1996       1995       1996       1995       1994       1993       1992
                                                --------   --------   --------   --------   --------   --------   --------
                                                                 (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
REVENUES......................................  $  6,039   $  5,349   $ 22,287   $ 22,389   $ 20,714   $ 20,554   $ 19,224
                                                ========   ========   ========   ========   ========   ========   ========
OPERATING INCOME (LOSS).......................  $  1,158   $    146   $  1,870   $ (1,019)  $    309   $ (1,412)  $  1,484
INVESTMENT AND OTHER INCOME...................       104         86        334        342        321        376        706
EQUITY IN NET LOSS OF LCD PARTNERSHIP.........      (101)      (103)      (349)      (475)      (530)    (1,218)      (830)
RESTRUCTURING EXPENSES........................       (89)        --       (300)        --         --         --         --
NET GAIN (LOSS) FROM DISPOSITION OF REAL
  ESTATE......................................        --         --         --     (1,729)        --         --     43,849
                                                --------   --------   --------   --------   --------   --------   --------
NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM...        --         --      1,555     (2,881)       100     (2,254)    45,209
EXTRAORDINARY ITEM:
GAIN FROM EXTINGUISHMENT OF DEBT..............        --         --         --      2,067         --         --         --
                                                --------   --------   --------   --------   --------   --------   --------
         NET INCOME (LOSS)....................  $  1,072   $    129   $  1,555   $   (814)  $    100   $ (2,254)  $ 45,209
                                                ========   ========   ========   ========   ========   ========   ========
REAL ESTATE, net..............................  $ 79,116   $ 81,617   $ 79,846   $ 82,314   $103,029   $106,329   $110,157
TOTAL ASSETS..................................   128,301    126,459    126,008    123,276    140,156    139,573    138,320
MORTGAGE NOTES PAYABLE........................    28,087     27,866     28,068     27,369     44,121     42,493     41,080
SHAREHOLDERS' EQUITY..........................    84,599     82,968     83,874     82,897     83,942     84,073     87,773
PER SHARE:
EARNINGS (LOSS)...............................  $    .19   $    .02   $    .27   $   (.14)  $    .02   $   (.39)  $   7.82
DIVIDENDS DECLARED............................       .06        .01        .10        .04        .04        .25        .31
BOOK VALUE....................................     14.63      14.34      14.50      14.33      14.51      14.54      15.18
OTHER SUPPLEMENTAL DATA:
CASH FLOWS PROVIDED BY (USED IN):
  OPERATING ACTIVITIES........................  $  1,729   $  1,269   $  4,001   $  2,115   $  2,468   $    (26)  $  1,145
  INVESTING ACTIVITIES........................    (1,711)    (1,100)    (3,092)     2,225     (2,148)     1,953     (3,290)
  FINANCING ACTIVITIES........................      (255)       (80)      (496)    (4,483)      (409)    (2,033)     1,946
FUNDS FROM OPERATIONS(1)......................     2,031      1,011      5,403      2,859      4,454      2,328      4,225

---------------

(1) The Board of Governors of the National Association of Real Estate Investment Trusts in 1991 adopted a definition of "Funds From Operations" as follows:

        Funds from Operations means net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.

        The intent of the Board of Governors in the creation of Funds from Operations was to disregard unusual events in the calculation of Funds from Operations. Accordingly, the Trust has excluded restructuring expenses from its calculation of Funds from Operations.

        In March 1995, the Board of Governors clarified this definition with respect to the treatment of certain items, although the clarification did not affect the Trust's reporting of such funds. The above definition of Funds from Operations includes certain material non-cash items which are reported in income and expense of the Trust. Specifically, accrued environmental remediation, the effect of averaging rental revenue from the hotel ground lease, and the difference between current interest payable and contractual interest on the note secured by the rents from and the land under the hotel, are included in Funds from Operations. Please refer to the Consolidated Statements of Cash Flows in the financial statements for the computation of cash flows from operating, investing and financing activities.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

FINANCIAL CONDITION

     At September 30, 1996, East Water Place, L.P., the developer lessee of East Water Place Townhomes has leased 36 townhome lots from the Trust. The lease for the remaining 20 lots will commence on November 1, 1996. Initial occupancy of the townhomes is planned by the end of calendar 1996.

     On June 6, 1996, the EPA issued a Unilateral Administrative Order which requires the remediation of an area in Cityfront Center currently used as a parking lot known as the Tested Site. Kerr-McGee Chemical Corporation ("KMCC"), which is responsible for the remediation of the Tested Site, in conjunction with the Trust submitted a work plan for the remediation to the EPA. The EPA has since reviewed and commented on the work plan and the Trust and KMCC responded to the comments. In September, additional drilling began to more precisely define the area to be remediated. Remediation began in October, with completion expected by the end of calendar year 1996 or early 1997. Additional conditions may exist on the site which would be discovered only upon excavation which may impact the timing and the extent of remediation.

     During the third quarter of fiscal 1995, the Trust sold a parcel of land to the Chicago Music and Dance Theater, Inc. (the "Theater") for the construction of a 1,500 seat performing arts theater in Cityfront Center. The Theater reports it is close to raising the necessary financing for the construction of the project. The Trust retained repurchase rights for the site if the Theater had not made a substantial commencement of construction prior to September 1, 1996, subject to force majeure delays (which date was extended to October 1, 1996, subject to force majeure delays, by agreement of the Trust and the Theater dated August 30, 1996). The Theater began site preparation with its existing funds on an interim basis prior to October 1, 1996. The Theater is currently continuing its financing efforts.

     Recently the actual calendar 1995 real estate tax bills for the Trust's Cityfront Center property were released by the Cook County Assessor. These bills reflect a slight decrease from calendar 1994 taxes. The Trust had reflected an estimate for calendar 1995 taxes at the end of fiscal 1996 which assumed an increase in calendar 1995 taxes over calendar 1994 taxes.

     During the first quarter of fiscal 1997, the Mid-Rise and High-Rise buildings of Cityfront Place continued their strong performances. Average occupancy during the quarter was 97% and 96% for the Mid-Rise and High-Rise respectively. At the Trust's two properties outside of Chicago, occupancy at Lincoln Garden in Tampa, Florida and at Waterplace Park in Indianapolis, Indiana was 92% and 90%, respectively, at July 31, 1996. As of October 1, 1996, occupancy was 92% at the Mid-Rise, 94% at the High-Rise, 96% at Lincoln Garden and 99% at Waterplace Park.

RESULTS OF OPERATIONS -- THREE MONTHS ENDED JULY 31, 1996 VERSUS THREE MONTHS ENDED JULY 31, 1995

     Revenues. Revenue from rental property increased for the three months ended July 31, 1996 compared to the same period in the prior year primarily due to revenue generated by the Trust's surface parking lots. As a result of a lease, which began January 1, 1996, with System Parking, Inc., current quarter revenues from these lots increased by $824,000. Current quarter revenues also exceeded revenues from the first quarter of fiscal 1996 for the Mid-Rise, the Ogden Plaza parking facility, Waterplace Park and Lincoln Garden. Finally, the current quarter reflects revenues generated by the East Water Place Townhomes. No townhome revenue was recorded during the first quarter of fiscal 1996.

     Under the terms of the lease with System Parking, Inc., the Trust became liable for real estate taxes on all four of the surface parking lots. Under the prior lease, the lessee had the responsibility for the payment of real estate taxes. As a result, real estate taxes payable by lessees decreased in the current quarter. Real estate taxes payable by lessees are also reflected as an expense, and therefore, do not affect net income.

     Equity in Net Loss of LCD Partnership reflects the Trust's effective one-third share of the operations of New Street Joint Venture, the entity which owns the Cityfront Place High-Rise. The loss during the Trust's first quarter of fiscal 1997, which ended July 31, 1996, reflects the building's operations from January 1, 1996 through March 31, 1996, the first quarter of New Street Joint Venture's fiscal year. The current quarter loss had no impact on Trust cash flows since New Street Joint Venture did not require additional equity contributions and because of the cash flow priority of LCD's partner in New Street Joint Venture.

     Expenses. Although real estate tax expenses decreased by only $14,000 this quarter compared to the first quarter of fiscal 1996, two major differences exist between the quarters. First, actual calendar 1995 real estate tax bills were lower than the estimate reflected in the April 30, 1996 accrual balance. Second, under the terms of its lease with System Parking, Inc., the Trust assumed the responsibility for real estate taxes on all four of the surface parking lots. Under the terms of the prior lease, the lessee had the responsibility for the payment of taxes and these were reported as real estate taxes payable by lessees.

     Property operating expenses increased primarily due to increases at the Mid-Rise and Waterplace Park. The increase at the Mid-Rise included an increase in carpet replacement in individual units, which is recorded as expense when incurred. The increase at Waterplace Park is the result of a significant increase in occupancy from the current quarter as compared to the first quarter of fiscal 1996.

     Restructuring expenses consist primarily of legal and consulting expenses related to the solicitation of indications of interest for a potential business combination.

RESULTS OF OPERATIONS -- FISCAL 1996 VERSUS FISCAL 1995

     Revenues. Revenue from rental property increased in fiscal 1996 compared to fiscal 1995 primarily due to revenue generated by the Trust's surface parking lots. As a result of a new lease with System Parking, Inc. for four surface parking lots and as a result of the early termination of a prior lease with North Pier Chicago for the parcel P-9 surface parking lot, fiscal 1996 revenues increased by $1,607,000 over fiscal 1995 revenues. Revenue from the Mid-Rise also increased during fiscal 1996 by $427,000 due to a combination of higher rates and higher occupancy compared to fiscal 1995. These increases were partially offset by the disposition of One Michigan Avenue in December 1994. The Trust recorded no revenue from One Michigan Avenue in fiscal 1996 compared to $1,477,000 recorded in fiscal 1995.

     Due to the termination of the lease with respect to parcel P-9 effective July 31, 1995 and due to the terms of the new lease with System Parking, Inc., effective January 1, 1996 for four surface parking lots, the Trust became liable for real estate taxes on these parcels. As a result, real estate taxes payable by lessees decreased by $605,000 compared to the same period in the prior year. Real estate taxes payable by lessees are also reflected as an expense, and therefore, do not affect net income.

     Equity in Net Loss of LCD Partnership reflects the Trust's effective one-third share of the operations of New Street Joint Venture, the entity which owns the Cityfront Place High-Rise. The fiscal 1996 loss reflects the building's operations from January 1, 1995 through December 31, 1995, New Street Joint Venture's fiscal year. The reduction in the loss compared to fiscal 1995 primarily results from increased rental rates. The fiscal 1996 loss had no impact on Trust cash flows since New Street Joint Venture had positive cash flow and because of the cash flow priority of LCD's partner in New Street Joint Venture.

     Expenses. The disposition of One Michigan Avenue in December 1994, is the most significant factor in the reductions in property operating expenses, depreciation and amortization expense and interest expense in fiscal 1996 compared to fiscal 1995.

     The increase in real estate taxes results primarily from the Trust assuming the responsibility for the taxes under the terms of the new lease with System Parking, Inc. Under the terms of the prior lease, the lessee had the responsibility for the payment of taxes and these were reported as real estate taxes payable by lessees. This increase was partially offset by the disposition of One Michigan Avenue in December 1994.

     General and administrative expense increased for fiscal 1996 primarily as a result of higher legal expense, higher trustee expense due to an increase in the number of meetings, an increase in bonuses, higher pension expense, and an increase in the cost of printing and distributing shareholder reports.

     Restructuring expenses consist of the combination of hiring FPL Associates to assist the Trust in its long range planning process, retaining Lehman Brothers to assist the Trust in studying strategic alternatives designed to enhance shareholder value, and other related expenses.

RESULTS OF OPERATIONS -- FISCAL 1995 VERSUS FISCAL 1994

     Revenues. Revenue from rental property decreased in fiscal 1995 compared to fiscal 1994 primarily due to the disposition of One Michigan Avenue in December 1994. Furthermore, revenues at One Michigan Avenue declined in fiscal 1995 prior to the disposition, due to the decrease in occupancy and rental rate under the terms of IBM's new lease at the property. The combination of these two factors resulted in a decrease in revenue from One Michigan Avenue during fiscal 1995 of $1,054,000.

     The increase in real estate taxes payable by lessees during fiscal 1995 reflects an increase in the estimated tax assessment on the Sheraton Chicago Hotel & Towers. Real estate taxes payable by lessees are also reflected as an expense, and therefore, do not affect net income.

     Equity in Net Loss of LCD Partnership reflects the Trust's effective one-third share of the operations of New Street Joint Venture, the entity which owns the Cityfront Place High-Rise. The fiscal 1995 loss reflects the building's operations from January 1, 1994 through December 31, 1994, New Street Joint Venture's fiscal year. The 1995 loss had no impact on Trust cash flows since New Street Joint Venture had positive cash flow and because of the cash flow priority of LCD's partner in New Street Joint Venture.

     Expenses. Real estate taxes increased in fiscal 1995 compared to fiscal 1994 due to refunds of prior year real estate taxes received in fiscal 1994. Refunds of prior year real estate taxes received during fiscal 1995 were significantly less. The fiscal 1995 increase was partially offset by the disposition of One Michigan Avenue in December 1994 and by the sale in December 1994 of a parcel of land located in Cityfront Center to the Chicago Music and Dance Theater, Inc.

     The decreases in property operating expenses and in depreciation and amortization expense during fiscal 1995 reflect the disposition of One Michigan Avenue in December 1994. The Trust stopped recording these expenses on December 16, 1994, the date of the sale by foreclosure of One Michigan Avenue. Accordingly, for fiscal 1995, the Trust recorded only seven and a half months of these expenses compared to twelve months for fiscal 1994.

     In the fourth quarter of fiscal 1995, the Trust recorded environmental remediation expense of $1,035,000 based upon the resolution of accounting and other issues related to environmental remediation costs of property held for development and the execution of an agreement with KMCC (as expanded and superseded by the agreement between the Trust and KMCC dated January 18, 1996, the "Reimbursement Agreement"). No such expense was recorded during fiscal 1994. This amount includes the Trust's share of testing and legal costs related to a
2.8 acre site in Cityfront Center currently used as a parking lot (the "Tested Site") through April 30, 1995, plus $750,000, which is the maximum reimbursement obligation of the Trust pursuant to the terms of the Reimbursement Agreement. This amount excludes the amount of the potential claims for some or all of the Trust's share of the remediation costs under the Trust's current or prior insurance policies.

     Interest expense for fiscal 1995 decreased compared to fiscal 1994 primarily due to the disposition of One Michigan Avenue in December 1994. Although the Trust suspended regular debt service on the One Michigan Avenue note subsequent to the September 1, 1993 payment, the Trust continued to accrue interest on the loan through the date of the disposition of the property. See
Note 5 to the Consolidated Financial Statements for a more complete discussion of the One Michigan Avenue note. The decrease in interest expense was partially offset by an increase in interest expense on the note secured by the rents from and the land under the Sheraton Chicago Hotel & Towers due to the increased principal balance of this note resulting from the additional accrual of interest under the terms of the note.

     Net Loss From Disposition of Real Estate and Gain From Extinguishment of Debt. The Trust recognized a gain of $1,603,000 from the sale of a parcel of land to the Chicago Music and Dance Theater, Inc. during the third quarter of fiscal 1995. Total consideration from the sale equaled $2,638,000 which consisted of cash received of $1,250,000 plus the value of a construction obligation of $1,388,000 assumed by the Theater which will benefit the surrounding parcels still owned by the Trust. This construction obligation is a pedestrian concourse through the theater site which was required under the Planned Development Ordinance affecting the Trust's land at Cityfront Center.

     During the third quarter of fiscal 1995, the Trust also recognized a net loss of $1,265,000 as a result of the sale by foreclosure of One Michigan Avenue. The net loss consisted of a loss from disposition of real estate of $3,332,000 and an extraordinary gain from the extinguishment of debt of $2,067,000. The loss from disposition of real estate represents the difference between the carrying value of the property and the estimated fair market value of the property on the date of foreclosure. The extraordinary gain represents the difference between the principal amount of the note plus accrued interest and the estimated fair market value of the property on the date of the foreclosure.

LIQUIDITY AND CAPITAL RESOURCES -- THREE MONTHS ENDED
JULY 31, 1996 VERSUS THREE MONTHS ENDED JULY 31, 1995

     Cash Flows:

     Operating. Cash flows from operating activities increased in the first quarter of fiscal 1997 compared to the same quarter in the prior year due primarily to an increase in cash flows from parking operations.

     Investing. Cash flows used in investing activities increased during the quarter due to an increase in the acquisition of unrestricted short-term investments. These acquisitions were made possible by the increase in operating cash flows.

     Financing. Cash flows used in financing activities increased during the quarter due to the increase in dividends paid.

     Funds From Operations. The Board of Governors of the National Association of Real Estate Investment Trusts in 1991 adopted a definition of "Funds From Operations" as follows:

     Funds from Operations means net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.

     Funds from Operations equaled $2,031,000 during the quarter compared to $1,011,000 for the same period in the prior fiscal year. This increase of $1,020,000 is primarily due to the increase in net income from parking operations.

     In March 1995, the Board of Governors clarified the preceding definition with respect to the treatment of certain items, although the clarification did not affect the Trust's reporting of such funds. The preceding definition of Funds from Operations includes certain material non-cash items which are reported in income and expense of the Trust. Please refer to the Consolidated Statements of Cash Flows in the financial statements for the computation of cash flows from operating, investing and financing activities.

LIQUIDITY AND CAPITAL RESOURCES -- FISCAL 1996 VERSUS FISCAL 1995

     Cash Flows:

     Operating. The increase in cash flows from operating activities in fiscal 1996 compared to fiscal 1995 was due primarily to an increase in cash flows from parking operations and from the Mid-Rise.

     The effect of averaging hotel rental revenue represents the difference between base rent recognized and cash base rent received during the year on the hotel ground lease. In both fiscal year 1996 and 1995 the Trust recorded base rent of $4,848,000. However, in fiscal 1996 the Trust received cash base rent of $1,625,000, while receiving $150,000 in fiscal 1995.

     The difference between current interest payable and contractual interest represents the difference between interest expense on the note secured by the rents from and the land under the hotel, and the interest paid on this note. This difference was $1,132,000 less in fiscal 1996 due primarily to the increase in the cash interest paid on the loan. The monthly cash interest paid equals the prior month's minimum cash base rent from the hotel ground lease through December 31, 1998.

     Investing. Cash flows from investing activities decreased in fiscal 1996 compared to fiscal 1995 due to several factors. First, during fiscal 1996 the Trust acquired a net $2,248,000 of short-term investments; during fiscal 1995, the Trust sold United States Treasury Notes with a par value of $1,250,000 to facilitate the paydown of the $4,000,000 balance on its line of credit with First Bank, N.A. Second, the Trust received $1,250,000 in fiscal 1995 from the sale of land to the Chicago Music and Dance Theater, Inc. Finally, the $1,000,000 One Michigan Avenue loan escrow funded during fiscal 1994 was returned to the Trust during fiscal 1995.

     Additions to investments in real estate during fiscal 1996 consisted primarily of tenant improvements at the office properties in Indianapolis and Tampa of $284,000, improvements to parcel P-7 for a surface parking lot of $132,000 and building improvements at the Mid-Rise, Waterplace Park and Lincoln Garden of $126,000. In contrast, fiscal 1995 additions to investments in real estate consisted primarily of tenant improvements at the office properties of $694,000 and building improvements of $245,000.

     Financing. Cash flows used in financing activities decreased in fiscal 1996 compared to fiscal 1995 due to the paydown of the Trust's $4,000,000 advance on its line of credit with First Bank, N.A., during fiscal 1995. Earlier in fiscal 1995 the Trust repaid the $4,000,000 Cityfront Place Mid-Rise note issued February 25, 1992, using the proceeds from a $4,000,000 draw on its available $20,000,000 line of credit with First Bank, N.A.

     Funds From Operations. Funds from Operations increased during fiscal 1996 compared to fiscal 1995 by $2,544,000 primarily due to the increase in net income from parking and from the Mid-Rise. Fiscal 1996 Funds from Operations also increased because the Trust recorded environmental remediation expense of $1,035,000 during fiscal 1995. This amount included the Trust's share of testing and legal costs related to the Tested Site through April 30, 1995, plus $750,000, which is the maximum reimbursement obligation of the Trust pursuant to the terms of the Reimbursement Agreement with KMCC. No such expense was recorded during fiscal 1996. For fiscal 1996 the calculation of Funds from Operations excludes restructuring expenses of $300,000. Funds from Operations includes certain material non-cash items which are reported in income and expense of the Trust. Please refer to the Consolidated Statements of Cash Flows in the financial statements for the computation of cash flows from operating, investing and financing activities.

LIQUIDITY AND CAPITAL RESOURCES -- FISCAL 1995 VERSUS FISCAL 1994

     Cash Flows:

     Operating. Cash flows from operating activities decreased in fiscal 1995 compared to fiscal 1994 by $353,000. This decrease was primarily due to a decrease during fiscal 1995 of $359,000 in refunds of prior year real estate taxes. The amount of refunds received during fiscal 1994 was unusually high. During fiscal 1994 the Trust received $473,000 in refunds compared to just $114,000 received during fiscal 1995.

     Cash flows from operating activities from the Mid-Rise increased during fiscal 1995 due to lower real estate tax payments. Fiscal 1994 payments were unusually high due to the change in the assessment of the Mid-Rise site from partially developed. This increase in fiscal 1995 cash flows was partially offset by higher real estate tax payments on the Trust's other Cityfront Center land. Cash flows from operating activities for the Trust's other operating properties as a group were substantially unchanged from fiscal 1994 to fiscal 1995.

     No change occurred from fiscal 1994 to fiscal 1995 in the effect of averaging hotel rental revenue. This item represents the difference between revenue recognized and cash rent received during the year on the hotel ground lease. In both fiscal years the Trust recorded revenue of $4,848,000 while receiving cash of $150,000.

     The difference between current interest payable and contractual interest represents the difference between interest expense on the note secured by the rents from and the land under the hotel, and the interest paid on this note. This difference was $160,000 greater in fiscal 1995 due to the increase in the outstanding principal balance of the loan. The monthly cash interest paid equals the prior month's minimum cash rent from the hotel ground lease through December 31, 1998.

     Investing. Cash flows from investing activities increased in fiscal 1995 compared to fiscal 1994 due to several factors. First, cash received from the sale of land to the Chicago Music and Dance Theater, Inc. equaled $1,250,000 during fiscal 1995. Second, the $1,000,000 One Michigan Avenue loan escrow funded during fiscal 1994 was returned to the Trust during fiscal 1995. Finally, the Trust sold United States Treasury Notes with a par value of $1,250,000 to facilitate the paydown of the $4,000,000 advance on its line of credit with First Bank, N.A.

     Additions to investments in real estate during fiscal 1995 consisted primarily of tenant improvements of $694,000 and building improvements of $245,000. In contrast, fiscal 1994 additions to investments in real estate consisted primarily of tenant improvements of $254,000, costs related to environmental matters of $203,000 and building improvements of $90,000.

     Financing. Cash flows used in financing activities increased in fiscal 1995 compared to fiscal 1994 due to the paydown of the Trust's $4,000,000 advance on its line of credit with First Bank, N.A., during fiscal 1995. Earlier in fiscal 1995 the Trust prepaid the $4,000,000 Cityfront Place Mid-Rise note issued February 25, 1992, using the proceeds from a $4,000,000 advance on its available $20,000,000 line of credit with First Bank, N.A.

     Funds From Operations. Funds from Operations decreased during fiscal 1995 compared to fiscal 1994 by $1,595,000 primarily due to three factors. First, the Trust recorded environmental remediation expense of $1,035,000 during fiscal 1995. This amount included the Trust's share of testing and legal costs related to the Tested Site through April 30, 1995, plus $750,000, which is the maximum reimbursement obligation of the Trust pursuant to the terms of the Reimbursement Agreement with KMCC. No such expense was recorded during fiscal 1994. Second, refunds of prior year real estate taxes decreased during fiscal 1995 by $359,000. Third, interest expense increased by $160,000 during fiscal 1995 on the note secured by the rents from and the land under the Sheraton Chicago Hotel & Towers due to the increasing balance of this note resulting from the additional accrual of interest under the terms of the note. Funds from Operations includes certain material non-cash items which are reported in income and expense of the Trust. Please refer to the Consolidated Statements of Cash Flows in the financial statements for the computation of cash flows from operating, investing and financing activities.

LIQUIDITY AND CAPITAL RESOURCES -- GENERAL DISCUSSION

     The Trust has historically used non-recourse debt secured by individual properties as the primary source of additional capital, when needed, to fund acquisitions or development. It has also acquired income producing properties in tax-deferred exchanges in which little or no debt was required. The Trust currently has four income producing properties with no debt outstanding -- Waterplace Park, Lincoln Garden, the Cityfront Place Mid-Rise and the Ogden Plaza parking facility.

     During the third quarter of fiscal 1995, the Trust entered into a three year $20,000,000 revolving credit agreement with First Bank, N.A. secured by the Mid-Rise apartment building. At July 31, 1996, the full amount of the facility was available. The Trust agreed to make monthly payments into an escrow account to fund the semi-annual real estate tax payments due on the Cityfront Place Mid-Rise. At July 31, 1996 the balance in this account equaled $502,000.

     At July 31, 1996, total interest bearing debt of the Trust equaled $28,087,000, all of which was fixed rate debt.

     While the Trust may not, under federal tax law applicable to real estate investment trusts, hold property for sale in the ordinary course of business, its policy is to evaluate periodically its portfolio to determine which properties might be considered for sale, lease or exchange. The most recent sale occurred during the third quarter of fiscal 1995 when the Trust sold a parcel containing approximately 41,000 square feet to the Chicago Music and Dance Theater, Inc. Prior to this, the Trust sold the land under the Brick Venture apartment building adjacent to North Pier at Cityfront Center in fiscal 1989.

     In January 1994, the Trust entered into a consent order with the EPA regarding preliminary testing to be performed on the Tested Site. The Trust's consultants have prepared cost estimates to remediate the contaminated areas on the Tested Site which range from $1 million to $7 million, with $3.5 million representing the most likely estimated cost of the required remediation, which involves excavation and disposal of the areas contaminated by thorium.

     The Trust entered into an agreement on August 11, 1995 with KMCC regarding the financial responsibilities of the parties for the remediation of the Tested Site, which agreement was expanded and superseded by the Reimbursement Agreement. Under the terms of the Reimbursement Agreement, KMCC is responsible for the remediation of the Tested Site with respect to thorium contamination and any thorium/mixed waste contamination, and the Trust has the obligation to reimburse KMCC for 25% of the cost of this remediation, not to exceed a maximum reimbursement obligation of the Trust of $750,000.

     On June 6, 1996, the EPA issued a Unilateral Administrative Order which requires the remediation of the Tested Site and the disposal of the contaminated material at an approved off-site facility. In response to this Order, KMCC, in conjunction with the Trust, submitted a work plan for the remediation to the EPA. The EPA has since reviewed and commented on the work plan and the Trust and KMCC responded to the comments. In September, additional drilling began to more precisely define the area to be remediated. Remediation began in October 1996, with completion expected by the end of calendar year 1996 or early 1997. Additional conditions may exist on the site which would be discovered only upon excavation which may impact the timing and the extent of remediation.

     The Trust will consider using its current cash, investments available for sale or its current credit facility, to fund its obligations under the Reimbursement Agreement with KMCC. The Trust may have claims for coverage for some or all of its share of the remediation costs under its current or prior insurance policies.

     In order to fully develop the land owned by the Trust in Chicago, Illinois, additional infrastructure expenditures will be required. These improvements are necessary to fully redevelop the property in accordance with the Planned Development Ordinance approved by the Chicago City Council on November 6, 1985.

     The Trust completed Phase I infrastructure in fiscal 1988 using the proceeds from borrowings secured by the Kraft Building and One Michigan Avenue. Total Phase I expenditures amounted to approximately $10 million. The Trust completed Phase II infrastructure in fiscal 1992 using the proceeds from a borrowing secured by the rents from and land under the Sheraton Chicago Hotel & Towers ground lease.

     Phase III infrastructure consists primarily of the River Esplanade and River Drive east of McClurg Court, Du Sable Park (a 3 acre park east of Lake Shore Drive), the slip promenade on the south bank of the Ogden Slip and the upgrading of the remainder of East North Water Street. The total current cost to the Trust for the improvements is estimated to be approximately $8.5 million, which includes the Trust's obligation to contribute $600,000 for improvements to be made in Du Sable Park expected to be completed during calendar 1997. The remainder of Phase III will be constructed as needed to support additional development in the area. However, certain improvements are required to be completed no later than the completion of 2,500 units of residential development on the east portion of Cityfront Center. The estimated cost of the remaining infrastructure is based on a number of assumptions, including, but not limited to the following: (i) East Water Place, L.P. completes all improvements on the parcels which are currently under development for the East Water Place Townhomes related to the slip promenade on the south bank of the Ogden Slip; (ii) the Chicago Music and Dance Theater, Inc. completes the pedestrian concourse through its parcel; (iii) the estimate is based on design development drawings; actual site conditions may materially increase the amount; and (iv) the cost estimate includes hard construction costs only and is stated in terms of current costs. It is the intention of the Trust to finance future infrastructure with cash on hand, its current credit facility, general corporate indebtedness, borrowings secured by its income producing properties and ground leases, asset sales or some combination of these sources.

     The recent renovation of nearby Navy Pier has increased demand for parking in the surrounding area. As a result, the Trust has experienced an increase in net cash flow under the terms of its new lease for four surface parking lots with System Parking, Inc. compared to the cash flow it received from its prior lease with North Pier Chicago. In addition, the Trust has experienced an increase in net cash flow from the operations of the Ogden Plaza parking facility.

     Starting January 1, 1996, the base rent payable to the Trust from its lease with Cityfront Hotel Associates Limited Partnership for the Sheraton Chicago Hotel & Towers increased to an annual rate of $2.1 million. While all of the base rent will be paid as additional debt service on the loan which financed the infrastructure improvements associated with the hotel, it is the starting point for the future increases in minimum base rent and minimum rent will exceed the debt service beginning in 1999. Also starting July 1, 1995, the percentage rent provisions of the ground lease became effective. During fiscal 1996 the Trust received $226,000 in percentage rent, of which $96,000 was recognized as revenue with the remaining $130,000 representing a prepayment of future percentage rent. Percentage rent for the months of April, May and June 1996, exceeded base rent by $106,000, less than the overpayment from the prior year. Accordingly, no additional payments of percentage rent were received during the first quarter of fiscal 1997.

     The New Street Joint Venture Agreement obligates LCD and Northwestern Mutual to contribute, if necessary, their pro rata shares of funds related to the operation of the High-Rise building. As of July 31, 1996, LCD had funded $335,000 as its share of additional capital contributions, all of which was contributed prior to fiscal 1994. LCD currently holds approximately $910,000 in short term investments. The Trust's two-thirds share of these short term investments is not reflected on the Trust's balance sheet and is in addition to the Trust's cash and investments. The New Street Joint Venture agreement provides for Northwestern Mutual to receive a priority return of operating cash flow and the proceeds from sale or refinancing of the High-Rise. Cash flow must increase significantly from its current level for LCD to receive any cash distributions from New Street Joint Venture after the payment of Northwestern's preferential return. The cash held by LCD is not subject to any such priorities.

     On October 15, 1996, the Board of Trustees declared a dividend of $.08 per Share payable December 2, 1996. This follows an increase in the Trust's quarterly dividend to $.06 per Share paid September 1, 1996 from $.04 per Share for the dividend paid March 1, 1996. These dividend increases reflect an overall improvement in the cash flow and the operating results of the Trust.

     Management considers that the Trust's liquidity at September 30, 1996, is adequate to meet its current operating needs and commitments.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Trust with the SEC are incorporated into this Proxy Statement by reference:

          1. The Trust's Annual Report on Form 10-K for the year ended April 30, 1996, filed on July 9, 1996;

          2. The Trust's Quarterly Report on Form 10-Q for the quarter ended July 31, 1996, filed on September 13, 1996;

          3. The Trust's Proxy Statement on Schedule 14A, filed on August 27, 1996; and

          4. The Trust's Current Reports on Form 8-K, filed on October 1, 1996.

     All documents or reports subsequently filed by the Trust pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part of this Proxy Statement from the date of filing of such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     The Trust will provide without charge to any person to whom this Proxy Statement is delivered, or on the written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any of or all the foregoing documents incorporated by reference (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to: David R. Tinkham, The Chicago Dock and Canal Trust, 455 East Illinois Street, Suite 565, Chicago, Illinois 60611, (312) 467-1870.

                              INDEPENDENT AUDITORS

     Arthur Andersen LLP is the Trust's independent auditors. Representatives of Arthur Andersen LLP are expected to be present at the Special Meeting to respond to appropriate questions of Shareholders and make a statement if they so desire.

                                 OTHER MATTERS

     The Board is not aware of any business which will be presented at the Special Meeting other than those matters set forth in the accompanying Notice of Special Meeting. If any other matters are properly presented at the Special Meeting for action, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment on such matters. Proposals of Shareholders intended to be presented at the next Annual Meeting of Shareholders must be received by the Trust not later than April 23, 1997 in order to be eligible for inclusion in the proxy statement and form of proxy for that meeting.

                       CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Public Accountants..............................................  F-2
Consolidated Balance Sheets as of April 30, 1996 and 1995.............................  F-3
Consolidated Statements of Income for the years ended April 30, 1996, 1995 and 1994...  F-4
Consolidated Statements of Cash Flows for the years ended April 30, 1996, 1995 and
  1994................................................................................  F-5
Consolidated Statements of Shareholders' Equity for the years ended April 30, 1996,
  1995
  and 1994............................................................................  F-6
Notes to Consolidated Financial Statements............................................  F-7
Consolidated Balance Sheets (unaudited) as of July 31, 1996 and April 30, 1996........  F-21
Consolidated Statements of Income (unaudited) for the three months ended July 31, 1996 and 1995............................................................................  F-22
Consolidated Statements of Cash Flows (unaudited) for the three months ended July 31,
  1996 and 1995.......................................................................  F-23
Notes to Consolidated Financial Statements (unaudited)................................  F-24

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Trustees of
  The Chicago Dock and Canal Trust:

     We have audited the accompanying consolidated balance sheets of The Chicago Dock and Canal Trust and Subsidiaries as of April 30, 1996 and 1995, and the related consolidated statements of income, cash flows, and shareholders' equity for each of the three years in the period ended April 30, 1996. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Chicago Dock and Canal Trust and Subsidiaries as of April 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois,
June 19, 1996

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                         AS OF APRIL 30, 1996 AND 1995

                                     ASSETS

                                                                            1996        1995
                                                                          --------    --------
                                                                             (IN THOUSANDS)
INVESTMENT IN REAL ESTATE, at cost:
  Developed properties (Note 4).........................................  $ 70,246    $ 70,487
  Land and land improvements held for development (Note 4)..............    16,961      16,901
  Land subject to ground leases (Note 4)................................     6,743       6,564
  Less -- Accumulated depreciation and amortization.....................   (14,104)    (11,638)
                                                                          --------    --------
          Net investment in real estate.................................    79,846      82,314
                                                                          --------    --------
OTHER ASSETS:
  Cash and cash equivalents.............................................       757         344
                                                                          --------    --------
  Investments available for sale, at cost (approximate market value of
     $6,000 and $3,721 in 1996 and 1995, respectively)..................     5,973       3,725
                                                                          --------    --------
  Short-term investments -- restricted, at cost (and at approximate
     market value) (Note 13)............................................       203         130
                                                                          --------    --------
  Security deposit cash.................................................       808       1,330
                                                                          ========    ========
Receivables --
     Tenants (including $29,355 and $25,887 of accrued but unbilled
      rents in 1996 and 1995, respectively) (Note 4)....................    29,647      26,193
     Real estate taxes payable by lessees...............................     5,931       5,828
     Land improvements (Note 4).........................................     1,388       1,388
     Interest...........................................................        45          91
     Other..............................................................       225         506
                                                                          --------    --------
          Total receivables.............................................    37,236      34,006
                                                                          --------    --------
Other assets, net.......................................................     1,185       1,427
                                                                          --------    --------
                                                                          $126,008    $123,276
                                                                          ========    ========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
  Accounts payable and accrued expenses:
     Real estate taxes..................................................  $  4,946    $  4,882
     Real estate taxes payable by lessees...............................     5,931       5,828
     Accrued environmental remediation costs (Note 14)..................       750         750
     Other..............................................................     2,208       1,492
  Cash dividends payable................................................       231          58
  Mortgage notes payable (Note 5).......................................    28,068      27,369
                                                                          --------    --------
          Total liabilities.............................................    42,134      40,379
                                                                          --------    --------
SHAREHOLDERS' EQUITY (Note 6):
  Common shares of beneficial interest:
     No par value, 20,000,000 authorized, 5,944,200 issued..............     3,101       3,101
                                                                          --------    --------
  Preferred shares of beneficial interest:
     No par value, 1,000,000 authorized, none issued....................        --          --
                                                                          --------    --------
  Undistributed income before net gain from sale of real estate
     properties.........................................................     9,020       7,870
  Undistributed net gain from sale of real estate properties............    72,372      72,545
                                                                          --------    --------
          Total undistributed net income................................    81,392      80,415
                                                                          --------    --------
  Less --
     Treasury shares of beneficial interest, at cost -- 160,400 at April
      30, 1996 and 1995.................................................      (619)       (619)
                                                                          --------    --------
          Total shareholders' equity....................................    83,874      82,897
                                                                          --------    --------
                                                                          $126,008    $123,276
                                                                          ========    ========

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
               FOR THE YEARS ENDED APRIL 30, 1996, 1995 AND 1994

                                                                     1996      1995      1994
                                                                    -------   -------   -------
                                                                       (IN THOUSANDS, EXCEPT
                                                                        PER SHARE AMOUNTS)
REVENUES:
  Revenue from rental property....................................  $16,079   $15,525   $16,546
  Real estate taxes payable by lessees............................    6,208     6,864     4,168
                                                                    -------   -------   -------
          Total revenues..........................................   22,287    22,389    20,714
                                                                    -------   -------   -------
EXPENSES:
  Real estate taxes...............................................    3,115     3,097     3,003
  Real estate taxes payable by lessees............................    6,208     6,864     4,168
  Property operating expenses.....................................    3,106     3,307     3,444
  Environmental remediation expense (Note 14).....................       --     1,035        --
  General and administrative......................................    2,085     1,857     1,865
  Depreciation and amortization...................................    3,020     3,497     3,781
  Interest expense................................................    2,883     3,751     4,144
                                                                    -------   -------   -------
          Total expenses..........................................   20,417    23,408    20,405
                                                                    -------   -------   -------
Operating income (loss)...........................................    1,870    (1,019)      309
INVESTMENT AND OTHER INCOME.......................................      334       342       321
EQUITY IN NET LOSS OF LCD PARTNERSHIP (Note 3)....................     (349)     (475)     (530)
RESTRUCTURING EXPENSES (Note 15)..................................     (300)       --        --
NET LOSS FROM DISPOSITION OF REAL ESTATE (Note 4).................       --    (1,729)       --
                                                                    -------   -------   -------
          Net income (loss) before extraordinary item.............    1,555    (2,881)      100
EXTRAORDINARY ITEM:
  Gain from extinguishment of debt (Note 4).......................       --     2,067        --
                                                                    -------   -------   -------
  Net income (loss)...............................................  $ 1,555   $  (814)  $   100
                                                                    =======   =======   =======
EARNINGS (LOSS) PER SHARE BEFORE EXTRAORDINARY ITEM...............  $  0.27   $ (0.50)  $  0.02
                                                                    =======   =======   =======
EARNINGS (LOSS) PER SHARE.........................................  $  0.27   $ (0.14)  $  0.02
                                                                    =======   =======   =======

The accompanying notes to consolidated financial statements are an integral part of these statements.

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED APRIL 30, 1996, 1995 AND 1994

                                                                     1996      1995      1994
                                                                    -------   -------   -------
                                                                          (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss)...............................................  $ 1,555   $  (814)  $   100
  Add (deduct) -- Adjustments to reconcile net income to net cash flows from operating activities:
     Net loss from disposition of real estate.....................       --     1,729        --
     Gain from extinguishment of debt.............................       --    (2,067)       --
     Depreciation and amortization................................    3,020     3,497     3,781
     Environmental remediation costs..............................       --       953        --
     Effect of averaging hotel rental revenue.....................   (3,223)   (4,698)   (4,698)
     Equity in net loss of LCD Partnership........................      349       475       530
     Changes in receivables.......................................      515      (871)    1,815
     Changes in accounts payable and accrued expenses.............      933     1,834      (898)
     Difference between current interest payable and contractual
      interest....................................................      790     1,922     1,762
     Amortization of loan fees....................................       82       155        90
     Other........................................................      (20)       --       (14)
                                                                    -------   -------   -------
Cash flows provided by (used in) operating activities.............    4,001     2,115     2,468
                                                                    -------   -------   -------
Cash flows from investing activities:
  Proceeds from sales and maturities of investments available for
     sale.........................................................      500     1,755       500
  Purchases of investments available for sale.....................       --    (1,963)   (1,006)
  Net (acquisition) disposition of short-term investments.........   (2,748)    1,506       273
  Net (acquisition) disposition of short-term
     investments -- restricted....................................      (73)      870    (1,000)
  Additions to investments in real estate.........................     (649)   (1,099)     (620)
  Music and Dance Theater land sale...............................       --     1,250        --
  Lease commissions and other.....................................     (122)      (94)     (295)
                                                                    -------   -------   -------
Cash flows provided by (used in) investing activities.............   (3,092)    2,225    (2,148)
                                                                    -------   -------   -------
Cash flows from financing activities:
  Cash dividends declared.........................................     (578)     (231)     (231)
  Change in dividends payable.....................................      173        --        --
  Proceeds from bank line of credit...............................       --     4,000        --
  Payment of mortgage loan fees...................................       --      (168)      (44)
  Principal payments on loans.....................................      (91)   (8,084)     (134)
                                                                    -------   -------   -------
Cash flows provided by (used in) financing activities.............     (496)   (4,483)     (409)
                                                                    -------   -------   -------
Increase (decrease) in cash and cash equivalents..................      413      (143)      (89)
Cash and cash equivalents, beginning of period....................      344       487       576
                                                                    -------   -------   -------
Cash and cash equivalents, end of period..........................  $   757   $   344   $   487
                                                                    =======   =======   =======

The accompanying notes to consolidated financial statements are an integral part of these statements.

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
               FOR THE YEARS ENDED APRIL 30, 1996, 1995 AND 1994

                                                          UNDISTRIBUTED
                                                          INCOME BEFORE   UNDISTRIBUTED
                                               COMMON     NET GAIN FROM   NET GAIN FROM    TREASURY
                                             SHARES OF    SALE OF REAL    SALE OF REAL    SHARES OF
                                             BENEFICIAL      ESTATE          ESTATE       BENEFICIAL
                                              INTEREST     PROPERTIES      PROPERTIES      INTEREST     TOTAL
                                             ----------   -------------   -------------   ----------   -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE, April 30, 1993....................    $3,101        $ 9,153         $72,438        $ (619)    $84,073
  Net income for the year..................        --            100              --            --         100
  Cash dividends declared, $.04 per
     share.................................        --           (231)             --            --        (231)
                                               ------        -------         -------         -----     -------
BALANCE, April 30, 1994....................     3,101          9,022          72,438          (619)     83,942
  Net income (loss) for the year...........        --         (1,152)            338            --        (814)
  Cash dividends declared, $.04 per
     share.................................        --             --            (231)           --        (231)
                                               ------        -------         -------         -----     -------
BALANCE, April 30, 1995....................     3,101          7,870          72,545          (619)     82,897
  Net income for the year..................        --          1,555              --            --       1,555
  Cash dividends declared, $.10 per
     share.................................        --           (405)           (173)           --        (578)
                                               ------        -------         -------         -----     -------
BALANCE, April 30, 1996....................    $3,101        $ 9,020         $72,372        $ (619)    $83,874
                                               ======        =======         =======         =====     =======

The accompanying notes to consolidated financial statements are an integral part of these statements.

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         APRIL 30, 1996, 1995 AND 1994

(1)  BUSINESS OF THE TRUST

     The Trust is an equity oriented real estate investment trust which owns partially developed land (including certain developed sites) located in downtown Chicago, Illinois and income producing real property in Chicago and elsewhere. The Trust was organized in 1962, succeeding to the business of its corporate predecessor. The Trust has elected to continue its operation as a real estate investment trust under the Internal Revenue Code of 1986, as amended. The Trust is self administered.

     As of April 30, 1996, the Trust's principal real estate investments consisted of: (i) fee title or other interests in approximately 22 acres of partially developed land in Cityfront Center in downtown Chicago (including certain developed sites); (ii) Waterplace Park, an office complex in Indianapolis, Indiana; and (iii) Lincoln Garden, an office complex in Tampa, Florida.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Trust and its wholly owned subsidiaries. All material intercompany accounts are eliminated in consolidation.

(B) INCOME TAXES

     The Trust has elected to be taxed as a real estate investment trust and intends to make distributions to its shareholders so as to be relieved of substantially all federal income taxes relating to ordinary income under provisions of current tax regulations (See Note 7).

(C) EARNINGS PER SHARE

     The computation of earnings per share is based on 5,783,800 shares outstanding for 1996, 1995 and 1994.

(D) ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

(E) INVESTMENTS IN REAL ESTATE

     Real estate investments are stated at the cost incurred to acquire the properties. In addition, costs to develop the properties, including interest, taxes, development, legal and architectural fees are added to the cost of land or buildings, as appropriate. No interest or taxes were capitalized in fiscal 1996, 1995 or 1994.

     Costs incurred for improving tenant spaces in the Trust's office buildings in conjunction with new leases and renewals are capitalized. Costs incurred in connection with leasing apartments in the Trust's residential building such as painting and carpeting are charged to expense when incurred.

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                         APRIL 30, 1996, 1995 AND 1994

(F) ENVIRONMENTAL REMEDIATION COSTS

     In general, the Trust charges environmental remediation costs to expense. However, the Trust capitalizes these costs, if recoverable and if one of the following criteria is met:

          1. The costs extend the life, increase the capacity, or improve the safety or efficiency of property owned by the company. However, the condition of the property after the costs are incurred must be improved as compared with the condition of the property when originally constructed or acquired, if later.

          2. The costs mitigate or prevent environmental contamination that has yet to occur.

          3. The costs are incurred in preparing for sale property currently held for sale.

     The Trust accrues for losses related to environmental remediation, if it is probable that a liability has been incurred and if the amount of the loss can be reasonably estimated. If the amount of the liability falls within a range and no amount within that range can be determined to be the better estimate, the Trust recognizes the minimum amount of the range. The Trust does not discount environmental liabilities unless the amount of the liability and the timing of cash payments are fixed or reliably determinable. The Trust does not offset claims for potential recoveries against environmental remediation costs.

(G) DEPRECIATION AND AMORTIZATION

     Developed properties and infrastructure improvements are depreciated over their estimated useful lives, using the straight-line method of depreciation. Depreciation of leasehold improvements is computed using the straight-line method over the terms of the related leases and commences when the improvements are placed in service. Amortization of leasing commissions is computed using the straight-line method over the terms of the related leases.

(H) REAL ESTATE TAXES

     In Chicago and certain other jurisdictions in which the Trust owns property, real estate taxes are assessed on a calendar-year basis, one year in arrears. At April 30, 1996 the Trust has accrued $10,877,000 as its estimate of unpaid 1995 and 1996 real estate taxes including $5,931,000 payable by lessees pursuant to ground leases. The Trust does not believe that the difference between the actual real estate taxes and the current estimates will be material to the financial statements.

(I) RENTAL INCOME RECOGNITION

     Aggregate rentals from tenant leases are recognized as revenue ratably over the lives of the leases when collection of all amounts is reasonably assured. Rental payments received prior to their recognition as income are classified as deferred rental income and are included in other accrued expenses. Rental revenues recognized prior to their billing are classified as unbilled rents and are included in tenant receivables.

(J) CONSOLIDATED STATEMENTS OF CASH FLOWS

     In fiscal 1996, 1995 and 1994, the Trust, in non-cash transactions, retired fully depreciated leasehold improvements of $252,000, $170,000 and $843,000, respectively. In fiscal 1995, the Trust, in a non-cash transaction, eliminated net investment in real estate of $17,332,000, accrued interest payable of $1,477,000 and mortgage note payable of $14,590,000 related to the One Michigan Avenue foreclosure. In fiscal 1995, the Trust received total consideration of $2,638,000 from the sale to the Chicago Music and Dance Theater, Inc. Total consideration included a non-cash transaction of $1,388,000 which represents the assumption by the Theater of an obligation under the Planned Development Ordinance affecting the Trust's land at Cityfront

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                         APRIL 30, 1996, 1995 AND 1994

Center to construct a pedestrian concourse adjacent to the theater site. The Trust paid $2,011,000, $977,000 and $1,646,000 in interest on borrowings in fiscal 1996, 1995 and 1994, respectively.

(K) CASH AND CASH EQUIVALENTS

     For purposes of the Consolidated Balance Sheets and Consolidated Statements of Cash Flows, Cash and Cash Equivalents consist of amounts held in demand deposit and money market accounts.

(L) INVESTMENTS

     The Trust has designated all unrestricted investment securities as available for sale. As of April 30, 1996 the cost of these securities approximated market value.

(M) RECLASSIFICATIONS

     Certain reclassifications have been made to prior year statements to make them comparable with the classifications used in fiscal 1996.

(3) SUBSIDIARIES AND JOINT VENTURE

CDCT PLAZA CORPORATION

     CDCT Plaza Corporation (the "Plaza Corp.") was formed by the Trust as a wholly owned subsidiary. The Plaza Corp. owns or controls the 400 stall parking facility under and adjacent to Ogden Plaza. The Plaza Corp. owns the area under Park Drive, adjacent to Ogden Plaza, has a lessee's interest pursuant to a long term lease from the Chicago Park District in the area under Ogden Plaza, and has a licensee's interest in the area under Columbus Drive, adjacent to Ogden Plaza, pursuant to a license with the City of Chicago. The license expires February 2002, subject to the City of Chicago's right to cancel the license for the payment of a fee to the Plaza Corp. The area subject to the license contains 100 parking stalls and is separate from the main portion of the parking facility which contains 300 stalls. An independent contractor operates the 400 stall parking facility, with the Plaza Corp. receiving a varying percentage of gross revenues. The Trust consolidates the operations of the Plaza Corp. in these financial statements.

OMA LANSING CORPORATION

     OMA Lansing Corporation (the "Lansing Corp.") was formed by the Trust during fiscal 1994 as a wholly owned subsidiary. Lansing Corp. owned One Michigan Avenue, a 148,000 sq. ft. office building located in Lansing, Michigan, until December 16, 1994 when the Trust agreed to permit the sale by foreclosure of the building to its lender, Pacific Mutual Life Insurance Company. The Trust consolidates the operations of the Lansing Corp. in these financial statements.

CDCT RESIDENCE CORPORATION

     CDCT Residence Corporation (the "Residence Corp.") is a wholly owned subsidiary which was capitalized with land located at the southeast corner of East North Water and New Streets, (the "High-Rise" site) in Cityfront Center. The Trust consolidates the operations of the Residence Corp. in these financial statements.

     In August 1989, the Residence Corp. entered into a partnership, LCD Partnership ("LCD"), with Daniel E. Levin ("Levin"). The Residence Corp. contributed the High-Rise site which was valued at $6,602,000 and which had an historic cost of $1,689,000. Levin contributed cash, building plans for the High-Rise building and a note for $903,000 which matured and was paid in September 1991. Levin's contribution

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                         APRIL 30, 1996, 1995 AND 1994

was valued at $3,301,000. The Residence Corp. is a two-thirds partner in LCD and Levin is a one-third partner. Major decisions of LCD, however, require unanimous approval. Accordingly, the Residence Corp. accounts for its investment in LCD under the equity method.

     In August 1989, LCD entered into a joint venture, New Street Joint Venture ("NSJV"), with Northwestern Mutual Life Insurance Company ("Northwestern Mutual"). LCD contributed the High-Rise site, the plans and other assets related to the development of the building (excluding the $903,000 note from Levin). LCD's capital account was credited with $9,000,000. Northwestern Mutual contributed an equal amount of cash. Northwestern Mutual and LCD are 50/50 partners in NSJV, subject, however, to Northwestern Mutual's priority over LCD in certain distributions of cash flow and proceeds from sale or refinancing. LCD accounts for its investment in NSJV under the equity method. The NSJV agreement provides for Northwestern Mutual to receive a priority return of operating cash flow and the proceeds from sale or refinancing of the High-Rise. Cash flow must increase significantly from its current level for LCD to receive any cash distributions from NSJV after the payment of Northwestern's preferential return.

     Northwestern Mutual also loaned NSJV $36,700,000 on a non-recourse basis. In addition, the NSJV Agreement calls for LCD and Northwestern Mutual to contribute, if necessary, their prorata shares of shortfalls in operating and capital requirements. The High-Rise building opened in July 1991 and contains 480 units.

     As of December 31, 1995, total assets and liabilities of NSJV were $46,460,000 and $38,666,000, respectively. For the year ended December 31, 1995, NSJV recorded gross revenues of $6,942,000 and total expenses of $8,173,000, which resulted in a net loss of $1,231,000. Included in total expenses is depreciation and amortization expense, which for the year equaled $1,730,000. LCD has a fiscal year which ends on April 30 and NSJV uses the calendar year. Accordingly, LCD records its proportionate share of NSJV's operating results four months in arrears.

(4)  INVESTMENTS IN REAL ESTATE

DEVELOPED PROPERTIES

     At April 30, 1996 and 1995, the Trust's investment in developed properties, including improvements owned by the Trust on leasehold interests, its partnership interest in LCD (which is accounted for under the equity method), but excluding properties of which the Trust is the ground lessor consisted of the following:

                                                                                       1995
                                                                          1996      ----------
                                                                       ----------   (IN 000'S)
                                                                       (IN 000'S)
    Apartment buildings..............................................   $  51,311    $ 51,648
    Office buildings.................................................      16,132      16,036
    Parking facility.................................................       2,803       2,803
                                                                         --------     -------
                                                                           70,246      70,487
    Accumulated depreciation and amortization........................     (10,974)     (9,046)
                                                                         --------     -------
      Net developed properties.......................................   $  59,272    $ 61,441
                                                                         ========     =======

     Cityfront Place Mid-Rise -- On December 17, 1991, the Trust acquired the Mid-Rise apartment complex and related leasehold. The acquisition of the Mid-Rise was part of a transaction in which the Trust exchanged its 62% undivided interest in the Equitable Building in Chicago for the Mid-Rise. The Mid-Rise is a residential complex located in Cityfront Center in downtown Chicago. It consists of two 12-story buildings containing a total of 424 rental units. The Mid-Rise was acquired at a total cost of $52.5 million. The price was determined pursuant to a Sale Option Agreement dated August 31, 1989, between the Trust and Levin.

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                         APRIL 30, 1996, 1995 AND 1994

     The Equitable Life Assurance Society of the United States ("Equitable") acquired the Trust's 62% interest in the Equitable Building pursuant to an option granted to Equitable as part of the dissolution of the Chicago Dock-Equitable Venture. In December 1990, Equitable exercised its option under the Option Agreement to acquire the Trust's interest in the Equitable Building and acquired the Trust's interest on December 17, 1991. The price for such interest was $50 million.

     One Michigan Avenue -- On December 16, 1994 the Trust permitted the sale by foreclosure of One Michigan Avenue, an office building in Lansing, Michigan to its lender, Pacific Mutual Life Insurance Company, in full satisfaction of the note secured by One Michigan Avenue. The Trust conducted extensive negotiations with the lender including modifications to the note in March 1994 and again in August 1994 (the "August modification"), in an effort to restructure the loan. However, the Trust concluded that the property's reasonably estimated future value was insufficient to warrant the additional capital investment required to satisfy the terms of the August modification agreement to the loan. The loan was non-recourse with respect to the Trust. Accordingly, the Trust's financial exposure was limited to the loss of the building. The Trust recognized a net loss of $1,265,000 on the transaction; of this, $3,332,000 was recorded as a loss from disposition of real estate representing the difference between the carrying value of the property and the fair market value of the property on the date of the foreclosure. An extraordinary gain from the extinguishment of indebtedness of $2,067,000 was also recorded during the third quarter of fiscal 1995, representing the difference between the principal amount of the note plus accrued interest and the fair market value of the property on the date of the foreclosure.

LAND AND LAND IMPROVEMENTS HELD FOR DEVELOPMENT

     Surface Parking -- During the third quarter of fiscal 1996, the Trust leased four surface parking lots containing 725 stalls to System Parking, Inc. The lots had previously been leased to North Pier Chicago on a fixed rental basis. The new lease started January 1, 1996 and provides that the Trust will receive varying percentages of the gross revenue generated by the lots. System Parking is responsible for paying the operating expenses of the lots, but the Trust has the obligation to pay the real estate taxes. The recent renovation of the nearby Navy Pier has increased demand for parking in the area and the Trust expects an increase in net cash flow under the terms of the new lease compared to the prior lease. For calendar year 1996, the new lease provides for minimum rent of $3,600,000 (subject to potential adjustment during the remediation of the Tested Site) (See Note 14). Real estate taxes for the most recent known period, calendar year 1994, totaled $975,000 on the four surface parking lots. Under the terms of the prior arrangement, for calendar 1995 the Trust reported net income of $528,000 after real estate tax expense.

     Music and Dance Theater Site -- On December 30, 1994, the Chicago Music and Dance Theater, Inc. (the "Theater") acquired from the Trust a parcel of land containing approximately 41,000 square feet, located in Cityfront Center which is planned to be the site of a new 1,500 seat performing arts theater. The Trust received $1,250,000 in cash shortly after the closing. The contract also obligates the Theater to construct a pedestrian concourse through the theater site. This concourse is an obligation under the Planned Development Ordinance affecting the Trust's land at Cityfront Center and will benefit not only the theater site but also the future buildings planned for the sites owned by the Trust adjacent to the theater. The estimated cost of this work is $1,500,000. The Theater is required to commence construction by September 1, 1996, and complete construction by September 1, 1999, in each case subject to force majeure delays. The Theater is currently raising funds and seeking debt financing for the construction of the project. The Trust retained repurchase rights for the site if the Theater has not made a substantial commencement of construction by September 1, 1996 or a substantial completion of construction by September 1, 1999, in each case subject to force majeure delays.

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                         APRIL 30, 1996, 1995 AND 1994

     In computing the gain on the sale of $1,603,000, which was recorded during the third quarter of fiscal 1995, total consideration included the cash received plus the value of the construction obligation assumed by the Theater which will benefit the surrounding parcels still owned by the Trust.

     The Trust, together with other businesses near the theater site, agreed to provide the Theater with an annual operating subsidy for up to twenty years. The Trust agreed to provide up to $50,000 in the first year of the theater's operation. This amount increases annually in years 2 through 10 by the increase in the Consumer Price Index, but no more than 5% over the prior year amount. During years 11 through 14, the amount is the same as the year 10 amount. The amount declines during the 15th through 20th years. The amount of the subsidy may be reduced based on the number of annual public performances at the theater. The Trust agreed to provide the subsidy in light of the anticipated increase in parking revenues at its Ogden Plaza parking facility from the theater patrons. In management's opinion this increase in parking revenues will equal or exceed the subsidy on an annual basis. The parking facility is adjacent to the theater site and will be connected to the theater at grade level providing direct access to the parking facility from the theater.

LAND SUBJECT TO GROUND LEASES

     Sheraton Chicago Hotel & Towers -- During fiscal 1989, the Trust entered into a 50 year ground lease (with lessee options to extend the term 49 more years) with Tishman Realty Corporation of Cook County ("Tishman Realty") for approximately 2.3 acres of land in Cityfront Center in Chicago. Tishman Realty subsequently assigned this lease to Cityfront Hotel Associates Limited Partnership ("Cityfront Hotel Associates"), the current lessee. The site is currently improved with a 1,200 room convention hotel called the Sheraton Chicago Hotel & Towers which opened in March 1992. The lease provides for minimum annual rental payments which were fixed at $150,000 through calendar 1994, and for payments which totaled $75,000 for the six month period January 1, 1995 through June 30, 1995. The payments increased to $900,000 for the six month period July 1, 1995 through December 31, 1995, and will equal $2,100,000 for calendar 1996. After 1996, the base rent increases annually by the increase in the Consumer Price Index, but not less than 5% nor more than 10% per year. In addition to the base rent, percentage rent became payable beginning July 1, 1995. Percentage rent equals the amount by which base rent is exceeded by the product obtained by multiplying gross revenues from operations by the following applicable percentages:

                                                                  APPLICABLE PERCENTAGES
                                                         -----------------------------------------
                                                           ROOM       FOOD     BEVERAGE    OTHER
                           DATE                          REVENUES   REVENUES   REVENUES   REVENUES
    ---------------------------------------------------  --------   --------   --------   --------
    July 1, 1995 -- March 31, 1999.....................    3.50%      2.00%      3.00%      3.00%
    April 1, 1999 -- March 31, 2001....................    3.75%      2.50%      3.25%      3.50%
    April 1, 2001 -- March 31, 2003....................    4.00%      3.00%      3.50%      4.00%
    April 1, 2003 -- March 31, 2007....................    4.50%      4.50%      4.50%      4.50%
    April 1, 2007 and after............................    5.00%      5.00%      5.00%      5.00%

     The lessee also acquired an option to purchase the land. The earliest date on which the land could be acquired pursuant to the option is July 30, 2003. The purchase option provides that the land price will be the greater of (i) $40 million at January 1, 1999 escalating thereafter by the increase in the Consumer Price Index, but not less than 5% nor more than 10% per year or (ii) the highest annual ground rent payable during

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                         APRIL 30, 1996, 1995 AND 1994

the thirty-six month period preceding the closing date divided by the following Applicable Capitalization Rates:

                                                                                APPLICABLE
                                                                              CAPITALIZATION
                              OPTION EXERCISE DATE                                 RATE
    ------------------------------------------------------------------------  --------------
    April 1, 2003 -- March 31, 2004.........................................        7.5%
    April 1, 2004 -- March 31, 2007.........................................        7.2%
    April 1, 2007 -- March 31, 2008.........................................        7.3%
    April 1, 2008 and after.................................................        7.5%

     In addition, in the event the option is exercised during the twelfth operating year beginning April 1, 2003, a supplemental amount of $2.5 million will be added to the purchase price. If the option were exercised at its earliest date, April 1, 2003, the minimum purchase price which the Trust would receive is approximately $52 million.

     The Trust recognizes as rental revenue the average minimum base rent payable over the initial 50 year term of the lease. This rent increases from $150,000 in 1989 to approximately $16 million in 2038. The average rent calculation also considers the minimum purchase price pursuant to the terms of the above described purchase option. Under the Trust's method of revenue recognition, the total carrying value of the land and the related accrued rent receivable will never exceed the minimum option purchase price. The annual base rental income recognized on the lease is approximately $4,848,000. The cash base rent received during fiscal 1996 equaled $1,625,000. The Trust also received percentage rent during fiscal 1996 of $226,000, of which $96,000 was recognized as revenue. The remaining $130,000 is a prepayment of future percentage rent.

     The lease obligated the Trust to construct certain Phase II infrastructure prior to the opening of the hotel. These development obligations consisted primarily of Ogden Plaza and the elevated roadways adjacent to Columbus Drive and surrounding the plaza. In addition to the infrastructure obligation under the terms of the lease, the Trust also constructed the parking facility under Ogden Plaza (See Note 3). Phase II infrastructure was substantially completed in March 1992. This infrastructure was financed with the proceeds from a loan which has debt service payments which, for the first eight years, correspond to the base rent payable on the ground lease (See Note 5).

OPTION

     Open areas -- In December 1988, the Trust dedicated to the Chicago Park District a portion of the Ogden Slip Turning Basin and the three major open areas called for in the Planned Development Ordinance for Cityfront Center: (1) Approximately 1.3 acres of River Esplanade extending east along the north bank of the Chicago River from Columbus Drive to Lake Shore Drive; (2) Ogden Plaza, approximately 1.2 acres of land adjacent to Columbus Drive; and (3) Du Sable Park, which consists of approximately 3 acres of land east of Lake Shore Drive. The dedication restricts all of these areas for use as public parks. However, the Trust has the right and is exercising this right to lease the area under Ogden Plaza for parking. The Trust is responsible for the construction of the infrastructure as described in the Planned Development Ordinance. The Trust is obligated to contribute $600,000 for improvements to be made in Du Sable Park. These improvements are expected to be completed during calendar 1996. The Trust retained an option to lease a portion of Du Sable Park to construct and operate a public facility such as a restaurant.

(5)  MORTGAGE NOTES PAYABLE

     At April 30, 1996, mortgage notes payable consisted of two notes secured by first mortgages on the rents from and the land under the Kraft Building, and the rents from and the land under the Sheraton Chicago Hotel & Towers. Both notes are non-recourse with respect to the Trust.

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                         APRIL 30, 1996, 1995 AND 1994

     The principal balance of the Kraft Building note issued in May 1987, was $5,721,000 at April 30, 1996. It is due in April 2016, bears interest at an annual rate of 9.5%, payable monthly, and is self-amortizing over its term. The carrying value of collateral pledged on this note at April 30, 1996 equaled $15,000.

     At April 30, 1996, the principal balance of the note secured by the rents from and the land under the Sheraton Chicago Hotel & Towers was $22,347,000. The
note is due January 1, 2005. The initial principal amount of the loan was $14,367,000 and the interest rate is 10.25%. Amounts are payable monthly, but through December 31, 1998, the debt service currently payable coincides with the ground rent due under the Sheraton lease. The difference between current interest payable and the contractual interest is added to principal. Starting in 1999, debt service will be computed on a 30 year amortization based on the then current principal balance. The carrying value of collateral pledged on this note at April 30, 1996 was $34,519,000 and consisted of land, the depreciated basis in land improvements and accrued but unbilled rent.

     On December 16, 1994, the Trust permitted the sale by foreclosure of One Michigan Avenue, an office building in Lansing, Michigan to its lender, Pacific Mutual Life Insurance Company, in full satisfaction of the note secured by One Michigan Avenue. The One Michigan Avenue note, issued in August 1987, modified in March 1994 (the "March modification") and further modified in August 1994 (the "August modification") had an interest rate of 10% and a carrying value at December 15, 1994 of $14,590,000.

     Due to the significant reduction in cash flow from One Michigan Avenue after the IBM (the building's largest tenant) lease renewal took effect, the Trust suspended regular debt service subsequent to the September 1, 1993 payment. Under the terms of the March modification agreement, the lender received the cash flow from the property from September 1, 1993 to August 31, 1994, in place of regular debt service. Under the terms of the August modification agreement, cash flow from the property also replaced regular debt service to the lender from September 1, 1994 to December 15, 1994.

     The Trust continued to accrue interest on the loan at the contractual rate through the effective date of the March modification agreement. Subsequent to the date of the March modification agreement and up until the date of the August modification agreement, the Trust accrued interest at a rate which applied a constant effective interest rate to the carrying amount of the note for each period from the March modification date to the maturity of the note taking into account the accrued interest to be forgiven under the March modification agreement. This constant effective interest rate was approximately 5.5%. After the August modification agreement was signed and through the date of the foreclosure sale on December 16, 1994, the Trust accrued interest on the loan at the original contractual rate of 10%. At December 15, 1994, accrued interest on this note equaled $1,477,000.

     This loan was non-recourse with respect to the Trust. Accordingly, the Trust's financial exposure was limited to the loss of the property. The Trust recognized a net loss of $1,265,000 during the third quarter of fiscal 1995 as a result of the sale by foreclosure.

     Principal repayments are due on the two outstanding notes as follows during the next five years:

                                      FISCAL
                                       YEAR                                  AMOUNT
        ------------------------------------------------------------------  --------
        1997..............................................................  $101,000
        1998..............................................................   111,000
        1999..............................................................   168,000
        2000..............................................................   256,000
        2001..............................................................   282,000

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                         APRIL 30, 1996, 1995 AND 1994

REVOLVING CREDIT FACILITY

     On December 23, 1994, the Trust entered into a revolving credit agreement with First Bank, N.A. The agreement has a three year term and provides for a maximum commitment by the lender of $20,000,000. The agreement is secured by the Cityfront Place Mid-Rise. Initially the Trust borrowed $4,000,000 of the available credit and used the proceeds to retire the $4,000,000 Cityfront Place Mid-Rise note issued February 25, 1992. During the fourth quarter of fiscal 1995, the Trust repaid the $4,000,000 initially advanced under the credit facility using available cash and cash equivalents and investments available for sale. Since that time the Trust has not borrowed any of the available credit. Accordingly, at April 30, 1996, the full amount of the facility is available. Interest only, based on LIBOR plus 135 basis points, is due monthly on the amount advanced under the revolving credit agreement. The carrying value of collateral pledged on this revolving credit agreement at April 30, 1996 equaled $46,177,000.

(6)  SHAREHOLDERS' EQUITY

     On July 20, 1988, the Board of Trustees of the Trust declared a dividend of one Right for each common share of the Trust entitling the holder to purchase from the Trust one common share at a price of $75.00 per share, subject to adjustment. The Rights are not exercisable until a date (the "Distribution Date") ten days after a person (or group of affiliated persons) acquires 25% or more of the common shares and thereby becomes an "Acquiring Person" or announces its intention to make a tender offer which would result in the beneficial ownership by a person of greater than 30% of the Trust's common shares. If the Distribution Date has occurred and a person becomes an Acquiring Person, each holder of a Right, other than the Rights held by the Acquiring Person, will, thereafter, have the right to receive upon exercise that number of common shares having a market value of two times the exercise price of the Right. The Rights may be redeemed in whole at a price of one cent per Right by the Board of Trustees at any time until ten days following the public announcement that a person has become an Acquiring Person, and any exercise of the Rights is subject to such redemption right.

     Included in undistributed income before net gain from the sale of real estate properties is approximately $2,385,000, representing total retained earnings at January 22, 1962, the date on which The Chicago Dock and Canal Company converted to a REIT.

     The classification of cash dividends declared in fiscal 1996 reflects the final status for Federal income tax purposes for such dividends as capital gain or ordinary income.

(7)  INCOME TAXES

     In order to retain its status as a qualified real estate investment trust, the Trust is required to distribute at least 95% of taxable ordinary income computed in accordance with Federal income tax laws and regulations. The amount of taxable income differs from reported net income due to differences in the treatment of certain items for tax and financial reporting purposes. Dividends paid may be applied to different fiscal years for tax and financial reporting purposes.

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                         APRIL 30, 1996, 1995 AND 1994

     The following analysis reconciles reported net income for fiscal 1996 to estimated taxable loss for that period:


                                                                                        PER
                                                                            TOTAL      SHARE
                                                                          ----------   -----
                                                                          (IN 000'S)
    Net income per statement of income..................................   $  1,555    $ .27
    Adjustments required to determine taxable income --
      Accrued rent on hotel ground lease................................     (3,223)    (.56)
      Book depreciation in excess of tax................................      1,046      .18
      Prepaid rent......................................................        568      .10
      Other, net........................................................        415      .07
                                                                            -------    -----
    Taxable income before net operating loss deduction and deduction for
      dividends paid....................................................        361      .06
      Net operating loss deduction......................................     (1,002)    (.17)
      Deduction for dividends paid......................................       (231)    (.04)
                                                                            -------    -----
    Taxable loss........................................................   $   (872)   $(.15)
                                                                            =======    =====

     Dividends for financial reporting purposes for fiscal 1996 of $.10 per share reflect the application of dividends among years as follows:


                                                                                        PER
                                                                            TOTAL      SHARE
                                                                          ----------   -----
                                                                          (IN 000'S)
    Total dividends applicable to fiscal 1996 for tax purposes..........   $    231    $ .04
    Dividends paid September 1, 1995 and December 1, 1995, included in fiscal 1996 for financial reporting purposes but in fiscal 1995
      for tax purposes..................................................        116      .02
    Dividend paid June 1, 1996, included in fiscal 1996 for financial
      reporting purposes but in fiscal 1997 for tax purposes............        231      .04
                                                                               ----     ----
    Total dividends applicable to fiscal 1996 for financial reporting
      purposes..........................................................   $    578    $ .10
                                                                               ====     ====

     The tax status of dividends for Federal income tax purposes (including the final status for fiscal 1995 and 1994) for each of the last three fiscal years was:

                                                                            FISCAL YEAR
                                                                         ------------------
                                                                         1996   1995   1994
                                                                         ----   ----   ----
    Ordinary income....................................................  $.08   $ --   $.03
    Capital gain.......................................................   .02    .04    .01
                                                                         ----   ----   ----
              Total....................................................  $.10   $.04   $.04
                                                                         ====   ====   ====

(8)  PENSION PLANS

     The Trust adopted two defined benefit pension plans in fiscal 1987 which have been subsequently amended: (1) The Chicago Dock and Canal Trust Retirement Plan which covers all employees of the Trust; and (2) The Chicago Dock and Canal Trust Supplemental Executive Retirement Plan which covers the executive officers of the Trust. The total pension expense for fiscal 1996, 1995 and 1994 was $113,128, $87,480 and $91,634, respectively, of which $0, $0 and $19,842, was funded in fiscal 1996, 1995 and 1994, respectively.

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                         APRIL 30, 1996, 1995 AND 1994

A comparison of accumulated plan benefits and plan net assets for the plans, at April 30, 1996, is presented below:

                                                                                  SUPPLEMENTAL
                                                                                   EXECUTIVE
                                                                     RETIREMENT    RETIREMENT
                                                                        PLAN          PLAN
                                                                     ----------   ------------
    Actuarial present value of accumulated plan benefits:
      Vested.......................................................   $189,751      $101,580
      Non-vested...................................................     17,786        14,814
                                                                      --------      --------
                                                                      $207,537      $116,394
                                                                      ========      ========
    Net assets available for benefits..............................   $249,940      $188,631
                                                                      ========      ========

     The assumed rate of return used in determining the actuarial present value of accumulated plan benefits was 8% for 1996, 1995 and 1994.

(9)  RELATED-PARTY TRANSACTIONS

     The Trust incurred legal fees of approximately $317,000, $209,000 and $309,000, with the law firm of Wilson & McIlvaine for services rendered in fiscal 1996, 1995 and 1994, respectively. Michael F. Csar, who has served as Secretary or Assistant Secretary of the Trust since 1992, is a partner in Wilson & McIlvaine.

     The Trust incurred management fees of approximately $118,000, $109,000 and $108,000, with the Habitat Company, for property management services for the Mid-Rise, in fiscal 1996, 1995 and 1994, respectively, pursuant to a long term management agreement with the Habitat Company. The Habitat Company is substantially owned by Daniel E. Levin, a partner in LCD Partnership ("LCD"), along with the Trust's wholly owned subsidiary, CDCT Residence Corporation. LCD entered into a joint venture, NSJV, with Northwestern Mutual Life Insurance Company. NSJV, which owns the High-Rise, retained the Habitat Company to provide property management services for the High-Rise. NSJV incurred management fees for the HighRise of approximately $173,000, $166,000 and $157,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The Habitat Company has retained LCD to provide consulting services regarding operation of the High-Rise. The Habitat Company paid LCD fees of approximately $43,000, $41,000 and $39,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

(10)  FUTURE MINIMUM RENTALS

     The following is a schedule of minimum lease payments receivable under operating leases signed as of April 30, 1996 that have initial or noncancelable lease terms in excess of one year, reported on a cash basis:

                                  FISCAL YEAR
        ---------------------------------------------------------------
        1997...........................................................  $  4,779,000
        1998...........................................................     4,370,000
        1999...........................................................     4,025,000
        2000...........................................................     3,772,000
        2001...........................................................     3,797,000
        Thereafter.....................................................   316,495,000
                                                                         ------------
                                                                         $337,238,000
                                                                         ============

     In addition to the above listed amounts, certain tenants are required to pay a portion of executory costs, including real estate taxes, insurance, maintenance and other operating expenses. Real estate taxes payable by

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                         APRIL 30, 1996, 1995 AND 1994

all tenants under "net" leases, which are reflected as both revenue and expense, were $6,208,000, $6,864,000 and $4,168,000, in fiscal 1996, 1995 and 1994, respectively.

     Revenues recognized during fiscal 1996 from Cityfront Hotel Associates for average minimum base rent, percentage rent and real estate taxes payable were $4,848,000, $96,000 and $5,302,000, respectively, for a total of $10,246,000 or
46% of total revenues of $22,287,000. In management's opinion the collection of this lease obligation is reasonably assured, given that the Trust's interest in the land is not subordinated to any of the debt or equity invested in the improvements. Accordingly, the Trust will either collect the rent due under the lease, or in the case of a default and termination of the lease, succeed to ownership of the improvements not subject to any of the debt. Gross revenues from operations of the hotel equaled $65 million during calendar 1995 and $58 million during calendar 1994. Average occupancy during calendar 1995 equaled 72% and during calendar 1994 equaled 68%.

     The following tenants comprise a significant amount of the total minimum rentals disclosed above (See Note 4):

                                                                         AMOUNT      PERCENT
                                                                      ------------   -------
    Cityfront Hotel Associates (Sheraton Chicago Hotel & Towers)....  $313,848,000     93.1%
    Kraft...........................................................    12,800,000      3.8%
                                                                      ------------     ----
                                                                      $326,648,000     96.9%
                                                                      ============     ====

(11)  EMPLOYEE STOCK OPTIONS

     At April 30, 1996, there are outstanding, under both incentive and non-qualified plans, options to purchase 554,740 Shares of Beneficial Interest which were granted to certain key employees. The exercise prices of the options range from $9.00 to $24.75 per share, which represent the fair market values at the dates of grant. Generally, the non-qualified options have a term of 20 years and become exercisable at the rate of 10% per year starting one year from the date of grant. Incentive stock options have a term of 10 years and become exercisable at the rate of 20% per year starting one year from the date of grant.

     On April 14, 1993, the Trust amended the employment agreements for Messrs. Gardner and Tinkham allowing up to 20% of stipulated cash compensation to be paid in stock options in lieu of cash at the discretion of the Trust. On February 13, 1996, for fiscal 1997, options to purchase 22,724 and 12,120 shares were granted to Messrs. Gardner and Tinkham, respectively, in lieu of cash pursuant to the terms of The Chicago Dock and Canal Trust 1993 Employees' Stock Option Plan. Twenty-five percent of these options first become exercisable quarterly in the applicable fiscal year, starting August 1, and the options have a term of 20 years. During fiscal 1996, 20% of stipulated cash compensation for Messrs. Gardner and Tinkham was replaced with options to purchase 20,316 and 8,804 shares, respectively. During fiscal 1995, 20% of stipulated cash compensation for Messrs. Gardner and Tinkham was replaced with options to purchase 22,588 and 9,788 shares, respectively. During fiscal 1994, 20% of stipulated cash compensation for Messrs. Gardner and Tinkham was replaced with options to purchase 24,000 and 10,400 shares, respectively.

     At April 30, 1996, no options had been exercised; options granted and outstanding pursuant to all plans covering 282,667 shares had vested and were exercisable.

(12)  TRUSTEE STOCK OPTIONS

     At April 30, 1996, there are outstanding options to purchase 26,500 Shares of Beneficial Interest which were granted to non-employee Trustees pursuant to The Chicago Dock and Canal Trust 1988 Trustees' Stock Option Plan. The exercise prices of the options range from $9.25 to $25.00 per share, which represent the fair

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                         APRIL 30, 1996, 1995 AND 1994

market values at the dates of grant. The options generally become exercisable one year after their grant except in the case of death or qualified retirement of a Trustee, in which case they become exercisable immediately.

     On February 13, 1996, the Trustees unanimously voted to replace the annual cash retainer for fiscal 1997 with the grant of Trustee stock options pursuant to The Chicago Dock and Canal Trust 1993 Trustees' Stock Option Plan. Each Trustee received a grant to purchase 3,784 shares at $10.56 per share, the market price on the date of grant. During fiscal 1996, 1995 and 1994, stock options also replaced the annual cash retainer for the Trustees at exercise prices equal to the market price on the dates of grant. Each Trustee received a grant to purchase 3,676 shares at $10.875 per share during fiscal 1996, 3,764 shares at $10.625 per share during fiscal year 1995 and 4,000 shares at $10.00 per share during fiscal year 1994. Twenty-five percent of these options first become exercisable quarterly, in the applicable fiscal year, starting May 1, and the options have a term of 20 years.

     At April 30, 1996, no options had been exercised; options granted and outstanding pursuant to both plans equaled 139,788, of which 109,300 shares were exercisable.

(13)  SHORT-TERM INVESTMENTS -- RESTRICTED

     As a requirement of the revolving credit agreement entered into by the Trust on December 23, 1994 with First Bank, N.A., the Trust agreed to make monthly payments into an escrow account. This account funds the semi-annual real estate tax payments due on the Cityfront Place Mid-Rise. At April 30, 1996, and April 30, 1995, the balance in this account equaled $203,000 and $130,000, respectively.

(14)  ENVIRONMENTAL REMEDIATION COSTS

     In June 1993, the U.S. Environmental Protection Agency (the "EPA") conducted preliminary surface tests on a 2.8 acre site currently used as a surface parking lot (the "Tested Site"). The Tested Site was examined because thorium, a radioactive element, may have been used on the Tested Site earlier in the century by a former tenant, in a building which was demolished in the mid 1930's after the expiry of the tenant's lease.

     In January 1994, the Trust entered into a consent order with the EPA regarding preliminary testing to be performed on the Tested Site. Initial on-site tests were conducted pursuant to that order in May 1994 and laboratory analysis was completed on the samples in June 1994. The results of the tests indicate one concentrated area which appears to be contaminated by thorium, and other scattered areas on the Tested Site with significantly lower levels of contamination. The most contaminated area is within the footprint of the building previously occupied by the former tenant. The Trust submitted the results of the testing to the EPA in September 1994.

     The Trust's consultants have prepared cost estimates to remediate the contaminated areas on the Tested Site which range from $1 million to $7 million, with $3.5 million representing the estimated cost of the most likely required remediation, which involves excavation and disposal of the areas contaminated by thorium. That range of costs is estimated based on the results of surface measurements, the analysis of samples gathered from nine borings taken on the site and the review of the Unilateral Administrative Order. While the tests conducted to date were made pursuant to the consent order with the EPA, additional conditions may exist on the site which would be discovered only upon excavation.

     The Trust entered into an agreement on August 11, 1995 (which was expanded and superseded by an agreement dated January 18, 1996) with Kerr-McGee Chemical Corporation ("KMCC"), the successor to a former tenant of the Tested Site, regarding the financial responsibilities of the parties for the remediation of the Tested Site (the "Reimbursement Agreement"). Under the terms of the Reimbursement Agreement, KMCC is responsible for the remediation of the Tested Site with respect to thorium contamination and any

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                         APRIL 30, 1996, 1995 AND 1994

thorium/mixed waste contamination, and the Trust has the obligation to reimburse KMCC for 25% of the cost of this remediation, not to exceed a maximum reimbursement obligation of the Trust of $750,000. Legal counsel has advised the Trust that it may have claims for coverage for some or all of its share of the remediation costs under its current or prior insurance policies.

     On June 6, 1996, the EPA issued a Unilateral Administrative Order which requires the remediation of the Tested Site and the disposal of the contaminated material at an approved off-site facility. The Order also requires the submission of a work plan to the EPA including the expected timetable for the remediation. The Trust anticipates remediation will be completed during fiscal 1997, at which time two parcels, currently used as surface parking lots, will be taken out of service for approximately two to three months according to the anticipated work plan.

     In the fourth quarter of fiscal 1995, the Trust recorded environmental remediation expense of $1,035,000 based upon the resolution of accounting and other issues related to environmental remediation costs of property held for development and the execution of the Reimbursement Agreement with KMCC. This amount included the Trust's share of testing and legal costs related to the Tested Site through April 30, 1995, plus $750,000, which is the maximum reimbursement obligation of the Trust pursuant to the terms of the Reimbursement Agreement. This amount excluded the amount of the potential claims for some or all of the Trust's share of the remediation costs under the Trust's current or prior insurance policies.

(15)  SOLICITATION OF INDICATIONS OF INTEREST FOR BUSINESS COMBINATION

     On February 28, 1996 the Trust retained Lehman Brothers Inc., as its financial advisor to assist in studying strategic alternatives designed to enhance shareholder value. As part of this study, the Board, on April 11, 1996, authorized Lehman Brothers to seek preliminary indications of interest for a potential business combination involving the Trust. There can be no assurance that any transaction will occur as a result of this study.

(16)  RECENTLY ISSUED ACCOUNTING STANDARDS

     In 1995, the Financial Accounting Standards Board issued FASB No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of.

     Additionally, in 1995, the Financial Accounting Standards Board issued FASB No. 123, "Accounting for Stock-Based Compensation," for which management currently intends to elect to continue the use of the intrinsic value method and make the disclosures required by FASB No. 123 in the notes to consolidated financial statements.

     Implementation of these statements is effective for fiscal years beginning after December 1995. Accordingly, the Trust will implement these statements for fiscal year 1997. Implementation of these statements is not expected to be material to the Trust's results of operations or the statement of financial position.

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                       APRIL
                                                                         JULY 31,       30,
                                                                           1996         1996
                                                                         --------     --------
                                                                            (IN THOUSANDS)
                                                                              (UNAUDITED)
                                     ASSETS
INVESTMENT IN REAL ESTATE, at cost:
  Developed properties.................................................  $ 70,158     $ 70,246
  Land and land improvements held for development......................    16,546       16,961
  Land subject to ground leases........................................     7,201        6,743
  Less: Accumulated depreciation and amortization......................   (14,789)     (14,104)
                                                                         --------     --------
          Net investment in real estate................................    79,116       79,846
                                                                         --------     --------
OTHER ASSETS:
  Cash and cash equivalents............................................       520          757
                                                                         --------     --------
  Investments available for sale, at cost (approximate market value of
     $7,320 at July 31, 1996)..........................................     7,303        5,973
                                                                         --------     --------
  Short term investments -- restricted, at cost (and at approximate
     market value).....................................................       502          203
                                                                         --------     --------
  Security deposit cash................................................       823          808
                                                                         --------     --------
  Receivables:
     Tenants (including $29,771 of accrued but unbilled rents at
       July 31, 1996)..................................................    29,907       29,647
     Real estate taxes payable by lessees..............................     7,273        5,931
     Land improvements.................................................     1,388        1,388
     Interest..........................................................        52           45
     Other.............................................................       372          225
                                                                         --------     --------
                                                                           38,992       37,236
                                                                         --------     --------
  Other assets, net....................................................     1,045        1,185
                                                                         --------     --------
                                                                         $128,301     $126,008
                                                                         ========     ========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
  Accounts payable and accrued expenses:
     Real estate taxes.................................................  $  5,475     $  4,946
     Real estate taxes payable by lessees..............................     7,273        5,931
     Accrued environmental remediation costs...........................       750          750
     Other.............................................................     1,770        2,208
  Cash dividends payable...............................................       347          231
  Mortgage notes payable...............................................    28,087       28,068
                                                                         --------     --------
          Total liabilities............................................    43,702       42,134
                                                                         --------     --------
SHAREHOLDERS' EQUITY:
  Common shares of beneficial interest:
     No par value, 20,000,000 authorized, 5,944,200 issued.............     3,101        3,101
                                                                         --------     --------
  Preferred shares of beneficial interest:
     No par value, 1,000,000 authorized, none issued...................         0            0
                                                                         --------     --------
  Undistributed income before net gain from sale of real estate
     properties........................................................     9,745        9,020
  Undistributed net gain from sale of real estate properties...........    72,372       72,372
                                                                         --------     --------
          Total undistributed net income...............................    82,117       81,392
                                                                         --------     --------
  Less:
     Treasury shares of beneficial interest, at cost -- 160,400
      shares...........................................................      (619)        (619)
                                                                         --------     --------
          Total shareholders' equity...................................    84,599       83,874
                                                                         --------     --------
                                                                         $128,301     $126,008
                                                                         ========     ========

The accompanying notes to Consolidated Financial Statements are an integral part of these balance sheets.

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                     THREE MONTHS      THREE MONTHS
                                                                      ENDED JULY        ENDED JULY
                                                                       31, 1996          31, 1995
                                                                     -------------     -------------
                                                                     (IN THOUSANDS EXCEPT PER SHARE
                                                                                AMOUNTS)
                                                                               (UNAUDITED)
REVENUES:
  Revenue from rental property.....................................     $ 4,609           $ 3,508
  Real estate taxes payable by lessees.............................       1,430             1,841
                                                                         ------            ------
          Total revenues...........................................       6,039             5,349
                                                                         ------            ------
EXPENSES:
  Real estate taxes................................................         715               729
  Real estate taxes payable by lessees.............................       1,430             1,841
  Property operating expenses......................................         827               706
  General and administrative.......................................         443               462
  Depreciation and amortization....................................         741               750
  Interest expense.................................................         725               715
                                                                         ------            ------
          Total expenses...........................................       4,881             5,203
                                                                         ------            ------
Operating income...................................................       1,158               146
INVESTMENT AND OTHER INCOME........................................         104                86
EQUITY IN NET LOSS OF LCD PARTNERSHIP..............................        (101)             (103)
RESTRUCTURING EXPENSES.............................................         (89)                0
                                                                         ------            ------
          Net income...............................................     $ 1,072           $   129
                                                                         ======            ======
EARNINGS PER SHARE.................................................     $  0.19           $  0.02
                                                                         ======            ======

The accompanying notes to Consolidated Financial Statements are an integral part of these statements.

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     THREE MONTHS      THREE MONTHS
                                                                      ENDED JULY        ENDED JULY
                                                                       31, 1996          31, 1995
                                                                     -------------     -------------
                                                                             (IN THOUSANDS)
                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income.......................................................     $ 1,072           $   129
  Add (deduct) -- adjustments to reconcile net income to net cash flows from operating activities:
     Depreciation and amortization.................................         741               750
     Effect of averaging hotel rental revenue......................        (687)           (1,037)
     Equity in net loss of LCD partnership.........................         101               103
     Changes in receivables........................................      (1,084)           (1,869)
     Changes in accounts payable and accrued expenses..............       1,433             2,615
     Difference between current interest payable and contractual
      interest.....................................................          43               519
     Amortization of loan fees.....................................          20                20
     Other.........................................................          90                39
                                                                        -------           -------
Cash flows provided by operating activities........................       1,729             1,269
                                                                        -------           -------
Cash flows from investing activities:
     Net (acquisition) disposition of short-term investments.......      (1,330)             (694)
     Net (acquisition) disposition of short-term
      investments -- restricted....................................        (299)             (299)
     Additions to investments in real estate.......................         (56)              (85)
     Lease commissions and other...................................         (26)              (22)
                                                                        -------           -------
Cash flows (used in) investing activities..........................      (1,711)           (1,100)
                                                                        -------           -------
Cash flows from financing activities:
     Cash dividends declared.......................................        (347)              (58)
     Change in dividends payable...................................         116                 0
     Principal payments on loans...................................         (24)              (22)
                                                                        -------           -------
Cash flows (used in) financing activities..........................        (255)              (80)
                                                                        -------           -------
Increase (decrease) in cash and cash equivalents...................        (237)               89
Cash and cash equivalents, beginning of period.....................         757               344
                                                                        -------           -------
Cash and cash equivalents, end of period...........................     $   520           $   433
                                                                        =======           =======

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JULY 31, 1996 AND 1995
                                  (UNAUDITED)

1.  BUSINESS OF THE TRUST

     The Trust is an equity oriented real estate investment trust which owns partially developed land (including certain developed sites) located in downtown Chicago, Illinois and income producing real property in Chicago and elsewhere. The Trust was organized in 1962, succeeding to the business of its corporate predecessor. The Trust has elected to continue its operation as a real estate investment trust under the Internal Revenue Code of 1986, as amended. The Trust is self administered.

     As of July 31, 1996, the Trust's principal real estate investments consisted of: (i) fee title or other interests in approximately 22 acres of partially developed land in Cityfront Center in downtown Chicago (including certain developed sites); (ii) Waterplace Park, an office complex in Indianapolis, Indiana; and (iii) Lincoln Garden, an office complex in Tampa, Florida.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The financial statements have been prepared in conformity with generally accepted accounting principles and reporting practices. Significant accounting policies are described below and reference is made to the Notes to Consolidated Financial Statements in the Trust's Form 10-K filed with the Securities and Exchange Commission on July 9, 1996.

     The financial statements in this report have not been audited by independent public accountants. In the opinion of management, all adjustments necessary for the fair presentation of the financial position and the results of operations for the interim periods have been made. The results for the three month periods are not necessarily indicative of the results for the full year.

3.  SUBSIDIARIES AND JOINT VENTURE

CDCT PLAZA CORPORATION

     CDCT Plaza Corporation (the "Plaza Corp.") was formed by the Trust as a wholly owned subsidiary. The Plaza Corp. owns or controls the 400 stall parking facility under and adjacent to Ogden Plaza. The Plaza Corp. owns the area under Park Drive, adjacent to Ogden Plaza, has a lessee's interest pursuant to a long term lease from the Chicago Park District in the area under Ogden Plaza, and has a licensee's interest in the area under Columbus Drive, adjacent to Ogden Plaza, pursuant to a license with the City of Chicago. The license expires February 2002, subject to the City of Chicago's right to cancel the license for the payment of a fee to the Plaza Corp. The area subject to the license contains 100 parking stalls and is separate from the main portion of the parking facility which contains 300 stalls. An independent contractor operates the 400 stall parking facility, with the Plaza Corp. receiving a varying percentage of gross revenues. The Trust consolidates the operations of the Plaza Corp. in these financial statements.

CDCT RESIDENCE CORPORATION

     CDCT Residence Corporation (the "Residence Corp.") is a wholly owned subsidiary which was capitalized with land located at the southeast corner of East North Water and New Streets, (the "High-Rise" site) in Cityfront Center. The Trust consolidates the operations of the Residence Corp. in these financial statements.

     In August 1989, the Residence Corp. entered into a partnership, LCD Partnership ("LCD"), with Daniel E. Levin ("Levin"). The Residence Corp. contributed the High-Rise site which was valued at $6,602,000 and which had an historic cost of $1,689,000. Levin contributed cash, building plans for the High-Rise building and a note for $903,000 which matured and was paid in September 1991. Levin's contribution

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                             JULY 31, 1996 AND 1995
                                  (UNAUDITED)

was valued at $3,301,000. The Residence Corp. is a two-thirds partner in LCD and Levin is a one-third partner. Major decisions of LCD, however, require unanimous approval. Accordingly, the Residence Corp. accounts for its investment in LCD under the equity method.

     In August 1989, LCD entered into a joint venture, New Street Joint Venture ("NSJV"), with Northwestern Mutual Life Insurance Company ("Northwestern Mutual"). LCD contributed the High-Rise site, the plans and other assets related to the development of the building (excluding the $903,000 note from Levin). LCD's capital account was credited with $9,000,000. Northwestern Mutual contributed an equal amount of cash. Northwestern Mutual and LCD are 50/50 partners in NSJV, subject, however, to Northwestern Mutual's priority over LCD in certain distributions of cash flow and proceeds from sale or refinancing. LCD accounts for its investment in NSJV under the equity method. The NSJV agreement provides for Northwestern Mutual to receive a priority return of operating cash flow and the proceeds from sale or refinancing of the High-Rise. Cash flow must increase significantly from its current level for LCD to receive any cash distribution from NSJV after the payment of Northwestern's preferential return.

     Northwestern Mutual also loaned NSJV $36,700,000 on a non-recourse basis. In addition, the NSJV Agreement calls for LCD and Northwestern Mutual to contribute, if necessary, their prorata shares of shortfalls in operating and capital requirements. The High-Rise building opened in July 1991 and contains 480 units.

     As of March 31, 1996, total assets and liabilities of NSJV were $45,731,000 and $38,287,000, respectively. For the three months ended March 31, 1996, NSJV recorded gross revenues of $1,744,000 and total expenses of $2,094,000, which resulted in a net loss of $350,000. Included in total expenses is depreciation and amortization expense, which for the three months ended March 31, 1996 equaled $424,000. LCD has a fiscal year which ends on April 30 and NSJV uses the calendar year. Accordingly, LCD records its proportionate share of NSJV's operating results four months in arrears.

4.  INVESTMENTS IN REAL ESTATE

LAND AND LAND IMPROVEMENTS HELD FOR DEVELOPMENT

  Surface Parking:

     During the third quarter of fiscal 1996, the Trust leased four surface parking lots containing 725 stalls to System Parking, Inc. The lots had previously been leased to North Pier Chicago on a fixed rental basis. The new lease started January 1, 1996 and provides that the Trust will receive varying percentages of the gross revenue generated by the lots. System Parking is responsible for paying the operating expenses of the lots, but the Trust has the obligation to pay the real estate taxes. The recent renovation of nearby Navy Pier has increased demand for parking in the area and the Trust has experienced an increase in net cash flow under the terms of the new lease compared to the prior lease. For calendar year 1996, the new lease provides for minimum rent of $3,600,000 (subject to potential adjustment during the remediation of the Tested
Site) (See Note 7).

LAND SUBJECT TO GROUND LEASES

  Sheraton Chicago Hotel & Towers:

     During fiscal 1989, the Trust entered into a 50 year ground lease (with lessee options to extend the term 49 more years) with Tishman Realty Corporation of Cook County ("Tishman Realty") for approximately 2.3 acres of land in Cityfront Center in Chicago. Tishman Realty subsequently assigned this lease to Cityfront Hotel Associates Limited Partnership ("Cityfront Hotel Associates"), the current lessee. The site is currently improved with a 1,200 room convention hotel called the Sheraton Chicago Hotel & Towers which opened in March 1992. The lease provides for minimum annual rental payments which were fixed at $150,000 through

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                             JULY 31, 1996 AND 1995
                                  (UNAUDITED)

calendar 1994, and for payments which totalled $75,000 for the six month period January 1, 1995 through June 30, 1995. The payments increased to $900,000 for the six month period July 1, 1995 through December 31, 1995, and will equal $2,100,000 for calendar 1996. After 1996, the base rent increases annually by the increase in the Consumer Price Index, but not less than 5% nor more than 10% per year. In addition to the base rent, percentage rent became payable beginning July 1, 1995. Percentage rent equals the amount by which base rent is exceeded by the product obtained by multiplying gross revenues from operations by certain applicable percentages ranging from 2% -- 5%.

     The lessee also acquired an option to purchase the land. The earliest date on which the land could be acquired pursuant to the option is July 30, 2003. The purchase option provides that the land price will be the greater of (i) $40 million at January 1, 1999 escalating thereafter by the increase in the Consumer Price Index, but not less than 5% nor more than 10% per year or (ii) the highest annual ground rent payable during the thirty-six month period preceding the closing date divided by the Applicable Capitalization Rate which ranges from 7.2% -- 7.5%. In addition, in the event the option is exercised during the twelfth operating year beginning April 1, 2003, a supplemental amount of $2.5 million will be added to the purchase price. If the option were exercised at its earliest date, April 1, 2003, the minimum purchase price which the Trust would receive is approximately $52 million.

     The Trust recognizes as rental revenue the average minimum base rent payable over the initial 50 year term of the lease. This rent increases from $150,000 in 1989 to approximately $16 million in 2038. The average rent calculation also considers the minimum purchase price pursuant to the terms of the above described purchase option. Under the Trust's method of revenue recognition, the total carrying value of the land and the related accrued rent receivable will never exceed the minimum option purchase price. The annual base rental income recognized on the lease is approximately $4,848,000. The cash base rent received during the first quarter of fiscal 1997 equaled $525,000.

     The lease obligated the Trust to construct certain Phase II infrastructure prior to the opening of the hotel. These development obligations consisted primarily of Ogden Plaza and the elevated roadways adjacent to Columbus Drive and surrounding the plaza. In addition to the infrastructure obligation under the terms of the lease, the Trust also constructed the parking facility under Ogden Plaza. Phase II infrastructure was substantially completed in March 1992. This infrastructure was financed with the proceeds from a loan which has debt service payments which, for the first eight years, correspond to the base rent payable on the ground lease.

5.  MORTGAGE NOTES PAYABLE

     At July 31, 1996, mortgage notes payable consisted of two notes secured by first mortgages on the rents from and the land under the Kraft Building, and the rents from and the land under the Sheraton Chicago Hotel & Towers. Both notes are non-recourse with respect to the Trust.

     The principal balance of the Kraft Building note issued in May 1987, was $5,696,000 at July 31, 1996. It is due in April 2016, bears interest at an annual rate of 9.5%, payable monthly, and is self-amortizing over its term. The carrying value of collateral pledged on this note at July 31, 1996 equaled $15,000.

     At July 31, 1996, the principal balance of the note secured by the rents from and the land under the Sheraton Chicago Hotel & Towers was $22,391,000. The
note is due January 1, 2005. The initial principal amount of the loan was $14,367,000 and the interest rate is 10.25%. Amounts are payable monthly, but through December 31, 1998, the debt service currently payable coincides with the ground rent due under the Sheraton lease. The difference between current interest payable and the contractual interest is added to principal. Starting in 1999, debt service will be computed on a 30 year amortization based on the then current

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                             JULY 31, 1996 AND 1995
                                  (UNAUDITED)

principal balance. The carrying value of collateral pledged on this note at July 31, 1996 was $35,164,000 and consisted of land, the depreciated basis in land improvements and accrued but unbilled rent.

     On December 23, 1994, the Trust entered into a revolving credit agreement with First Bank, N.A. The agreement has a three year term and provides for a maximum commitment by the lender of $20,000,000. The agreement is secured by the Cityfront Place Mid-Rise. Initially the Trust borrowed $4,000,000 of the available credit and used the proceeds to retire the $4,000,000 Cityfront Place Mid-Rise note issued February 25, 1992. During the fourth quarter of fiscal 1995, the Trust repaid the $4,000,000 initially advanced under the credit facility using available cash and cash equivalents and investments available for sale. Since that time the Trust has not borrowed any of the available credit. Accordingly, at July 31, 1996, the full amount of the facility is available. Interest only, based on LIBOR plus 135 basis points, is due monthly on the amount advanced under the revolving credit agreement. The carrying value of collateral pledged on this revolving credit agreement at July 31, 1996 equaled $45,799,000.

6.  SHORT-TERM INVESTMENTS -- RESTRICTED

     As a requirement of the revolving credit agreement entered into by the Trust on December 23, 1994 with First Bank, N.A., the Trust agreed to make monthly payments into an escrow account. This account funds the semi-annual real estate tax payments due on the Cityfront Place Mid-Rise. At July 31, 1996, the balance in this account equaled $502,000.

7.  ENVIRONMENTAL REMEDIATION COSTS

     In June 1993, the U.S. Environmental Protection Agency (the "EPA") conducted preliminary surface tests on a 2.8 acre site currently used as a surface parking lot (the "Tested Site"). The Tested Site was examined because thorium, a radioactive element, may have been used on the Tested Site earlier in the century by a former tenant, in a building which was demolished in the mid 1930's after the expiry of the tenant's lease.

     In January 1994, the Trust entered into a consent order with the EPA regarding preliminary testing to be performed on the Tested Site. Initial on-site tests were conducted pursuant to that order in May 1994 and laboratory analysis was completed on the samples in June 1994. The results of the tests indicate one concentrated area which appears to be contaminated by thorium, and other scattered areas on the Tested Site with significantly lower levels of contamination. The most contaminated area is within the footprint of the building previously occupied by the former tenant. The Trust submitted the results of the testing to the EPA in September 1994.

     The Trust's consultants have prepared cost estimates to remediate the contaminated areas on the Tested Site which range from $1 million to $7 million, with $3.5 million representing the most likely estimated cost of the required remediation, which involves excavation and disposal of the areas contaminated by thorium. That range of costs is estimated based on the results of surface measurements, the analysis of samples gathered from nine borings taken on the site and the review of the Unilateral Administrative Order. While the tests conducted to date were made pursuant to the consent order with the EPA, additional conditions may exist on the site which would be discovered only upon excavation.

     The Trust entered into an agreement on August 11, 1995 (which was expanded and superseded by an agreement dated January 18, 1996) with Kerr-McGee Chemical Corporation ("KMCC"), the successor to a former tenant of the Tested Site, regarding the financial responsibilities of the parties for the remediation of the Tested Site (the "Reimbursement Agreement"). Under the terms of the Reimbursement Agreement, KMCC is responsible for the remediation of the Tested Site with respect to thorium contamination and any

               THE CHICAGO DOCK AND CANAL TRUST AND SUBSIDIARIES

                             JULY 31, 1996 AND 1995
                                  (UNAUDITED)

thorium/mixed waste contamination, and the Trust has the obligation to reimburse KMCC for 25% of the cost of this remediation, not to exceed a maximum reimbursement obligation of the Trust of $750,000. Legal counsel has advised the Trust that it may have claims for coverage for some or all of its share of the remediation costs under its current or prior insurance policies.

     On June 6, 1996, the EPA issued a Unilateral Administrative Order which requires the remediation of the Tested Site and the disposal of the contaminated material at an approved off-site facility. In response to this Order, KMCC, in conjunction with the Trust, submitted a work plan for the remediation to the EPA. The EPA has since reviewed and commented on the work plan and the Trust and KMCC are currently preparing their response to the comments. In September, additional drilling began to more precisely define the area to be remediated. Remediation is scheduled to begin in October, with completion expected by the end of calendar year 1996. Additional conditions may exist on the site which would be discovered only upon excavation which may impact the timing of remediation.

     In the fourth quarter of fiscal 1995, the Trust recorded environmental remediation expense of $1,035,000 based upon the resolution of accounting and other issues related to environmental remediation costs of property held for development and the execution of the Reimbursement Agreement with KMCC. This amount included the Trust's share of testing and legal costs related to the Tested Site through April 30, 1995, plus $750,000, which is the maximum reimbursement obligation of the Trust pursuant to the terms of the Reimbursement Agreement. This amount excluded the amount of the potential claims for some or all of the Trust's share of the remediation costs under the Trust's current or prior insurance policies.

8.  SOLICITATION OF INDICATIONS OF INTEREST FOR BUSINESS COMBINATION

     On February 28, 1996 the Trust retained Lehman Brothers Inc., as its financial advisor to assist in studying strategic alternatives designed to enhance shareholder value. As part of this study, the Board, on April 11, 1996, authorized Lehman Brothers to seek preliminary indications of interest for a potential business combination involving the Trust. There can be no assurance that any transaction will occur as a result of this study.

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                              NEWSWEB CORPORATION,

                             CDCT ACQUISITION TRUST

                                      AND

                        THE CHICAGO DOCK AND CANAL TRUST

                         DATED AS OF SEPTEMBER 27, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS



                                                                           PAGE
                                                                           ----

                                   ARTICLE I

                                   THE MERGER
SECTION 1.01.   The Merger..............................................    5
SECTION 1.02.   Closing.................................................    5
SECTION 1.03.   Effective Time..........................................    5
SECTION 1.04.   Effects of the Merger...................................    6
SECTION 1.05.   Declaration of Trust and By-laws........................    6
SECTION 1.06.   Trustees................................................    6
SECTION 1.07.   Officers................................................    6

                                   ARTICLE II

                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
                 SUB AND THE COMPANY; EXCHANGE OF CERTIFICATES

SECTION 2.01.   Effect on Capital Stock.................................    6
SECTION 2.02.   Exchange of Certificates................................    6

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.   Organization............................................    8
SECTION 3.02.   Subsidiaries............................................    8
SECTION 3.03.   Capitalization..........................................    8
SECTION 3.04.   Authority...............................................    8
SECTION 3.05.   Consent and Approvals; No Violations....................    9
SECTION 3.06.   SEC Reports and Financial Statements....................    9
SECTION 3.07.   Absence of Certain Changes or Events....................   10
SECTION 3.08.   No Undisclosed Liabilities..............................   10
SECTION 3.09.   Information Supplied....................................   10
SECTION 3.10.   Benefit Plans...........................................   10
SECTION 3.11.   Contracts; Indebtedness.................................   12
SECTION 3.12.   Litigation..............................................   12
SECTION 3.13.   Compliance with Applicable Law..........................   12
SECTION 3.14.   Tax Matters.............................................   12
SECTION 3.15.   State Takeover Statutes.................................   13
SECTION 3.16.   Environmental Matters...................................   13
SECTION 3.17.   Real Property...........................................   14
SECTION 3.18.   Leases..................................................   14
SECTION 3.19.   Title to Property.......................................   14
SECTION 3.20.   REIT Qualification......................................   14
SECTION 3.21.   Required Vote...........................................   14
SECTION 3.22.   Brokers.................................................   14
SECTION 3.23.   Opinion of Financial Advisor............................   14
SECTION 3.24.   Violations; Eminent Domain..............................   14


                                                                              PAGE
                                                                              ----
                                  ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
SECTION 4.01.   Organization.................................................   15
SECTION 4.02.   Authority....................................................   15
SECTION 4.03.   Consents and Approvals; No Violations........................   15
SECTION 4.04.   Information Supplied.........................................   15
SECTION 4.05.   Interim Operations of Sub....................................   16
SECTION 4.06.   Brokers......................................................   16
SECTION 4.07.   Financing....................................................   16
SECTION 4.08.   Litigation...................................................   16

                                   ARTICLE V

                                   COVENANTS

SECTION 5.01.   Covenants of the Company.....................................   16
SECTION 5.02.   No Solicitation..............................................   18
SECTION 5.03.   Other Actions................................................   19

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

SECTION 6.01.   Shareholder Approvals; Preparation of Proxy Statement........   19
SECTION 6.02.   Access to Information........................................   20
SECTION 6.03.   Reasonable Efforts...........................................   20
SECTION 6.04.   Company Stock Options........................................   21
SECTION 6.05.   Fees and Expenses............................................   21
SECTION 6.06.   Indemnification; Directors and Officers Insurance............   22
SECTION 6.07.   Obligations of Sub...........................................   23
SECTION 6.08.   Certain Litigation...........................................   23
SECTION 6.09.   Severance Policy and Other Agreements........................   23
SECTION 6.10.   Redemption of Rights.........................................   23

                                  ARTICLE VII

                             CONDITIONS PRECEDENT

SECTION 7.01.   Conditions to Each Party's Obligation To Effect the Merger...   23
SECTION 7.02.   Conditions to the Company's Obligation to Effect the Merger..   24
SECTION 7.03.   Conditions to the Parent's and Sub's Obligations to             24
                Effect the Merger............................................

                                 ARTICLE VIII

                           TERMINATION AND AMENDMENT

SECTION 8.01.   Termination..................................................   25
SECTION 8.02.   Effect of Termination........................................   26
SECTION 8.03.   Amendment....................................................   26
SECTION 8.04.   Extension; Waiver............................................   26


                                                                                  PAGE
                                                                                  ----
                                  ARTICLE IX

                                MISCELLANEOUS
SECTION 9.01.   Nonsurvival of Representations, Warranties and Agreements.......   26
SECTION 9.02.   Notices.........................................................   27
SECTION 9.03.   Interpretation..................................................   27
SECTION 9.04.   Counterparts....................................................   28
SECTION 9.05.   Entire Agreement; No Third Party Beneficiaries..................   28
SECTION 9.06.   Governing Law...................................................   28
SECTION 9.07.   Publicity.......................................................   28
SECTION 9.08.   Assignment......................................................   28
SECTION 9.09.   Enforcement.....................................................   28
SECTION 9.10.   Exculpation of Shareholders, Trustees, Officers, Agents and        28
                Beneficiaries...................................................

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of September 27, 1996 among Newsweb Corporation, an Illinois corporation ("Parent"), CDCT Acquisition Trust, an Illinois business trust and a 99% owned subsidiary of Parent ("Sub"), and The Chicago Dock and Canal Trust, an Illinois business trust (the "Company").

     WHEREAS the board of directors of Parent and the respective trustees of Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, in furtherance of such acquisition, the board of directors of Parent and the respective trustees of Sub and the Company have each approved the merger of the Company with and into Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Common Share of beneficial interest, without par value, of the Company (a "Share"), other than Shares owned directly or indirectly by the Company, will be converted into the right to receive $21.00 per share in cash;

     WHEREAS, the trustees of the Company have adopted resolutions approving the Merger and recommending that the Company's shareholders approve this Agreement and the Merger;

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, the Company shall be merged with and into Sub at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate existence of the Company shall cease and Sub shall continue as the surviving trust (the "Surviving Company") and shall succeed to and assume all of the rights and obligations of the Company. At the election of Parent, any direct or indirect wholly owned subsidiary (as defined in Section 9.03) of Parent may be substituted for Sub as a constituent company in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

     SECTION 1.02. Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be mutually agreed by Parent and the Company (and, failing such agreement, on the second business day) after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the Amended and Restated Declaration of Trust, as amended (including the amendment contemplated by the Trust Amendment described in Section 7.01), of the Company (as so amended, the "Declaration of Trust") and any applicable laws of the State of Illinois and shall make all other filings or recordings required under the Declaration of Trust and the laws of the State of Illinois. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Recorder of Deeds of Cook County, Illinois, or at such other time as Sub and the Company shall agree should be specified in the Articles of Merger consistent with the provisions of the Declaration of Trust (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     SECTION 1.04. Effects of the Merger. Upon consummation of the Merger, the Surviving Company shall have all of the rights, privileges, immunities and franchises, as of a public or a private nature, of each of the constituent companies and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares of capital stock, and all other choses in action, and all and every other interest, of or belonging to or due to each of the constituent companies, shall be taken and deemed to be transferred to and vested in such Surviving Company without further act or deed, and the title to any real estate, or any other interest therein, vested in either of the constituent companies shall not revert or be in any way impaired by reason of such Merger, and such Merger shall have the other effects set forth in the Declaration of Trust or applicable law.

     SECTION 1.05. Declaration of Trust and By-laws. (a) The Declaration of Trust, as in effect immediately prior to the Effective Time shall be the declaration of trust of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

     (b) The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company, until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.06. Trustees. The trustees of Sub immediately prior to the Effective Time shall be the trustees of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.07. Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
                 SUB AND THE COMPANY; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable Common Share of beneficial interest, without par value, of the Surviving Company.

          (b) Cancellation of Treasury Stock. Each Share that is owned by the Company or by any subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Shares. Each Share issued and outstanding (other than Shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive $21.00 in cash (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

     SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate LaSalle National Bank (or such other bank or trust company reasonably acceptable to the Company) to act as paying agent in the Merger (the "Paying Agent"), and Parent shall, at or prior to the Effective Time, deposit or cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of Shares (the "Payment Fund ") funds in an amount necessary for the payment of the Merger Consideration upon surrender of certificates representing Shares as part of the Merger pursuant to
Section 2.01 (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent). At the Effective Time, Parent shall also make available to the Surviving Company funds in an amount necessary for the payment of the Option Consideration (as defined in Section 6.04). Arrangements shall be made with the Paying Agent such that holders of Shares and Company Stock Options are deemed to have received payment of the Merger Consideration and Option Consideration prior to the expiration of the Company's taxable year ending with the Merger for Federal income tax purposes.

     (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Company that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

     (c) No Further Ownership Rights in Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

     (d) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to Parent for payment of the Merger Consideration to which they are entitled.

     (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05)), the cash payment in respect of such Certificate shall, unless otherwise provided by applicable law, become the property of the Surviving Company, free and clear of all claims or interests of any person previously entitled thereto.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     SECTION 3.01. Organization. The Company is a business trust duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite trust power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect (as defined in Section 9.03) on the Company or prevent or materially delay the consummation of the Merger. The Company has delivered to Parent a complete and correct copy of its Declaration of Trust, as in effect on the date of this Agreement.

     SECTION 3.02. Subsidiaries. Item 3.02 of the letter from the Company to Parent dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Disclosure Letter (the "Company Disclosure Letter"), lists each subsidiary of the Company. Except as set forth in Item 3.02 of the Company Disclosure Letter, all of the outstanding shares of capital stock of each such subsidiary are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of its subsidiaries and except as set forth in Item 3.02 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

     SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of 20,000,000 Shares and 1,000,000 Preferred Shares of beneficial interest, without par value (the "Preferred Shares"). At the close of business on August 30, 1996, (i) 5,783,800 Shares were issued and outstanding, (ii) 160,400 Shares were held by the Company in its treasury and (iii) options to purchase 694,028 Shares ("Company Stock Options") issued pursuant to the Company's stock option plans and agreements were outstanding. As of the date hereof there are no Preferred Shares outstanding. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except for Company Stock Options and the rights to purchase Shares (the "Rights") issued pursuant to the Rights Agreement dated as of July 20, 1988 between the Company and Harris Trust and Savings Bank, as rights agent (the "Rights Agreement"), and except as set forth in Item 3.03 of the Company Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except for redemption of the Rights pursuant to Section 6.10 and except as set forth on Item 3.03 of the Company Disclosure Letter, as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (ii) to vote or to dispose of any shares of the capital stock of any of the Company's subsidiaries.

     SECTION 3.04. Authority. The trustees of the Company, at a meeting duly called and held, at which all trustees were present, have duly and unanimously adopted resolutions approving this Agreement, the Trust Amendment and the Merger, determining that the terms of the Merger are fair to, and in the best interests of the Company's shareholders and recommending that the Company's shareholders approve and adopt this Agreement, the Trust Amendment and the Merger. The Company has the requisite trust power and authority to execute and deliver this Agreement and, subject to the approval and adoption of this Agreement, the Trust Amendment and the Merger by the holders of at least two-thirds of the Shares outstanding and entitled to vote thereon (the "Company Shareholder Approvals"), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary trust action on the part of the Company and no other trust proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than, with respect to the Merger, the Company Shareholder Approvals). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

     SECTION 3.05. Consent and Approvals; No Violations. Except as set forth in Item 3.05 of the Company Disclosure Letter, except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including the filing with the Securities and Exchange Commission ("SEC ") of a proxy statement in definitive form relating to any required Company Shareholder Approval (the "Proxy Statement")), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the laws of the State of Illinois, the laws of other states in which the Company is qualified to do or is doing business and state takeover laws, and except for the Company Shareholder Approvals and the filing with the Recorder of Deeds of Cook County, Illinois of the Trust Amendment and the Articles of Merger following receipt of the Company Shareholder Approvals, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Declaration of Trust or Bylaws of the Company or of the similar organizational documents of any of its subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the Company or would not reasonably be expected to prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license, contract, partnership agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) or (iv) for violations, breaches or defaults that would not, individually or in the aggregate, have a material adverse effect on the Company or that would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.

     SECTION 3.06. SEC Reports and Financial Statements. The Company and each of its subsidiaries has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since April 30, 1995, under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "Company SEC Documents"). The Company SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the

SEC thereunder. Except to the extent revised or superseded by a subsequently filed Company Filed SEC Document (as defined in Section 3.07), none of the Company SEC Documents contains an untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     SECTION 3.07. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Company Filed SEC Documents") or as disclosed in Item 3.07 of the Company Disclosure Letter, since April 30, 1996, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) through the date hereof any material adverse change with respect to the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock, other than the Company's regular quarterly dividend of $.04 per Share paid on June 1, 1996 and $.06 per Share paid on September 1, 1996, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on the Company, (v) any revaluation by the Company of any of its material assets or (vi) any material change in accounting methods, principles or practices by the Company.

     SECTION 3.08. No Undisclosed Liabilities. Except as and to the extent set forth in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1996 previously filed with the SEC under the Exchange Act, as of April 30, 1996, neither the Company nor any of its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (or disclosed in the notes thereto). Since April 30, 1996 and to the date of this Agreement, except as and to the extent set forth in the Company Filed SEC Documents, neither the Company nor any of its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (or disclosed in the notes thereto) and that would be reasonably expected to have a material adverse effect on the Company.

     SECTION 3.09. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholders Meeting (as defined in Section 6.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

     SECTION 3.10. Benefit Plans. (a) Except as disclosed in the Company Filed SEC Documents or as disclosed in Item 3.10 of the Company Disclosure Letter, since the date of the most recent audited financial statements included in the Company Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or trustee or director of the Company or any of its subsidiaries (collectively, "Benefit Plans"). Except as disclosed in the Company Filed SEC Documents or in Item 3.10 of the Company Disclosure Letter, there exist no employment, consulting, severance, termination or indemnification agreement, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries.

     (b) Item 3.10 of the Company Disclosure Letter contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans maintained, or contributed to, by the Company or any of its subsidiaries for the benefit of any current or former employees, officers or trustees or directors of the Company or any of its subsidiaries. The Company has delivered to Parent true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Benefit Plan.

     (c) Except as disclosed in Item 3.10 of the Company Disclosure Letter, all Pension Plans (i) have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Internal Revenue Code of 1986, as amended (the "Code"), and no such determination letter has been revoked nor, to the best knowledge of the Company, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs, (ii) currently comply in all material respects in form and in operation with all applicable laws, including but not limited to ERISA and the Code and have been operated and administered in accordance with their respective terms, and (iii) have been operated so as to qualify, where appropriate, for both Federal and state tax purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle and the allowance of deductions and credits with respect to contributions thereto.

     (d) Except as disclosed in Item 3.10 of the Company Disclosure Letter, no Pension Plan that the Company or any of its subsidiaries maintains, or to which the Company or any of its subsidiaries is obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the "Multiemployer Pension Plans"), had, as of the respective last annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions which have been furnished to Parent. None of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its subsidiaries or any officer of the Company or any of its subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or (1) of ERISA. None of such Benefit Plans or trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last five years. Neither the Company nor any of its subsidiaries has suffered or otherwise caused a "complete withdrawal", or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any of the Multiemployer Pension Plans.

     (e) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Item 3.10 of the Company Disclosure Letter, (i) no such Benefit Plan is unfunded or funded through a

"welfare benefits fund", as such term is defined in Section 419(e) of the Code,
(ii) each such Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code or state continuation coverage laws and (iii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its subsidiaries on or at any time after the consummation of the Merger.

     SECTION 3.11. Contracts; Indebtedness. (a) Except as disclosed in the Company Filed SEC Documents or as set forth in Item 3.11 of the Company Disclosure Letter, there are no contracts or agreements that are material to the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole. Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not reasonably be expected to result in a material adverse effect on the Company.

     (b) Set forth in Item 3.11 of the Company Disclosure Letter is (i) a list of all agreements, instruments and other obligations pursuant to which any indebtedness for borrowed money or capitalized lease obligations of the Company or any of its subsidiaries in an aggregate principal amount in excess of $100,000 is outstanding or may be incurred and (ii) the respective principal amounts outstanding thereunder.

     SECTION 3.12. Litigation. As of the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties that could reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger. As of the date of this Agreement, neither the Company nor any of its subsidiaries or any of their respective properties is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger.

     SECTION 3.13. Compliance with Applicable Law. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders, concessions, franchises, and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, concessions, franchises and approvals that would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger. Except as disclosed in the Company Filed SEC Documents, to the best knowledge of the Company, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger. Except as set forth in Item 3.13 of the Company Disclosure Letter, as of the date of this Agreement, to the best knowledge of the Company no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not be reasonably expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger.

     SECTION 3.14. Tax Matters. Except as set forth in Item 3.14 of the Company Disclosure Letter:

          (a) The Company and each of its subsidiaries has filed all Federal income tax returns and all other material income tax returns and reports required to be filed by it. The Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all income taxes shown as due on such returns.

          (b) No material income tax return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its subsidiaries. Each material deficiency resulting from any audit or examination relating to income taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. No material issues relating to income taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to income taxes were raised in writing by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period.

        (c) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any income taxes and no power of attorney with respect to any income taxes has been executed or filed with any taxing authority.

          (d) No material liens for taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory liens for taxes not yet due.

          (e) None of the Company or any of its subsidiaries is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement.

     SECTION 3.15. State Takeover Statutes. The provisions of Section 5/11.75 of the IBCA are inapplicable to the Merger and this Agreement and the transactions contemplated by this Agreement. To the best knowledge of the Company, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

     SECTION 3.16. Environmental Matters. (a) Except as set forth in Item 3.16 of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has (i) to the knowledge of the Company, placed, held, located, released, transported or disposed of any Hazardous Substances (as defined below) on, under, from or at any of the Company's or any of its subsidiaries' properties or any other properties, other than in a manner that would not reasonably be expected to result in a material adverse effect on the Company,
(ii) any knowledge or reason to know of the presence of any Hazardous Substances on, under or at any of the Company's or any of its subsidiaries' properties or any other property but arising from the Company's or any of its subsidiaries' properties, other than in a manner that would not reasonably be expected to result in a material adverse effect on the Company, or (iii) received any written notice (A) of any violation of any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control or regarding Hazardous Substances on, under or emanating from any of the Company's or any of its subsidiaries' properties or any other properties (collectively, "Environmental Laws"), (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its subsidiaries' properties or any other properties or (D) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its subsidiaries' properties or any other properties, except in each case for the notices set forth in Item 3.16 of the Company Disclosure Letter and except for notices relating to matters that are not material. For purposes of this Agreement, the term "Hazardous Substance" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and any substances defined as, or included in the definition of, "hazardous substances", "hazardous wastes," "hazardous materials" or "toxic substances" under any Environmental Law.

     (b) Except as set forth in Item 3.16 of the Company Disclosure Letter, no Environmental Law imposes any obligation upon the Company or its subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon any of the Company's or it subsidiaries' properties under any Environmental Law.

     SECTION 3.17. Real Property. Item 3.17 of the Company Disclosure Letter contains a brief description of each parcel of real property owned by the Company or its subsidiaries (the "Company Real Property") (showing the record title holder, legal description, permanent index number, location, improvements, the uses being made thereof and any indebtedness secured by a mortgage or other encumbrance thereon) and of each option held by the Company or its subsidiaries to acquire any real property.

     SECTION 3.18. Leases. (a) Item 3.18 of the Company Disclosure Letter contains (i) a list of each parcel of Company Real Property that is subject to or encumbered by any lease (a "Company Lease"), and (ii) a list of each lease or similar agreement under which the Company or any of its subsidiaries is lessee of, or holds or operates, any real property owned by any third person, in each case, which sets forth the parties to the lease, annual rental, expiration date, renewal and purchase options, if any, uses being made thereof and the location and legal description of the real property covered by such lease.

     (b) Except as set forth in Item 3.18 of the Company Disclosure Letter, (i) all rental payments due under each Company Lease have been paid during the period from May 1, 1996 through August 31, 1996, and (ii) to the Company's knowledge, no lessee is in material default, and no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a material default by any lessee, under any Company Lease.

     (c) The Company has delivered to Sub and Parent, or has given Sub and Parent an opportunity to inspect, true, correct and complete copies of each Company Lease and the copies so delivered or made available for inspection constitute in each case the entire agreement of the parties thereto.

     SECTION 3.19. Title to Property. Except as set forth in Item 3.19 of the Company Disclosure Letter, the Company and its subsidiaries have good, and with respect to the Company Real Property, marketable title to all of the material assets reflected on the consolidated financial statements of the Company included in the Company Filed SEC Documents as being owned by the Company or its subsidiaries and all material assets thereafter acquired by the Company or its subsidiaries (except to the extent that such assets have thereafter been disposed of in the ordinary course of business consistent with past practice), subject to no Liens.

     SECTION 3.20. REIT Qualification. The Company (i) has elected to be taxed as a real estate investment trust (a "REIT") within the meaning of the Code and has qualified as a REIT at all times from January 22, 1962 through April 30, 1996, (ii) except for the transactions contemplated by this Agreement, has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the period from May 1, 1996 through the day prior to the Effective Time, and (iii) except for the transactions contemplated by this Agreement, has not taken or omitted to take any action which is likely to result in a challenge to its status as a REIT. Each of the wholly owned subsidiaries of the Company is a "qualified REIT subsidiary", as defined in Section 856(i) of the Code.

     SECTION 3.21. Required Vote. The affirmative vote of the holders of at least two-thirds of the Shares outstanding is the only vote of the holders of any class or series of capital stock of the Company necessary under applicable law or otherwise to approve the Merger and this Agreement and the transactions contemplated hereby.

     SECTION 3.22. Brokers. No broker, investment banker, financial advisor or other person, other than Lehman Brothers Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     SECTION 3.23. Opinion of Financial Advisor. The Company has received the opinion of Lehman Brothers Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration to be received in the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view, and such opinion has not been withdrawn or modified.

     SECTION 3.24.  Violations; Eminent Domain.  Except as set forth in Item
3.24 of the Company Disclosure Letter, there are no pending, or to the Company's knowledge, threatened (a) zoning, building, fire or health code violations or violations of other governing requirements or regulations with respect to the

Company Real Property that have not previously been corrected, or (b) eminent domain, condemnation or other governmental taking of the Company Real Property.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                               OF PARENT AND SUB

     Parent and Sub represent and warrant to the Company as follows:

     SECTION 4.01. Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. Sub is a business trust duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite trust power and authority to carry on its business as now conducted.

     SECTION 4.02. Authority. Parent and Sub have requisite corporate or trust power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or trust action on the part of Parent and Sub (including approval of the Merger and this Agreement by the board of directors of Parent) and no other corporate or trust proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate such transactions. No vote of Parent's stockholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

     SECTION 4.03. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the laws of the State of Illinois, the laws of other states in which Parent is qualified to do or is doing business and state takeover laws, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or declaration of trust or bylaws of Parent and Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not be reasonably expected to prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, permit, concession, franchise, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses
(iii) and (iv) for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.

     SECTION 4.04. Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 4.05. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     SECTION 4.06. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

     SECTION 4.07. Financing. Parent has on hand or available through committed bank facilities all funds necessary to purchase all of the Shares pursuant to the Merger and to pay all fees and expenses related to the transactions contemplated by this Agreement. True and correct copies of all such financing commitments have been furnished to the Company.

     SECTION 4.08. Litigation. As of the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of Parent, threatened against Parent or any of its subsidiaries that could reasonably be expected to prevent or materially delay the consummation of the Merger. As of the date of this Agreement, neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to prevent or materially delay the consummation of the Merger.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.01. Covenants of the Company. Except as set forth on Item 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement through the Effective Time, the Company agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing):

          (a) Ordinary Course. The Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and key employees and preserve their relationships with persons having business dealings with the Company and its subsidiaries.

          (b) Dividends; Changes in Stock. The Company shall not, and shall not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock except for dividends by a direct or indirect wholly owned subsidiary of the Company to its parent or regular quarterly dividends on the Shares in an amount not to exceed $.08 per Share for the dividend payable on December 1, 1996 and $.10 per Share for each regular quarterly dividend thereafter, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except the redemption of the Rights pursuant to Section 6.10.

          (c) Issuance of Securities. The Company shall not and shall not permit any of its subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock), other than the issuance of Shares upon the exercise of Company Stock Options outstanding on the date of this Agreement, the issuance to trustees of the Company of options to purchase an aggregate of 3,500 Shares pursuant the 1988 Trustee's Stock Option Plan and the issuance of Shares upon the exercise of Rights pursuant to the Rights Agreement.

          (d) Governing Documents. Except for the Trust Amendment, the Company shall not, and shall not permit any of its subsidiaries to, amend or propose to amend its Declaration of Trust or articles of incorporation or bylaws (or similar organizational documents).

          (e) No Acquisitions. The Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, trust or other business organization or division thereof or
     (ii) any asset having a value in excess of $25,000 or any assets having an aggregate value in excess of $250,000, except U.S. Treasury securities with maturities of less than one year.

          (f) No Dispositions. Other than dispositions in the ordinary course of business consistent with past practice which are not material to the Company and its subsidiaries taken as a whole, the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets.

          (g) Indebtedness. The Company shall not, and shall not permit any of its subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than (A) to the Company or any direct or indirect wholly owned subsidiary of the Company or (B) any advance to employees in accordance with past practice.

          (h) Advice of Changes; Filings. The Company shall promptly advise Parent of any material adverse change with respect to the Company. The Company shall provide to Parent (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          (i) Tax Matters. The Company shall not make any tax election that would have a material effect on the tax liability of the Company or any of its subsidiaries. The Company shall, before filing or causing to be filed any material income tax return of the Company or any of its subsidiaries, consult with Parent and its advisors as to the positions and elections that may be taken or made with respect to such return, and shall take such positions or make such elections as the Company and Parent shall jointly agree or, failing such agreement, shall take positions or make elections consistent with its past practices.

          (j) Capital Expenditures. Neither the Company nor any of its subsidiaries shall make or agree to make any new capital expenditure or expenditures that, individually, exceeds $25,000 or, in the aggregate, exceed $500,000.

          (k) Discharge of Liabilities. The Company shall not, and shall not permit any of its subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice.

          (l) Material Contracts. Except in the ordinary course of business, neither the Company nor any of its subsidiaries shall (i) enter into, modify in any material respect, amend in any material respect or terminate any material contract or agreement to which the Company or such subsidiary is a party or (ii) waive, release or assign any material rights or claims.

          (m) Employee Matters. Neither the Company nor any of its subsidiaries shall (i) grant any increases in the compensation of any of its trustees or directors, officers or key employees, except for increases required under employment agreements existing on the date hereof, and increases for officers and employees in the ordinary course of business consistent with past practice that, in any event, do not increase such officer's or employee's aggregate compensation by more than 5% over such employee's aggregate compensation in effect on the date hereof, (ii) pay or agree to pay any pension retirement allowance or other employee benefit not required or contemplated by any of the existing Benefit Plans as in effect on the date hereof to any such trustee or director, officer or key employee, whether past or present, (iii) enter into any new, or materially amend any existing, employment, severance or termination agreement with any such trustee or director, officer or key employee or (iv) except as required to comply with applicable law, become obligated under any new Benefit Plan which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing any benefits thereunder. The Company shall provide Parent with copies of any amendments to any Benefit Plan prior to the Effective Time.

          (n) Accounting. The Company shall not adopt any material change, other than in the ordinary course of business consistent with past practice or as required by the SEC or by law, in its accounting policies, procedures or practices.

          (o) Agreement with respect to Chicago Music and Dance Theater,
     Inc. The Company acknowledges its right to repurchase certain property subject and pursuant to that certain Agreement of Sale and Purchase between the Company and Chicago Music and Dance Theater, Inc. dated as of August 31, 1994, as amended (the "Theater Agreement"). The Company shall neither exercise any such right to repurchase the subject property nor modify or amend the Theater Agreement in any respect without the prior consent of Parent, which consent shall not be unreasonably withheld.

     In the event the Company shall request Parent to consent in writing to an action otherwise prohibited by this Section 5.01, Parent shall use its reasonable best efforts to respond in a prompt and timely fashion, but may otherwise respond affirmatively or negatively in its sole discretion.

     SECTION 5.02. No Solicitation. (a) The Company and its subsidiaries and their respective officers, trustees, employees, representatives, agents or affiliates (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company or any of its subsidiaries) shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). The Company shall not, nor shall it permit any of its subsidiaries to, and it shall use its best efforts to cause its officers, trustees, employees, agents, affiliates or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information, other than the Company SEC Documents), or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if the trustees of the Company determine in good faith, after consultation with the Company's outside counsel, that such action is necessary in order for the trustees of the Company to comply with their fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to an unsolicited Takeover Proposal, and subject to compliance with Section 5.02(c),
(x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement containing terms no less favorable to the Company than the form entered into between the Company and Parent and (y) participate in negotiations regarding such Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 10% or more of the assets of the Company and its subsidiaries taken as a whole or 10% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

     (b) Except as set forth in this Section 5.02, neither the trustees of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such trustees or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that the trustees of the Company determine in good faith, after consultation with the Company's outside counsel, that such action is necessary in order for the trustees of the Company to comply with their fiduciary duties to the Company's shareholders under applicable law, the trustees of the Company may (subject to the following sentences) withdraw or modify their approval or recommendation of the Merger and this Agreement (or not recommend it before the Proxy Statement is sent to shareholders), approve or recommend a Superior Proposal (as defined below) or terminate this Agreement, but in each case only at a time that is after the third business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the trustees of the Company have received a Superior Proposal and specifying the material terms and conditions of such Superior Proposal. In addition, if the Company proposes to terminate this Agreement, it shall upon such times set forth in Section 6.05(b) pay to Parent the Expenses and Termination Fee (each as defined in Section 6.05(b)). For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal, not subject to any material financing contingency, made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the trustees of the Company determine in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger.

     (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 5.02, the Company shall promptly advise Parent of any request for information (other than the Company SEC Documents) or of any Takeover Proposal and the material terms and conditions of such request or Takeover Proposal.

     (d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the trustees of the Company, after consultation with the Company's outside counsel, failure so to disclose would be inconsistent with their fiduciary duties to the Company's shareholders under applicable law; provided, however, neither the Company nor its trustees nor any committee thereof shall, except as permitted by Section 5.02(b), withdraw or modify, or propose to withdraw or modify, its or their position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

     SECTION 5.03. Other Actions. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions set forth in Section 7.01 or Section 7.03 not being satisfied (subject to the Company's right to take actions specifically permitted by Section 5.02).

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01. Shareholder Approvals; Preparation of Proxy Statement. (a) The Company shall as soon as practicable following the date hereof, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of obtaining the Company Shareholder Approvals. The Company shall, through its trustees, recommend to its shareholders that the Company Shareholder Approvals be given; provided, that in the event that the trustees of the Company determine in good faith, after consultation with the Company's outside counsel, that such action is necessary in order for the trustees of the

Company to comply with their fiduciary duties to the Company's shareholders under applicable law, the trustees of the Company may decline to make such recommendation.

     (b) The Company shall as soon as practicable following the date hereof, prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable efforts to respond to any comments of the SEC or its staff and cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of such staff. Parent shall as soon as practicable following the date hereof supply such information for inclusion in the Proxy Statement as shall reasonably be requested by the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information, will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger and will cooperate with Parent and its representatives in the preparation of any responses to such correspondence. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company shall give Parent and its counsel the opportunity to review any Proxy Statement, or any amendment or supplement thereto, prior to its being filed with the SEC.

     (c) At the Shareholders Meeting, Parent agrees to cause all Shares owned by Parent or any affiliate of Parent to be voted in favor of the Company Shareholder Approvals.

     SECTION 6.02. Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject, the Company shall, and shall cause each of its subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel and other representatives of Parent (including, without limitation, surveyors, structural engineers, appraisers and other consultants) access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirement of the Federal or state securities laws or the Federal tax laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding anything contained herein to the contrary, the Company shall not be required to provide access to its properties for the purpose of enabling Parent or its authorized representatives to conduct further environmental-related tests, observations, reviews, surveys or soil borings or otherwise cooperate with Parent or any of its representatives with respect to any of the same. Except as otherwise agreed to by the Company, unless and until the consummation of the Merger, and notwithstanding termination of this Agreement, the terms of the Confidentiality Agreement dated as of June 20, 1996 between Parent and the Company (the "Confidentiality Agreement") shall apply to all information furnished thereunder or hereunder.

     SECTION 6.03. Reasonable Efforts. Each of the Company, Parent and Sub agree to use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger. Each of the Company, Parent and Sub shall, and shall cause its subsidiaries to, use its reasonable efforts to take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets.

     SECTION 6.04. Company Stock Options. At the Effective Time, each holder of a then outstanding Company Stock Option, whether or not then exercisable, shall, in settlement thereof and without any action by such holder, be deemed to have made a disposition of such Company Stock Option to the Company and shall receive from the Company for each Share subject to such Company Stock Option an amount (subject to any applicable withholding tax) in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Company Stock Option (such amount being hereinafter referred to as the "Option Consideration"); provided, however, that with respect to any person subject to
Section 16(a) of the Exchange Act who may incur liability as a result of such disposition, any such disposition shall be made, and any such amount shall be paid, as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Any option to purchase Shares which prior to the date hereof has ceased to be exercisable by reason of the termination of employment or service with the Company of any employee or trustee of the Company shall not be deemed to be an outstanding Company Stock Option for purposes of this Section 6.04. Upon receipt of the Option Consideration, each Company Stock Option shall be canceled. The disposition of any Company Stock Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Stock Option. Prior to the Effective Time, the Company shall use its best efforts to obtain all necessary consents or releases from holders of Company Stock Options and to take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 6.04 (except for such action that may require the approval of the Company's shareholders). Except as otherwise agreed to by the parties, (a) the Company's 1982, 1986, 1988, 1991 and 1993 Employees' Stock Option Plans and 1988 and 1993 Trustee's Stock Options Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be canceled as of the Effective Time and (b) the Company shall take all action necessary to ensure that following the Effective Time no participant in the Company's 1982, 1986, 1988, 1991 and 1993 Employees' Stock Option Plans and 1988 and 1993 Trustees' Stock Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Company or any subsidiary of the Company or the Surviving Company and to terminate all such plans, programs or arrangements.

     SECTION 6.05.  Fees and Expenses.  (a) Except as provided below in this
Section 6.05, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     (b) The Company shall pay, or cause to be paid, in same day funds to Parent the sum of (x) the Expenses (as hereinafter defined) and (y) $3,500,000 (the "Termination Fee") under the circumstances and at the times set forth as follows:

          (i) if Parent or Sub terminates this Agreement under Section 8.01(e), and at the time of such termination there is no pending Takeover Proposal, the Company shall pay the Expenses and the Termination Fee upon demand;

          (ii) if Parent or Sub terminates this Agreement under Section 8.01(e) and at the time of such termination a Takeover Proposal shall then be pending, the Company shall pay the Expenses, upon demand; in addition, if within twelve months after such termination, the Company shall enter into an Acquisition Agreement providing for a Takeover Proposal or a Takeover Proposal shall be consummated, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such Takeover Proposal;

          (iii) if the Company terminates this Agreement under Section 8.01(f), the Company shall pay the Expenses concurrently therewith; in addition, if within twelve months after such termination, the Company shall enter into an Acquisition Agreement providing for a Takeover Proposal or a Takeover Proposal shall be consummated, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such Takeover Proposal; and

          (iv) if, at the time of any other termination of this Agreement (other than (A) a termination by the Company pursuant to Section 8.01(g) or (B) provided that the Company is not at the time of such termination in breach of its obligations under Section 5.02 or Section 6.03, a termination pursuant to Section 8.01(a), Section 8.01(b)(i) or Section 8.01(b)(iii)), a Takeover Proposal shall have been made (other than a Takeover Proposal made prior to the date hereof), the Company shall pay the Expenses, if terminated by the Company, concurrently therewith or, if terminated by Parent, upon demand; in addition, if within twelve months of such termination, the Company shall enter into an Acquisition Agreement providing for a Takeover Proposal or a Takeover Proposal shall be consummated, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such Takeover Proposal.

"Expenses" shall mean documented out-of-pocket fees and expenses up to an aggregate $750,000 incurred prior to any termination of this Agreement or otherwise paid by or on behalf of Parent or Sub in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent or Sub. In no event shall more than one Termination Fee be payable.

     SECTION 6.06. Indemnification; Directors and Officers Insurance. (a) The declaration of trust and bylaws of the Surviving Company shall contain the provisions with respect to indemnification set forth in the Declaration of Trust and Bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnitees under the Declaration of Trust or Bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

     (b) From and after the Effective Time, the Surviving Company shall indemnify, defend and hold harmless the present and former officers, trustees or directors, agents and employees of the Company and its subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Parent and the Surviving Company (which approval shall not be unreasonably withheld), or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was such a trustee or director, officer, agent or employee of the Company or any subsidiary and arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), in each case to the fullest extent permitted under the laws of the State of Illinois and the Declaration of Trust (and, from and after the Effective Time, shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by the Declaration of Trust and the laws of the State of Illinois, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by the Declaration of Trust). Parent hereby guarantees the Surviving Company's obligations to the Indemnified Parties pursuant to this Section 6.06.

     (c) Parent will provide, or cause the Surviving Company to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Company shall not be required to pay an annual premium for the D&O Insurance in excess of one and one-half times the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much such coverage as possible for such amount.

     (d) This Section 6.06 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on Parent and Sub and the Surviving Company and their respective successors and assigns.

     SECTION 6.07. Obligations of Sub. Subject to the terms and conditions set forth in this Agreement, Parent shall take all actions necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     SECTION 6.08. Certain Litigation. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its trustees by any shareholder of the Company relating to the Merger or this Agreement, without the prior written consent of Parent. In addition, the Company shall not voluntarily cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Merger and shall cooperate with Parent and Sub to resist any such effort to restrain or prohibit or otherwise oppose the Merger, unless the trustees of the Company determine in good faith, after consultation with the Company's outside counsel, that failing so to cooperate with such third party or cooperating with Parent or Sub, as the case may be, would be inconsistent with their fiduciary duties under applicable law.

     SECTION 6.09. Severance Policy and Other Agreements. (a) With respect to any officer who is covered by a severance policy separate from the standard severance policy for the Company's employees (which separate severance policy is described in Item 6.09 of the Company Disclosure Letter), Parent shall maintain (or shall cause the Surviving Company to maintain) such separate policy as in effect as of the Effective Time until the first anniversary of the Effective Time, and, as to all other officers and employees, Parent shall maintain (or shall cause to be maintained) the Company's standard severance policy as in effect as of the Effective Time for a period of at least six months from the Effective Time.

     (b) Parent shall honor or cause to be honored all severance agreements, employment agreements, death benefit agreements and non-competition agreements with the Company's officers and employees disclosed in Item 6.09 of the Company Disclosure Letter.

     (c) Parent and its subsidiaries shall, until the first anniversary of the Effective Time, provide reasonable and customary outplacement services ("Outplacement Services") to employees of the Company whose employment is terminated without cause, which Outplacement Services provided to such employees shall include one-on-one counseling and assistance.

     SECTION 6.10 Redemption of Rights. The Company shall take all actions necessary to redeem the Rights pursuant to the terms of the Rights Agreement effective immediately prior to the Effective Time, provided, that this Agreement has not been terminated prior thereto in accordance with its terms.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     SECTION 7.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Company Shareholder Approvals. The Company Shareholder Approvals shall have been obtained.

          (b) HSR Period. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) No Injunctions Or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

          (d) Trust Amendment. The Amendment set forth in Exhibit I hereto (the "Trust Amendment") of the Amended and Restated Declaration Trust (as amended and in effect on the date of this

     Agreement) shall have been approved by the holders of at least two-thirds of the Shares outstanding and entitled to vote thereon at the Shareholders Meeting and the Trust Amendment shall have been duly filed with the Recorder of Deeds of Cook County, Illinois.

     SECTION 7.02. Conditions to the Company's Obligation to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions:

          (a) Performance of Obligations; Representations and
     Warranties. Parent and Sub shall have performed in all material respects each of their obligations and complied in all material respects with each of their agreements and covenants contained in this Agreement required to be performed or complied with on or prior to the Closing Date, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct as of such date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct as of such date), in each case except as contemplated or permitted by this Agreement.

          (b) Officer's Certificate. Parent shall have furnished to the Company a certificate, dated the Closing Date, signed on behalf of Parent by an appropriate officer of Parent, certifying to the effect that the conditions set forth in this Section 7.02, insofar as they relate to Parent, have been satisfied in full.

          (c) Other Documents. Parent and Sub shall have furnished to the Company at the closing of the Merger such other customary documents, certificates or instruments as the Company may reasonably request evidencing compliance by Parent and Sub with the terms of this Agreement.

          (d) Fairness Opinion. The opinion received by the Company from Lehman Brothers Inc., dated the date of this Agreement, to the effect that the Merger Consideration to be received in the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view shall not have been withdrawn or modified.

          (e)Tax Opinion. Parent shall have furnished to the Company the opinion of Parent's counsel, in form and substance satisfactory to the Company, and containing customary qualifications, limitations and assumptions for opinions of this nature, to the effect that for Federal income tax purposes:

             (i) the Merger will be treated as a sale by the Company of all its assets to Sub for the Merger Consideration and the assumption of the Company's liabilities, followed by the distribution of the Merger Consideration by the Company to the Company's shareholders in complete liquidation of the Company;

             (ii) as to whether gain or loss will be recognized by each of the Company's shareholders measured by the difference between (x) the amount of Merger Consideration received by such shareholder and (y) such shareholder's adjusted basis in its Shares of the Company; and

             (iii) no portion of the Merger Consideration received by the Company's shareholders will be treated as a distribution described in
        Section 301 of the Code.

     SECTION 7.03. Conditions to the Parent's and Sub's Obligations to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions:

          (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its obligations and complied in all material respects with each of its agreements and covenants contained in this Agreement required to be performed or complied with on or prior to the Closing Date, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct as of such date) and each of the representations and warranties that is not so qualified shall be true in all material respects on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty is, by its terms, expressly limited to a specific date, in which case such representation and warranty shall be true and correct as of such date), in each case except as contemplated or permitted by this Agreement.

          (b) Absence of Certain Changes. Since the date of this Agreement, there shall have occurred no material adverse change with respect to the Company, other than changes relating to the Company's industry or the economy in general and not specifically related to the Company and its subsidiaries. Each of Parent and Sub acknowledges that there may be disruptions to the Company's business as a result of the announcement of the Merger and any changes attributable thereto shall not constitute a material adverse change.

          (c) Officer's Certificate. The Company shall have furnished to Parent a certificate, dated the Closing Date, signed by an appropriate officer of the Company, certifying to the effect that the conditions set forth in this
     Section 7.03, insofar as they relate to the Company, have been satisfied.

          (d) Estoppel Certificates. To the extent the Company is entitled to receive same under the terms of the agreements specified in Item 7.03(d) of the Company Disclosure Letter, the Company shall have furnished to Parent estoppel certificates addressed to Parent and Sub, dated not more than 30 days prior to the Closing Date from the persons listed in Item 7.03(d) of the Company Disclosure Letter, in the form required under the terms of such agreements to be delivered by each such person.

          (e) Consent. The Company shall have obtained consents to the Merger from each of the persons described in Item 7.03(e) of the Company Disclosure Letter.

          (f) Other Documents. The Company shall have furnished to Parent at the closing of such Merger such other customary documents, certificates or instruments as Parent may reasonably request evidencing compliance by the Company with the terms of this Agreement.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the Shareholders of the Company:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company:

             (i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

             (ii) if, at the Shareholders Meeting (including any adjournment thereof) (x) this Agreement and the Merger or (y) the Trust Amendment shall fail to be adopted and approved by the requisite vote of the shareholders of the Company;

             (iii) if the Merger shall not have been consummated on or before the later of (x) February 28, 1997 or (y) five months after the date hereof, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

          (c) by Parent or Sub, if the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the

     Company to be performed or complied with by it under this Agreement, which failure cannot be or has not been cured within 20 business days after the giving of written notice thereof to the Company;

          (d) by Parent or Sub, if there has been a breach of any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality or there has been a material breach of any such representations and warranties that are not so qualified, in each case which breach cannot be or has not been cured within 20 business days after the giving of written notice thereof to the Company;

          (e) by Parent or Sub, if (i) the trustees of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub their approval or recommendation of the Merger or this Agreement, or approved or recommended any Takeover Proposal or (ii) the trustees of the Company or any committee thereof shall have resolved to do any of the foregoing;

          (f) by the Company in accordance with Section 5.02(b), provided it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (to the extent required to be paid upon such termination) of the Expenses and the Termination Fee; or

          (g) by the Company, if Sub or Parent shall have (i) failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Sub or Parent to be performed or complied with by it under this Agreement or (ii) breached in any material respect any of their respective representations or warranties contained in this Agreement, which failure or breach described in clause (i) or (ii) above is incapable of being cured or has not been cured within 20 business days after the giving of written notice thereof to Parent or Sub, as applicable.

     SECTION 8.02. Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to Section 3.22, Section 4.06, the last sentence of Section 6.02, Section 6.05, this Section 8.02 and Article IX; provided, however, that nothing herein shall relieve any party for liability for any breach hereof.

     SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective trustees or board of directors at any time before or after obtaining the Company Shareholder Approvals (if required by law or the Declaration of Trust), but, after any such approval, no amendment shall be made which by law or the Declaration of Trust requires further approval by such Shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective trustees or board of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                                 MISCELLANEOUS

     SECTION 9.01.  Nonsurvival of Representations, Warranties and
Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

     SECTION 9.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent or Sub, to

           Newsweb Corporation
           1645 West Fullerton
           Chicago, Illinois 60614
           Attention: Charles Frank Gross
           Telecopy No.: 312/975-1301

        with a copy to:

           Katten, Muchin & Zavis
           525 West Monroe Street
           Chicago, Illinois 60611
           Attention: Howard S. Lanznar
           Telecopy No: 312/902-1061

        (b) if to the Company, to

           The Chicago Dock and Canal Trust
           455 E. Illinois Street, Suite 565
           Chicago, Illinois 60611
           Attention: Charles R. Gardner
           Telecopy No.: 312/467-9647

        with a copy to:

           Sidley & Austin
           One First National Plaza
           Chicago, Illinois 60603
           Attention: Larry A. Barden
           Telecopy No: 312/853-7036

        and:

           Wilson & McIlvaine
           500 Madison Street, #3700
           Chicago, Illinois 60661
           Attention: Michael F. Csar
           Telecopy No: 312/715-5155

     SECTION 9.03. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. As used herein, "knowledge," as it relates to the Company, means, with respect to any matter, that any executive officer or trustee of the Company has actual knowledge of such matter. As used in this Agreement, "material adverse change" or

"material adverse effect" means, when used in connection with the Company, any change or effect (or any development that, insofar as can reasonably be foreseen is likely to result in any change or effect) that, individually or in the aggregate with any such other changes or effects, is materially adverse to the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

     SECTION 9.04. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 9.05. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Confidentiality Agreement and the other documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 6.04, 6.06, and 6.09, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     SECTION 9.06. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois without regard to any applicable conflicts of law.

     SECTION 9.07. Publicity. Except as otherwise required by law or the rules of the Nasdaq Stock Market, for so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     SECTION 9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any Affiliate of Parent, provided Parent guarantees the obligation of such assignees through the Closing Date. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 9.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Northern District of Illinois or in a Illinois state court located in Cook County, Illinois, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of the United States District Court for the Northern District of Illinois or any Illinois state court located in Cook County, Illinois in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the United States District Court for the Northern District of Illinois or a Illinois state court located in Cook County, Illinois and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

     Section 9.10. Exculpation of Shareholders, Trustees, Officers, Agents and Beneficiaries. In furtherance of and not in limitation of Section 5.2 and
Article VIII of the Declaration of Trust, Parent, Sub and the Company expressly acknowledge and agree that no shareholder, trustee, officer, agent or beneficiary of the Company shall be or be held personally liable for or on account of any demand, contract, debt, liability, tort, claim, damage, judgment or decree arising out of, or preservation of, the property of the Company, the conduct of the business of the Company or the transactions contemplated by this Agreement. Every act or thing that shall be done or omitted, and every power exercised or obligation incurred by the trustees of the Company, or any of them, in the administration of the Company or in connection with any business, property or concerns of the Company, whether ostensibly in their own names or in their trust capacity, shall be deemed to have been done, omitted, exercised or incurred by them as trustees and not as individuals; and every person contracting or dealing with the trustees or having any debt, claim or judgment against them or any of them shall look only to the funds and property of the Company for payment or satisfaction.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          NEWSWEB CORPORATION

                                          By    /s/  CHARLES FRANK GROSS
                                            ------------------------------------
                                            Name:  Charles Frank Gross
                                            Title: Chief Financial Officer

                                          CDCT ACQUISITION TRUST

                                          By:  200 West Adams Street
                                               Company L.L.C.
                                          Its: Trustee

                                          By:  Newsweb Corporation
                                          Its: Member

                                          By    /s/  CHARLES FRANK GROSS
                                            ------------------------------------
                                            Name:   Charles Frank Gross
                                            Title:  Chief Financial Officer

                                          THE CHICAGO DOCK & CANAL TRUST

                                          By     /s/  CHARLES R. GARDNER
                                            ------------------------------------
                                            Name:  Charles R. Gardner
                                            Title: President

                                                                      APPENDIX B

                            CERTIFICATE OF AMENDMENT

                                       OF

                              DECLARATION OF TRUST

                                       OF

                        THE CHICAGO DOCK AND CANAL TRUST

     The Chicago Dock and Canal Trust does hereby certify that the Amended and Restated Declaration of Trust dated September 16, 1986 and recorded in the office of the Recorder of Deeds of Cook County, Illinois on September 16, 1986 as Doc. No. 86-418338, as amended by Certificate of Amendment of Declaration of Trust dated September 19, 1989 and recorded in the office of the Recorder of Deeds of Cook County, Illinois on October 6, 1989 as Doc. No. 89-476310 and as subsequently amended by Certificate of Amendment of Declaration of Trust dated September 22, 1993 and recorded in the office of the Recorder of Deeds of Cook County, Illinois on October 4, 1993 as Doc. No. 93-789669 is hereby further amended as follows:

          1. Numbered clause 3 of the second paragraph of Article III is hereby amended and restated in its entirety as follows:

             "3. to sell and convey, mortgage, pledge, lease as lessor, with leases commencing immediately or in futuro and for terms extending beyond the term of this trust, and otherwise dispose of all or any part of the property and assets of this trust; provided, however, that no real property owned by the trustees may be sold without the favorable vote or written approval of two-thirds ( 2/3) of the duly qualified and acting trustees; and provided further that (i) any sale, conveyance, lease or other disposition of all or substantially all of the property and assets of this trust (otherwise than by mortgage or pledge), (ii) any sale of all or any part of the property and assets of this trust for any shares, bonds or other securities or obligations of the purchaser, or any other consideration, as a step in proceedings looking toward the merger, consolidation, dissolution or termination of this trust or the carrying out of any plan of reorganization or rearrangement of the business or properties conducted or held hereunder or (iii) any merger of this trust into or with any Person (as defined in Article XI) or any merger of any Person into or with this trust, may be made only upon the favorable vote or written approval of two-thirds ( 2/3) of the duly qualified and acting trustees, and upon the favorable vote of the holders of at least two-thirds ( 2/3) the outstanding common shares of this trust (and upon any favorable vote required by the provisions of any series of preferred shares which may at the time be outstanding), or their proxies, voting at a meeting called for that purpose, pursuant to notice as hereinafter provided."

          2. The third sentence of Section 4.7 is hereby amended and restated in its entirety to read as follows:

             "The limitation on beneficial ownership of common shares set forth in this Section 4.7 shall not apply to any (i) acquisition of common shares pursuant to a cash tender offer made for all outstanding shares of the trust (including securities convertible into shares) in conformity with applicable federal and state securities laws where two-thirds ( 2/3) of the outstanding shares (not including shares or securities convertible into shares held by the tender offeror and/or any Affiliate or Associate (each as defined in Article XI hereof) thereof) are duly tendered and accepted pursuant to the cash tender offer, (ii) acquisition of common shares pursuant to a merger involving this trust consummated in compliance with the provisions of Article XIII or (iii) acquisition of common shares by an underwriter in a public offering of common shares."

          3. A new Article XIII is hereby added which shall read in its entirety as follows:

                                 "ARTICLE XIII

                          MERGERS INVOLVING THE TRUST

             Sec. 13.1. Procedure for Merger. This trust may be merged into or with any Person (as defined in Article XI) or any Person may be merged into or with this trust, in each case in the following manner (such Person into or with which this trust is to be merged or such Person to be merged into or with this trust, as the case may be, being hereinafter designated as the "Merging Person"):

                The trustees of this trust shall, by resolution adopted by the favorable vote or written approval of at least two-thirds ( 2/3) of the duly qualified and acting trustees of this trust, and the board of directors, trustees or other appropriate governing body of the Merging Person shall duly, approve a plan of merger setting forth:

                    1. The name of this trust and the name of the Merging Person proposing to merge, and a statement identifying whether this trust or the Merging Person is to be the surviving entity in such merger (such surviving entity being hereinafter designated as the "Surviving Entity").

                    2. The terms and conditions of the proposed merger and the mode of carrying the same into effect.

                    3. The manner and basis of converting the shares of this
               trust and the shares or other equity interests of the Merging Person into shares, obligations or other securities of the Surviving Entity, or into shares, obligations or other securities of any Person which immediately before or immediately after the merger is effected is the owner of all of the outstanding voting securities of the Surviving Entity, or into cash or other property, or into any combination of the foregoing.

                    4. A statement of any changes in the declaration of trust or articles of incorporation of the Surviving Entity to be effected by such merger.

                    5. Such other provisions with respect to the proposed merger as are deemed necessary or desirable by the trustees of this trust and the board of directors, trustees or other appropriate governing body of the Merging Person, including provisions, if any, under which the proposed merger may be abandoned prior to the filing of articles of merger in accordance with Section 13.4.

           In connection with any merger effected pursuant to the provisions of this trust, this trust shall comply with the provisions in this trust and the merging Person shall comply with the applicable provisions of the laws of the state under which it is organized or its declaration of trust, as the case may be.

           Sec. 13.2. Call of Shareholders' Meeting. The trustees of this trust, upon approving such plan of merger, shall by resolution, direct that the plan be submitted to a vote at a meeting of shareholders of this trust, which may be either an annual or a special meeting. Written notice shall be given to each shareholder of record entitled to vote at such meeting in accordance with the provisions of this trust for the giving of notice of meetings of shareholders. Such notice, whether the meeting be an annual or special meeting, shall include a copy or a summary of the plan of merger.

             Sec. 13.3. Approval by Shareholders. The plan of merger shall be approved by the shareholders of this trust upon receiving the favorable vote of the holders of at least two-thirds ( 2/3) of the outstanding common shares of this trust (and upon receiving any favorable vote required by the provisions of any series of preferred shares which may at the time be outstanding), or their proxies, voting at a meeting called for that purpose, pursuant to notice as herein provided.

             Sec. 13.4. Filing of Articles of Merger. Upon any required approval of the plan of merger upon behalf of this trust or the Merging Person, articles of merger shall be executed by this trust and the Merging Person and filed in the office of the Recorder of Deeds of Cook County, Illinois. Such articles of merger shall set forth:

                (1) The plan of merger; and

                (2) A statement that, with respect to each party to such plan of merger whose shareholders shall be entitled to vote thereon, that such plan of merger was duly adopted by the affirmative vote of the holders of outstanding shares or other equity interests of such party having not less than the minimum number of votes necessary to adopt such plan.

             Sec. 13.5. Effective Date of Merger. The merger contemplated by the plan of merger shall become effective upon the filing of an executed copy of the articles of merger described in Section 13.4 relating to the merger in the office of the Recorder of Deeds of Cook County, Illinois, or on a later specified date, not later than 30 days subsequent to such date of filing of such articles of merger, as provided in such plan of merger.

             Sec. 13.6. Effect of Merger. Whenever a merger involving this trust has been effected in accordance with the provisions of this trust and a plan of merger, (i) the several parties to such plan of merger shall be a single entity, which shall be that entity designated in such plan of merger as the Surviving Entity, (ii) the separate existence of all parties to such plan of merger, except the Surviving Entity, shall cease, (iii) the Surviving Entity shall thereupon and thereafter possess all the rights, privileges, immunities, and franchises, as of a public or a private nature, of each of the merging parties and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action and all and every other interest of or belonging to or due to each of the parties so merged shall be taken and deemed to be transferred to and vested in such single Surviving Entity without further act or deed and title to any real estate, or any interest therein, vested in any of such parties shall not revert or be in any way impaired by reason of such merger, (iv) such Surviving Entity shall thenceforth be responsible and liable for all the liabilities and obligations of each of the parties so merged and any claim existing or action or proceeding pending by or against any of such parties may be prosecuted to judgment as if such merger had not taken place or such Surviving Entity may be substituted in its place and neither the rights of creditors nor any liens upon the property of any of such parties so merged shall be impaired by such merger, (v) the provisions of this trust shall be deemed to be amended to the extent, if any, that changes in this trust are stated in such plan of merger and (vi) when such merger has been effected, the shares or other equity interests of the entity to be converted under the terms of such plan of merger shall cease to exist and the holders of such shares or other equity interests so converted shall be entitled only to the money, securities or other property into which those shares or other equity interests shall have been converted in accordance with such plan of merger."

     IN WITNESS WHEREOF, said The Chicago Dock and Canal Trust has caused this certificate to be executed by its President and its Secretary as of this
day of January   , 1997.

                                          --------------------------------------
                                                    Charles R. Gardner
                                                        President

Attest:
                  Secretary

                                                                      APPENDIX C

                                LEHMAN BROTHERS

September 27, 1996

Board of Trustees
The Chicago Dock & Canal Trust
455 East Illinois, Suite 565
Chicago, Illinois 60611

Members of the Board:

     We understand that the Chicago Dock & Canal Trust Company (the "Company") proposes to enter into an agreement providing for a merger of the Company with and into CDCT Acquisition Trust ("Sub"), a wholly-owned subsidiary of Newsweb Corporation ("Newsweb") pursuant to which the shareholders of the Company will receive consideration of $21.00 in cash per common share (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated September 27, 1996 among Newsweb, Sub and the Company (the "Agreement").

     We have been requested by the Board of Trustees of the Company to render our opinion with respect to the fairness, from a financial point of view, to the shareholders of the Company of the consideration to be received by such shareholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) a trading history of the Company's common shares from September 27, 1993 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies we deemed relevant, (6) an evaluation of the specific properties of the Company with respect to the sale of such properties in an orderly liquidation of the Company, and (7) the results of our efforts to solicit indications of interest and proposals from third parties with respect to a purchase of or merger with the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company

                              LEHMAN BROTHERS INC.
                  3 WORLD FINANCIAL CENTER NEW YORK, NY 10285

Board of Trustees                                             September 27, 1996
Chicago Dock & Canal Trust                                                Page 2

will perform in accordance with such projections. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Upon advice of the Company and its legal and accounting advisors, we have assumed that the merger consideration to be received by shareholders will qualify as a liquidating dividend within the meaning of Section 562(b) of the Internal Revenue Code of 1986, as amended, and therefore will entitle the Company to a dividends paid deduction and will entitle the shareholders to capital gains treatment. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received by the shareholders of the Company in the Proposed Transaction is fair to such shareholders.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we may trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Trustees of the Company and is rendered to the Board of Trustees in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                    PRELIMINARY COPY DATED OCTOBER 29, 1996

                        THE CHICAGO DOCK AND CANAL TRUST
                            455 EAST ILLINOIS STREET
                                   SUITE 565
                            CHICAGO, ILLINOIS 60611

        THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
     FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY   , 1997

Charles R. Gardner and Edward McCormick Blair, Jr., or either of them, hereby are appointed proxy and each is authorized to vote, as hereinafter specified, all Common Shares of beneficial interest, without par value, that the undersigned is entitled to vote at the Special Meeting of Shareholders of The
Chicago Dock and Canal Trust (the "Trust"), to be held at     A.M., Chicago
time, on January   , 1997, at          , or at any adjournment thereof.

Please mark, date and sign this proxy and return it promptly in the accompanying business reply envelope.

THIS PROXY, IF SIGNED AND RETURNED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, YOUR SHARES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER (COLLECTIVELY "THE MERGER PROPOSAL") AND THE TRUST AMENDMENT.

IMPORTANT: PLEASE SIGN AND DATE ON THE REVERSE SIDE.

(Continued from other side)

    THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THE PROPOSALS TO APPROVE AND ADOPT THE MERGER PROPOSAL AND THE TRUST AMENDMENT.
   (1) Approve and adopt the Agreement and Plan of Merger, dated as of September 27, 1996 (the "Merger Agreement"), among Newsweb Corporation, an Illinois corporation ("Newsweb"), CDCT Acquisition Trust, an Illinois business trust and a 99% owned subsidiary of Newsweb ("Sub"), and the Trust and the transactions contemplated thereby, including the merger of the Trust into Sub, with Sub being the surviving company.
           [ ] FOR              [ ] AGAINST              [ ] ABSTAIN

   (2) Approve and Adopt the Certificate of Amendment of Declaration of Trust of The Chicago Dock and Canal Trust.
           [ ] FOR              [ ] AGAINST              [ ] ABSTAIN

The proxies named herein will have discretion to vote upon such other matters as may properly come before the Special Meeting.

The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders to be held on January , 1997 and the related Proxy Statement.

PLEASE SIGN BELOW EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SIGNING IN THE NAME OF A CORPORATION OR PARTNERSHIP, PLEASE SIGN FULL CORPORATE OR PARTNERSHIP NAME AND INDICATE TITLE OF AUTHORIZED SIGNATORY.

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